Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-221013

To the Shareholders of Puget Sound Bancorp:
You are cordially invited to attend the special meeting of shareholders of Puget Sound Bancorp, Inc., which we refer to as Puget Sound. The special meeting will be held at  Daniel's Broiler,  located at 10500 N.E. 8th Street, Bellevue, Washington, on January 4, 2018, at 3:00 p.m., local time.
As described in the enclosed proxy statement/prospectus, the board of directors of Puget Sound has approved the merger agreement that provides for the merger of Puget Sound with and into Heritage Financial Corporation, which we refer to as Heritage, with Heritage being the surviving entity in the merger. We are seeking your vote on this important transaction, as well as the other matters to be considered at the special meeting.
Under the terms of the merger agreement, Puget Sound shareholders will have the right, with respect to each of their Puget Sound common shares, to receive a number of Heritage common shares equal to the exchange ratio as set forth in the merger agreement, which we refer to as the exchange ratio, subject to any adjustment set forth in the merger agreement, which we refer to as the merger consideration. As of July 26, 2017, the date the merger was announced, the exchange ratio was equal to 1.3200 and valued at $35.84 per Puget Sound common share or approximately $126.1 million in the aggregate based on Heritage's closing stock price of $27.15 on that date.
The value of the consideration to be received for each Puget Sound common share exchanged in the merger will be determined based on the exchange ratio.  The exchange ratio depends on the average daily closing price of Heritage common shares on the Nasdaq Global Select Market, which we refer to as Nasdaq, for the period beginning on the day that is 20 consecutive Nasdaq trading days prior to and ending on the fifth business day immediately prior to the closing date of the transaction, which period we refer to as the determination period and which price we refer to as the Heritage average closing price. The exchange ratio means the following:

•	If the Heritage average closing price for the determination period is greater than or equal to $20.44 and less than or equal to $27.66, then the exchange ratio will be 1.3200;

•
If the Heritage average closing price for the determination period is greater than $27.66, and the Heritage average closing price for the determination period, as compared to $24.05, outperforms the average closing value of the KBW Nasdaq Regional Banking Index, which we refer to as the KBW Index, for the determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be the quotient, rounded to the nearest ten-thousandth, obtained by dividing (a) $36.51 by (b) the Heritage average closing price for the determination period;

•
If the Heritage average closing price for the determination period is greater than $27.66, and the Heritage average closing price for the determination period , as compared to $24.05, does not outperform the average closing value of the KBW Index for the determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be 1.3200;

•
If the Heritage average closing price for the determination period is less than $20.44, and the Heritage average closing price for the determination period, as compared to $24.05, underperforms the average closing value of the KBW Index for the determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be (a) the quotient, rounded to the nearest ten-thousandth, obtained by dividing $26.98 by the Heritage average closing price for the determination period if Heritage chooses not to adjust the merger consideration in accordance with the merger agreement, or (b) 1.3200 if Heritage does choose to adjust the merger consideration as set forth in the merger agreement and described below; and

•
If the Heritage average closing price for the determination period is less than $20.44, and the Heritage average closing price for the determination period, as compared to $24.05, does not underperform the average closing value of the KBW Index for the determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be 1.3200.

If Heritage chooses to adjust the merger consideration as set forth in the fourth bullet above, which it may do in its sole discretion, the merger consideration will include an amount in cash equal to (a) $26.98 minus (b) (x) 1.3200 multiplied by (y) the Heritage average closing price for the determination period, and the exchange ratio will be 1.3200.
If the Heritage average closing price for the determination period is less than $20.44, either Puget Sound or Heritage may terminate the merger agreement; provided however, if Heritage elects such termination right, then Puget Sound has the right to reinstate the merger agreement and the merger by adjusting the merger consideration to a fixed exchange ratio of 1.3200.
For example, assuming that the closing had occurred on November 6, 2017, the average closing stock price of Heritage for the 20 consecutive trading days ending on the determination date (which is the fifth business day immediately prior to the closing date, or October 30, 2017 in this example) was $30.08, which is greater than $27.66 and the change in the value of the stock at that date was more than 15% above the change in the average closing value of the KBW Index for the same period.  As a result, if the closing had occurred on November 6, 2017, the exchange ratio would have been 1.2139. The final exchange ratio will not be known until the fifth business day immediately prior to the closing date of the transaction.
You should obtain current stock quotations for Heritage common shares and Puget Sound common shares.  Heritage common shares trade on Nasdaq under the symbol "HFWA" and Puget Sound common shares trade on the OTCQB marketplace under the symbol "PUGB."
We expect the transaction to be tax-free for Puget Sound shareholders, except with respect to any cash received  by them.  After completion of the merger, based on the issued and outstanding Heritage common shares as of July 26, 2017 and the estimated 4,644,928 Heritage common shares to be issued to Puget Sound shareholders, and an exchange ratio of 1.3200, Puget Sound shareholders would own approximately 13% of Heritage's common shares (ignoring any Heritage common shares they may already own).
We cannot complete the merger unless the holders of a majority of the outstanding Puget Sound common shares vote to approve the merger agreement. Your vote is very important. Puget Sound will hold its special meeting of shareholders on January 4, 2018 to vote on the merger agreement. Your board of directors recommends that you vote FOR approval of the merger agreement and the other items to be considered at the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the merger agreement and the other matters to be considered by completing and mailing the enclosed proxy card to us. Please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger agreement.
We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page 15. This proxy statement/prospectus incorporates important business and financial information and risk factors about Heritage that are not included in or delivered with this document. See the section entitled "Where You Can Find More Information" on page 75.
We look forward to seeing you at the special meeting.
James R. Mitchell, Jr. President and Chief Executive Officer Puget Sound Bancorp, Inc.
Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the Heritage common shares to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement

The securities that Heritage is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Heritage or Puget Sound, and they are not insured by the Federal Deposit Insurance Corporation or any other government agency.
This proxy statement/prospectus is dated November 13, 2017 and is first being mailed to Puget Sound shareholders or otherwise delivered to Puget Sound shareholders on or about November 20, 2017.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Heritage from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Heritage at no cost from the SEC's website at www.sec.gov or by requesting them in writing or by telephone from Heritage:

Heritage Financial Corporation
201 Fifth Avenue SW
Olympia, Washington 98501
Attn: Investor Relations
(360) 943-1500

All website addresses given in this proxy statement/prospectus are for information only and are not intended to be an active link or to incorporate any website information into this proxy statement/prospectus.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated November 13, 2017, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of the document that includes such information. Neither the mailing of this proxy statement/prospectus to Puget Sound shareholders nor the issuance by Heritage of Heritage common shares in connection with the merger will create any implication to the contrary.

Please note that copies of this proxy statement/prospectus provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into this proxy statement/prospectus.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus  regarding Heritage has been provided by Heritage and information contained in this proxy statement/prospectus  regarding Puget Sound has been provided by Puget Sound.

If you would like to request documents, please do so by December 19, 2017 in order to receive them before Puget Sound's special meeting of shareholders. See the section entitled "Where You Can Find More Information" on page 75.

Puget Sound Bancorp, Inc.
 10500 N.E. 8th Street, Suite 1500
Bellevue, Washington 98004

NOTICE OF SPECIAL MEETING OF PUGET SOUND SHAREHOLDERS

•	Date:	January 4, 2018
•	Time:	3:00 p.m., local time
•	Place:	Daniel's Broiler 10500 N.E. 8th Street Bellevue, Washington 98004

TO OUR SHAREHOLDERS:
We are pleased to notify you of and invite you to attend a special meeting of shareholders. At the special meeting, you will be asked to vote on the following matters:
•
approval of the Agreement and Plan of Merger, dated as of July 26, 2017, by and between Heritage Financial Corporation ("Heritage") and Puget Sound Bancorp, Inc. ("Puget Sound") (the "merger agreement"). The merger agreement provides the terms and conditions under which it is proposed that Puget Sound merge with and into Heritage, as described in the accompanying proxy statement/prospectus;

•
a proposal of the Puget Sound board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement (which we refer to as the "adjournment proposal"); and

•	any other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.
Only shareholders of record at the close of business on November 6, 2017 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The affirmative vote of the holders of a majority of the outstanding Puget Sound common shares as of that date is required to approve the merger agreement. The adjournment proposal will be approved if a majority of the votes cast are voted in favor of the proposal.
In connection with the proposed merger, you may exercise dissenters' rights as provided under the Washington Business Corporation Act. If you meet all of the requirements under applicable Washington law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenters' Rights" in the attached proxy statement/prospectus. The relevant Washington statutory provisions regarding dissenters' rights are attached to this document as Appendix C.
Puget Sound's board of directors has unanimously approved the merger agreement, believes that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Puget Sound and its shareholders, and unanimously recommends that Puget Sound shareholders vote "FOR" the approval of the merger agreement and "FOR" the adjournment proposal.
    Your vote is very important. To ensure that your shares are voted at the special meeting, please complete, sign and date your proxy card and return it in the enclosed envelope promptly. You can also vote by telephone or through the internet.
BY ORDER OF THE BOARD OF DIRECTORS

November 20, 2017	Philip I. Mitterling Secretary

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PUGET SOUND SPECIAL MEETING	1
SUMMARY	8
RISK FACTORS	15
Risks Related to the Merger	15
Risks Relating to Heritage and Heritage's Business	18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	18
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HERITAGE	20
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF PUGET SOUND	22
UNAUDITED PRO FORMA PER SHARE DATA	24
MARKET PRICE DATA AND DIVIDEND INFORMATION	25
Comparative Market Price Information	25
Historical Market Prices and Dividend Information	25
THE SPECIAL MEETING OF PUGET SOUND SHAREHOLDERS	27
Voting and Proxy Procedure	27
Proxy Solicitation	29
Security Ownership of Management and Certain Beneficial Owners	29
THE MERGER	31
General	31
Background of the Merger	31
Recommendation of the Puget Sound Board of Directors and Reasons of Puget Sound for the Merger	34
Opinion of Puget Sound's Financial Advisor	36
Reasons of Heritage for the Merger	47
Conversion of Shares and Exchange of Certificates	47
Regulatory Approvals Required for the Merger	47
Accounting Treatment	48
Board of Directors of Heritage Following the Merger	48
Interests of Certain Persons in the Merger	48
Method of Effecting the Acquisition	52
Effective Time	52
Declaration and Payment of Dividends	52
No Fractional Shares	53
Share Matters	53
Public Trading Markets	53
Litigation Relating to the Merger	53
THE MERGER AGREEMENT	53
The Merger	54
Effective Time and Completion of the Merger	54
Consideration to be Received in the Merger	54
Exchange Procedures	55
Conduct of Business Pending the Merger	56
Agreement Not to Solicit Other Offers	58
Representations and Warranties	59
Special Meeting and Recommendation of Puget Sound's Board of Directors	61
Conditions to Completion of the Merger	61
Termination of the Merger Agreement	62
Employee and Benefit Plan Matters	63
Indemnification and Continuance of Director and Officer Liability Coverage	64
Expenses	64
Amendment, Waiver and Extension of the Merger Agreement	64
Voting Agreements	65
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	65
Tax Consequences of the Merger Generally	67
Cash Received In Lieu of a Fractional Heritage Common Share	68
i

Cash Received on Exercise of Dissenters' Rights	68
Alternative Consideration Scenario	68
Net Investment Income Tax	69
Information Reporting and Backup Withholding	69
DESCRIPTION OF HERITAGE CAPITAL STOCK	70
General	70
Common Shares	70
Preferred Shares	70
Other Anti-Takeover Provisions	70
Transfer Agent	71
COMPARISON OF RIGHTS OF PUGET SOUND COMMON SHARES AND HERITAGE COMMON SHARES	71
Authorized Shares	71
Restrictions on Voting Rights	71
Number of Directors and Directors' Terms	72
Removal of Directors	72
Filling Vacancies on the Board of Directors	72
Special Meetings of Shareholders and Action Without a Meeting	72
Amendment of Articles of Incorporation and Bylaws	73
Business Combinations with Certain Persons	73
DISSENTERS' RIGHTS	73
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	75
OTHER MATTERS	75
LEGAL MATTERS	75
EXPERTS	75
WHERE YOU CAN FIND MORE INFORMATION	75

Appendix A Agreement and Plan of Merger	A-1
Appendix B Opinion of Sandler O'Neill & Partners, L.P.	B-1
Appendix C Washington Dissenters' Rights Statute	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PUGET SOUND SPECIAL MEETING
The following are some of the questions that you, as a shareholder of Puget Sound, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision as to your Puget Sound common shares and the merger agreement.

Q1:	Why do Puget Sound and Heritage want to merge?
A1.
We want to merge because we each believe the merger will benefit our community, customers, employees and shareholders. We each have long been committed to serving our local customer base. In addition, for Puget Sound, the merger will allow its customers access to a number of products and services that cannot be offered to them now on a cost-effective basis, and will expand the number of branch locations available to them.

Q2:	What will Puget Sound shareholders receive in the merger?
A2:
Under the terms of the merger agreement, Puget Sound shareholders will have the right, with respect to each of their Puget Sound shares, to receive a number of Heritage common shares equal to the exchange ratio. The exchange ratio will be determined as described below. In addition, we include the following tables which are intended to illustrate the approximate aggregate consideration that would be payable in the merger as of the date of this proxy statement/prospectus based on different Heritage average closing prices. The tables do not reflect the fact that cash will be paid in lieu of fractional shares.  In addition, the per share merger consideration is based on the number of Puget Sound common shares and restricted stock awards that were outstanding on July 26, 2017.

I.
If the average daily closing price of Heritage common shares, which we refer to as the Heritage average closing price, on the Nasdaq Global Select Market, which we refer to as Nasdaq, for the period beginning on the day that is 20 consecutive trading days prior to and ending on the fifth business day immediately prior to the closing date, which we refer to as the determination period, is greater than or equal to $20.44 and less than or equal to $27.66, then the exchange ratio will be 1.3200.

Assumed Heritage Average Closing Price	Exchange Ratio	Aggregate Number of Heritage Shares to be Issued as Merger Consideration	Value of Aggregate Number of Heritage Shares to be Issued as Merger Consideration(1)	Aggregate Cash to be Issued as Merger Consideration(1)	Per Share Cash To be Issued as Merger Consideration	Aggregate Merger Consideration(1)	Per Share Merger Consideration
$27.66	1.3200	4,644,928	$128,479	$-	$-	$128,479	$36.51
$26.46	1.3200	4,644,928	$122,905	$-	$-	$122,905	$34.93
$25.25	1.3200	4,644,928	$117,284	$-	$-	$117,284	$33.33
$24.05	1.3200	4,644,928	$111,711	$-	$-	$111,711	$31.75
$22.85	1.3200	4,644,928	$106,137	$-	$-	$106,137	$30.16
$21.65	1.3200	4,644,928	$100,563	$-	$-	$100,563	$28.58
$20.44	1.3200	4,644,928	$94,942	$-	$-	$94,942	$26.98
(1) In thousands.

II.
If the Heritage average closing price for the determination period is greater than $27.66, and the Heritage average closing price for the determination period, as compared to $24.05, outperforms the average closing value of the KBW Nasdaq Regional Banking Index, which we refer to as the KBW Index, for the determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be the quotient, rounded to the nearest ten-thousandth, obtained by dividing (A) $36.51 by (B) the Heritage average closing price for the determination period.

Table	II.
Assumed Heritage Average Closing Price	Exchange Ratio	Aggregate Number of Heritage Shares to be Issued as Merger Consideration	Value of Aggregate Number of Heritage Shares to be Issued as Merger Consideration(1)	Aggregate Cash to be Issued as Merger Consideration(1)	Per Share Cash to be Issued as Merger Consideration	Aggregate Merger Consideration(1)	Per Share Merger Consideration
$33.19	1.1000	3,871,125	$128,483	$-	$-	$128,483	$36.51
$31.81	1.1478	4,038,976	$128,480	$-	$-	$128,480	$36.51
$30.42	1.2002	4,223,366	$128,475	$-	$-	$128,475	$36.51
$29.04	1.2572	4,423,942	$128,471	$-	$-	$128,471	$36.51
$27.66	1.3200	4,644,928	$128,479	$-	$-	$128,479	$36.51
(1) In thousands.

III.
If the Heritage average closing price for the determination period is greater than $27.66, and the Heritage average closing price for the determination period, as compared to $24.05, does not outperform the average closing value of the KBW Index for the determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be 1.3200.

Table	III.

Assumed Heritage Average Closing Price	Exchange Ratio	Aggregate Number of Heritage Shares to be Issued as Merger Consideration	Value of Aggregate Number of Heritage Shares to be Issued as Merger Consideration(1)	Aggregate Cash to be Issued as Merger Consideration(1)	Per Share Cash to be Issued as Merger Consideration	Aggregate Merger Consideration (1)	Per Share Merger Consideration
$33.19	1.3200	4,644,928	$154,165	$-	$-	$154,165	$43.81
$31.81	1.3200	4,644,928	$147,755	$-	$-	$147,755	$41.99
$30.42	1.3200	4,644,928	$141,299	$-	$-	$141,299	$40.15
$29.04	1.3200	4,644,928	$134,889	$-	$-	$134,889	$38.33
$27.66	1.3200	4,644,928	$128,479	$-	$-	$128,479	$36.51
(1) In thousands.

IV.
If the Heritage average closing price for the determination period is less than $20.44, and the Heritage average closing price for the determination period, as compared to $24.05, underperforms the average closing value of the KBW Index for the determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be (A) the quotient, rounded to the nearest ten-thousandth, obtained by dividing $26.98 by the Heritage average closing price for the determination period if Heritage chooses not to adjust the merger consideration in accordance with the merger agreement, or (B) 1.3200 if Heritage does choose to adjust the merger consideration as set forth in the merger agreement and described below.

Table IV. A. The exchange ratio will be the quotient, rounded to the nearest ten-thousandth, obtained by dividing $26.98 by the Heritage average closing price for the determination period if Heritage chooses not to adjust the merger consideration in accordance with the merger agreement.

Assumed Heritage Average Closing Price	Exchange Ratio	Aggregate Number of Heritage Shares to be Issued as Merger Consideration	Value of Aggregate Number of Heritage Shares to be Issued as Merger Consideration(1)	Aggregate Cash to be Issued as Merger Consideration(1)	Per Share Cash to be Issued as Merger Consideration	Aggregate Merger Consideration(1)	Per Share Merger Consideration
$20.44	1.3200	4,644,928	$94,942	$-	$-	$94,942	$26.98
$19.42	1.3893	4,888,787	$94,940	$-	$-	$94,940	$26.98
$18.40	1.4664	5,160,093	$94,946	$-	$-	$94,946	$26.98
$17.38	1.5524	5,462,717	$94,942	$-	$-	$94,942	$26.98
$16.35	1.6502	5,806,864	$94,942	$-	$-	$94,942	$26.98
 (1) In thousands.
Table IV. B. The exchange ratio will be 1.3200 if Heritage chooses to include an amount in cash equal to (A) $26.98 minus (B) (x) 1.3200 multiplied by (y) the Heritage average closing price for the determination period.

Assumed Heritage Average Closing Price	Exchange Ratio	Aggregate Number of Heritage Shares to be Issued as Merger Consideration	Value of Aggregate Number of Heritage Shares to be Issued as Merger Consideration(1)	Aggregate Cash to be Issued as Merger Consideration(1)	Per Share Cash to be Issued as Merger Consideration	Aggregate Merger Consideration(1)	Per Share Merger Consideration
$20.44	1.3200	4,644,928	$94,942	$-	$-	$94,942	$26.98
$19.42	1.3200	4,644,928	$90,205	$4,735	$1.35	$94,940	$26.98
$18.40	1.3200	4,644,928	$85,467	$9,479	$2.69	$94,946	$26.98
$17.38	1.3200	4,644,928	$80,729	$14,213	$4.04	$94,942	$26.98
$16.35	1.3200	4,644,928	$75,945	$18,997	$5.40	$94,942	$26.98

V.
If the Heritage average closing price for the determination period is less than $20.44, and the Heritage average closing price for the determination period, as compared to $24.05, does not underperform the average closing value of the KBW Index for the determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be 1.3200.

Table V.

Assumed Heritage Average Closing Price	Exchange Ratio	Aggregate Number of Heritage Shares to be Issued as Merger Consideration	Value of Aggregate Number of Heritage Shares to be Issued as Merger Consideration(1)	Aggregate Cash to be Issued as Merger Consideration(1)	Per Share Cash to be Issued as Merger Consideration	Aggregate Merger Consideration(1)	Per Share Merger Consideration
$20.44	1.3200	4,644,928	$94,942	$-	$-	$94,942	$26.98
$19.42	1.3200	4,644,928	$90,205	$-	$-	$90,205	$25.63
$18.40	1.3200	4,644,928	$85,467	$-	$-	$85,467	$24.29
$17.38	1.3200	4,644,928	$80,729	$-	$-	$80,729	$22.94
$16.35	1.3200	4,644,928	$75,945	$-	$-	$75,945	$21.58
 (1) In thousands.

Q3:	Will the value of the merger consideration change between the date of this document and the time the merger is completed?
A3:
Yes.

Although the number of Heritage common shares that Puget Sound shareholders will receive in the merger will be fixed based on the exchange ratio, other than in certain circumstances described below, the value of the merger consideration will fluctuate between the date of this document and the completion of the merger based upon the market value of the Heritage common shares. Therefore, in these circumstances, any fluctuation in the market price of Heritage common shares after the date of this document will change the value of the Heritage common shares that Puget Sound shareholders will receive.

In the event the Heritage average closing price for the determination period is greater than $27.66, and the Heritage average closing price for the determination period, as compared to $24.05, outperforms the average closing value of the KBW Index for the determination period, as compared to 102.20, by greater than 15%, the exchange ratio will fluctuate such that the value of the merger consideration to be received by Puget Sound shareholders will fix at $36.51 per share, and the exchange ratio will be calculated based on the Heritage average closing price for the determination period. If the Heritage average closing price for the determination period is less than $20.44, and the Heritage average closing price for the determination period, as compared to $24.05, underperforms the average closing value of the KBW Index for the determination period, as compared to 102.20, by greater than 15%, the value of the merger consideration to be received by Puget Sound shareholders will fix at $26.98 per share, and the exchange ratio will be calculated based on the Heritage average closing price for the determination period; in that event, Heritage may, in its sole discretion, choose to either adjust the exchange ratio or maintain the exchange ratio of 1.3200 and add cash consideration such that the value of the merger consideration to be received by Puget Sound shareholders would equal $26.98, calculated as of the determination period.

Q4:	What is being voted on at the special meeting?
A4:
Puget Sound shareholders will be voting on the approval of the merger agreement, as well as any proposal of the Puget Sound board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement (which we refer to as the "adjournment proposal").

Q5:	Who is entitled to vote at the special meeting?
A5:
Puget Sound shareholders of record at the close of business on November 6, 2017, the record date for the special meeting, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a Puget Sound shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

Q6:	How do I vote?
A6:
After carefully reading and considering the information contained in this document, please fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be voted at the special meeting. You may also vote by telephone or through the internet. You may also attend the special meeting and vote in person. Even if you are planning to attend the special meeting, we request that you fill out, sign and return your proxy card. For more detailed information, please see the section entitled "The Special Meeting of Puget Sound Shareholders" beginning on page 27.
Q7:	How many votes do I have?
A7:
Each Puget Sound common share that you own as of the record date entitles you to one vote. As of the close of business on September 30, 2017, there were 3,425,434 outstanding Puget Sound common shares.  As of that date, 17.5% of the outstanding Puget Sound common shares was held by directors and executive officers of Puget Sound and their respective affiliates.

Q8:	What constitutes a quorum at the special meeting?
A8:
The presence of the holders of one-third of the shares entitled to vote at the special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, or if you vote in person at the special meeting.

Q9:	Why is my vote important?
A9:
If you do not vote by proxy or in person at the special meeting, it will be more difficult for Puget Sound to obtain the necessary quorum to hold its special meeting. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the holders of a majority of the outstanding Puget Sound common shares entitled to vote at the special meeting. If you are the record holder of your shares (meaning a share certificate has been issued in your name and/or your name appears on Puget Sound's stock ledger) and you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement, as well as a vote in favor of approval of the adjournment proposal. If your shares are held in street name with a broker, your broker will vote your shares on the merger agreement proposal only if you provide instructions to it on how to vote. Shares that are not voted because you do not properly instruct your broker will have the effect of votes against approval of the merger agreement.

If you respond and abstain from voting, your abstention will have the same effect as a vote against approval of the merger agreement but will have no effect on the adjournment proposal.
Q10:	What is the recommendation of the Puget Sound board of directors?
A10:	The Puget Sound board of directors unanimously recommends a vote "FOR" approval of the merger agreement and "FOR" approval of the adjournment proposal.
Q11:	What if I return my proxy but do not mark it to show how I am voting?
A11:
If your proxy card is signed and returned without specifying your choice, your shares will be voted in favor of approval of both the merger agreement and adjournment proposal in accordance with the recommendation of the Puget Sound board of directors.

Q12:	Can I change my vote after I have mailed my signed proxy card?
A12:	Yes. If you are a holder of record of Puget Sound common shares, you may revoke your proxy at any time before it is voted by:
• signing and returning a proxy card with a later date,
• delivering a written revocation to Puget Sound's corporate secretary,
• attending the special meeting in person and voting by ballot at the special meeting, or
• voting by telephone or the internet at a later time but prior to the special meeting.
Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Puget Sound after the vote is taken at the special meeting will not affect your previously submitted proxy. Puget Sound's corporate secretary's mailing address is: Corporate Secretary, Puget Sound Bancorp, Inc., 10500 NE 8th Street, Suite 1500, Bellevue, Washington 98004. If your shares are held in "street name" through a bank or broker, you should contact your bank or broker to change your voting instructions.

Q13:	What regulatory approvals are required to complete the merger?
A13:
Promptly following the merger, Puget Sound's subsidiary bank, Puget Sound Bank, will be merged with and into Heritage's subsidiary bank, Heritage Bank, which we often refer to in this document as the "bank merger." In order to complete the merger, Heritage and Puget Sound must first obtain all regulatory approvals, consents and orders required in connection with the merger and the bank merger. Accordingly, the parties must obtain the approval of or waiver by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the approval of the Federal Deposit Insurance Corporation (the "FDIC") and the approval of the Washington State Department of Financial Institutions (the "WDFI"). Applications were filed with the FDIC and WDFI on August 17, 2017 and approval was received from the WDFI on October 27, 2017.  A waiver request was submitted to the Federal Reserve Board on November 1, 2017 and the request was approved on November 8, 2017.

Q14:	Do I have dissenters' or appraisal rights with respect to the merger?
A14:
Yes. Under Washington law, you have the right to dissent from the merger. To exercise dissenters' rights of appraisal you must strictly follow the procedures prescribed by the Washington Business Corporation Act, or the WBCA. To review these procedures in more detail, see the section entitled "Dissenters' Rights" beginning on page 73, and Appendix C of this proxy statement/prospectus.

Q15:	What are the material U.S. federal income tax consequences of the merger to me?
A15:
The merger is expected to qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to throughout this proxy statement/prospectus as the Code. As a result, we expect that Puget Sound shareholders receiving Heritage common shares in the merger will not recognize gain or loss as a result of the merger, except to the extent they receive cash in lieu of a fractional Heritage common share or as part of the merger consideration.

For further information concerning U.S. federal income tax consequences of the merger, see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page 65.
Q16:	What risks should I consider before I vote on the merger?
A16:	We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled "Risk Factors" beginning on page 15.
Q17:            When do you expect to complete the merger?

A17:
We are working to complete the merger in the quarter ending March 31, 2018. We must first obtain the necessary regulatory approvals and the approval of Puget Sound's shareholders at the special meeting. In the event of delays, the date for completing the merger can occur as late as March 31, 2018, after which Puget Sound and Heritage would need to mutually agree to extend the closing date of the merger. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q18:  What happens if the merger is not completed?

A18:
If the merger is not completed, holders of Puget Sound common shares will not receive any consideration for their shares in connection with the merger. Instead, Puget Sound will remain an independent public company and its common shares will continue to be traded on the OTCQB Marketplace. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Puget Sound. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page 62 for a complete discussion of the circumstances under which a termination fee would be required to be paid.

Q19:	If I am a holder of Puget Sound common shares in certificated form, should I send in my Puget Sound share certificates now?

A19:
No. Please do not send in your Puget Sound share certificates with your proxy. After completion of the merger, the exchange agent will send you instructions for exchanging Puget Sound share certificates for the merger consideration. See "The Merger Agreement—Exchange Procedures."

Q20:	What should I do if I hold my Puget Sound common shares in book-entry form?

A20:
You are not required to take any special additional actions if your Puget Sound common shares are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for converting your book entry shares for the merger consideration.  See "The Merger Agreement - Exchange Procedures."

Q21:	Whom should I contact with questions or to obtain additional copies of this document?
A21:
Puget Sound Bancorp, Inc.
10500 NE 8th Street
Bellevue, Washington 98004
Attn: Investor Relations
 (425) 455-2400

SUMMARY
This summary highlights selected information about the merger but may not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers for a more complete understanding of the matters being considered at the special meeting. See the section entitled "Where You Can Find More Information" beginning on page 75.  Unless we have stated otherwise, all references in this document to Heritage are to Heritage Financial Corporation all references to Puget Sound are to Puget Sound Bancorp, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of July 26, 2017, between Heritage and Puget Sound, a copy of which is attached as Appendix A to this document. In this document, we often refer to the "combined company," which means, following the merger, Heritage and its subsidiaries, including Puget Sound's subsidiaries. References to "we," "us" and "our" in this document mean Heritage and Puget Sound together.
The companies

Heritage Financial Corporation
201 Fifth Avenue SW
Olympia, Washington 98501
Attn: Investor Relations
 (360) 943-1500
Heritage is a bank holding company incorporated under the laws of the State of Washington and the parent company of Heritage Bank, a state-chartered, FDIC-insured bank with 59 banking offices located in Washington and Oregon. Heritage is subject to regulation by the Federal Reserve Board and Heritage Bank is examined and regulated by the WDFI and the FDIC.  Heritage Bank, a full service commercial bank, does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island.  Heritage had total consolidated assets of approximately $4.0 billion, total deposits of approximately $3.3 billion and total consolidated stockholders' equity of approximately $500.0 million at June 30, 2017. Heritage's principal executive offices are located at 201 Fifth Avenue SW, Olympia, Washington 98501 and its telephone number is (360) 943-1500. Heritage trades on the Nasdaq Global Select Market under the symbol "HFWA."

Puget Sound Bancorp, Inc.
10500 NE 8th Street, Suite 1500
Bellevue, Washington 98004
Attn: Investor Relations
 (425) 455-2400
Puget Sound is a bank holding company for Puget Sound Bank. Puget Sound's business activities generally are limited to passive investment activities and oversight of its investment in Puget Sound Bank. As a bank holding company, Puget Sound is subject to regulation by the Federal Reserve Board. Puget Sound Bank is examined and regulated by the WDFI and by the FDIC. Puget Sound Bank was founded to meet the specialized needs of small and medium sized businesses, select commercial real estate projects, professional service providers and high net worth individuals. Puget Sound Bank offers a full range of financial products including cash management services. Puget Sound had total consolidated assets of approximately $567.2 million, total deposits of approximately $505.1 million and total consolidated stockholders' equity of approximately $53.9 million at June 30, 2017. Puget Sound's principal executive offices are located at 10500 NE 8th Street, Suite 1500, Bellevue, Washington 98004, and its telephone number is (425) 455-2400. Puget Sound trades on the OTCQB Marketplace under the symbol "PUGB."
The merger (Page 31)

We propose a merger in which Puget Sound will merge with and into Heritage and a follow-up merger in which Puget Sound Bank will merge with and into Heritage Bank. As a result of the mergers, Puget Sound will cease to exist as a separate corporation and Puget Sound Bank will cease to exist as a separate financial institution. In the merger, Puget Sound will merge with and into Heritage, with Heritage as the surviving corporation. Immediately following the merger, Puget Sound's wholly owned subsidiary bank, Puget Sound Bank, will merge with and into Heritage's wholly owned subsidiary bank, Heritage Bank, with Heritage Bank as the surviving institution.
Based on the number of Heritage common shares and Puget Sound common shares outstanding as of November 6, 2017, and the closing price of Heritage common shares on such date, Puget Sound shareholders will collectively own up to approximately 12% of the outstanding Heritage common shares after the merger. See the section entitled "The Merger Agreement—Consideration to be Received in the Merger."

We expect the merger of Puget Sound and Heritage to be completed during the quarter ending March 31, 2018, after which Puget Sound and Heritage would need to mutually agree to extend the closing date of the merger.
Approval of the merger agreement requires the affirmative vote, in person or by proxy, of a majority of the outstanding Puget Sound common shares. No vote of Heritage shareholders is required (or will be sought) in connection with the merger.
The merger agreement (Page 53)

The merger agreement is described beginning on page 53. The merger agreement also is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.
Consideration to be received in the merger (Page 54)
In the merger, Puget Sound shareholders will have the right, with respect to each of their Puget Sound common shares, to receive, as described below, an amount of Heritage common shares equal to the exchange ratio, which is 1.3200 subject to collar and exchange ratio adjustment mechanisms, as more fully detailed in this proxy statement/prospectus. The value of the consideration to be received by Puget Sound shareholders in the merger will vary with the trading price of Heritage common shares between now and the completion of the merger. See "The Merger Agreement-Consideration to be Received in the Merger."

Puget Sound shareholders will own approximately 12% of the outstanding Heritage common shares after the merger (Page 54)

Based on the number of Heritage common shares and Puget Sound common shares (inclusive of shares of restricted stock) outstanding as of November 6, 2017, and the closing price of Heritage common shares on such date, Puget Sound shareholders will collectively own up to approximately 12% of the outstanding Heritage common shares after the merger. See the section entitled "The Merger Agreement—Consideration to be Received in the Merger."
Recommendation of the Puget Sound board of directors and reasons of Puget Sound for the merger (Page 34)
The Puget Sound board of directors believes the merger is in the best interests of Puget Sound and the Puget Sound shareholders. The Puget Sound board of directors unanimously recommends that Puget Sound shareholders vote "FOR" the approval of the merger agreement. For the factors considered by the Puget Sound board of directors in reaching its decision to approve the merger agreement and making its recommendation, see  "The Merger—Recommendation of the Puget Sound Board of Directors and Reasons of Puget Sound for the Merger."
Opinion of Puget Sound's financial advisor (Page 36)
In connection with the merger, Puget Sound's financial advisor, Sandler O'Neill & Partners, L.P. or Sandler O'Neill, delivered a written opinion, dated July 26, 2017, to the Puget Sound board of directors as to the fairness, from a financial point of view and as of such date, to the holders of Puget Sound common shares of the exchange ratio in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus.  You should read the opinion and the description of Sandler O'Neill's opinion contained in this proxy statement/prospectus carefully in their entirety.
Sandler O'Neill's opinion speaks only as of the date of the opinion.  The opinion of Sandler O'Neill does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger.  The opinion was for the information of, and was directed to, the Puget Sound board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Puget Sound to engage in the merger or enter into the merger agreement or constitute a recommendation to the Puget Sound board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Puget Sound common shares or any shareholder of any other person as to how to vote in connection with the merger or any other matter.  Sandler O'Neill's opinion does not address the underlying business decision of Puget Sound to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Puget Sound or the effect of any other transaction in which Puget Sound might engage.

Share price information (Page 25)

Heritage common shares are traded on Nasdaq under the symbol "HFWA." Puget Sound common shares are traded on the OTCQB Marketplace under the symbol "PUGB."

The following table sets forth (a) the last reported sale prices per share of Heritage common shares on (i) July 26, 2017, the last trading day preceding public announcement of the signing of the merger agreement and (ii) November 9, 2017, the last practicable date prior to the mailing of this proxy statement/prospectus and (b) the equivalent price per Puget Sound share, determined by multiplying 1.3200 exchange ratio by such prices.

	Historical market value per share of Heritage	Equivalent value per share of Puget Sound
July 26, 2017	$27.15	$35.84
November 9, 2017	29.55	39.01

Puget Sound's directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page 48)

You should be aware that some of the directors and executive officers of Puget Sound have interests in the merger that are different from, or are in addition to, the interests of Puget Sound shareholders. These interests may create potential conflicts of interest. Puget Sound's board of directors was aware of and considered these interests, among other matters, when making its decisions to approve the merger agreement and in recommending that Puget Sound shareholders vote in favor of approving the merger agreement. These include the following:
•
Executive officers and directors hold Puget Sound restricted stock awards that will vest as part of the merger and the executive officers and directors will receive the merger consideration for such restricted stock awards;

•
James R. Mitchell, the Chief Executive Officer of Puget Sound, will receive a payment of $798,990 to terminate his salary continuation agreement, which amount has accrued, and a $813,222 change in control severance payment pursuant to his existing employment agreement;

•
Sean P. Brennan, the President and Chief Lending Officer, will receive a payment of $332,519 to terminate his salary continuation agreement and a $496,384 change in control severance payment pursuant to his existing employment agreement;

•
Philip I. Mitterling, an Executive Vice President and Chief Financial Officer/Chief Information Officer of Puget Sound, will receive a payment of $297,338 to terminate his salary continuation agreement and a $432,582 change in control severance payment pursuant to his existing employment agreement;

•
Tony Chalfant, an Executive Vice President and Chief Credit Officer/Chief Operating Officer, will receive a payment of $305,920 to terminate his salary continuation agreement and a $445,076 change in control severance payment pursuant to his existing employment agreement;

•
James R. Mitchell and Philip I. Mitterling have entered into transitional employment agreements with Heritage Bank that will be effective upon completion of the merger. Mr. Mitchell's agreement is for a two-year period and Mr. Mitterling's is for a period from the effective time of the merger until approximately two weeks after core system conversion is completed;

•	Each of Sean P. Brennan and Tony Chalfant has entered into employment agreement with Heritage Bank effective as of the date of completion of the merger for an initial term ending on June 30, 2019;
•	Stephen A. Dennis, a current director of Puget Sound, will be added to the Heritage board of directors;
•
Puget Sound's directors and executive officers will receive indemnification from Heritage for their past acts and omissions in their capacities as directors and officers as well as continuing insurance coverage with respect thereto for a period of six years after completion of the merger, to the fullest extent permitted under Puget Sound's organizational documents and to the fullest extent otherwise permitted by law; and

•
Each director and executive officer has entered into a voting agreement in favor of Heritage agreeing to vote his or her Puget Sound common shares for approval of the merger agreement and approval of the adjournment proposal.

For a more complete description of these interests, see "The Merger – Interests of Certain Persons in the Merger" on page 48.
Material United States federal income tax considerations of the merger (Page 65)
The merger is expected to qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. As a result, we expect that Puget Sound shareholders receiving Heritage common shares in the merger will not recognize gain or loss as a result of the merger, except to the extent they receive cash in lieu of a fractional Heritage common share or as merger consideration.
For further information concerning U.S. federal income tax consequences of the merger, please see "Material United States Federal Income Tax Consequences of the Merger" beginning on page 65.
Tax matters are very complicated and the consequences of the merger to any particular Puget Sound shareholder will depend on that shareholder's particular facts and circumstances. Puget Sound shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.
Following the merger, you will be entitled to receive any dividends that Heritage pays on its common shares (Page 25).

After the merger, you will receive dividends, if any, that Heritage pays on its common shares. During 2017, Heritage has paid quarterly cash dividends of $0.12 per share on February 23, 2017, $0.13 per share on May 24, 2017 and $0.13 per share on August 24, 2017.  On November 22, 2017, Heritage will pay a regular quarterly cash dividend of $0.13 and a special cash dividend of $0.10 per share to shareholders of record at the close of business on November 8, 2017.
Accounting treatment (Page 48)

The merger will be accounted for as an acquisition of Puget Sound by Heritage under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.
In order to complete the merger, we must first obtain certain regulatory approvals (Page 61)

In order to complete the merger, Heritage and Puget Sound must first obtain all regulatory approvals, consents or waivers required in connection with the merger and the bank merger. Accordingly, the parties must obtain the approval of or waiver by the Federal Reserve Board, the approval of the FDIC and the approval of the WDFI. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition. Applications with the FDIC and the WDFI were filed on August 17, 2017 and approval was received from WDFI on October 27, 2017.  A waiver request was submitted to the Federal Reserve Board on November 1, 2017 and the request was approved on November 8, 2017.
There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled "The Merger Agreement—Conditions to Completion of the Merger" on page 61.
Puget Sound shareholders have dissenters' rights (Page 73)

Puget Sound shareholders have the right under Washington law to dissent from the merger, obtain an appraisal of the fair value of their Puget Sound common shares, and receive cash equal to the appraised fair value of their Puget Sound common shares (without giving effect to the merger) instead of receiving the merger consideration. To exercise dissenters' rights, among other things, a Puget Sound shareholder must (i) provide notice to Puget Sound that complies with the requirements of Washington law prior to the vote of its shareholders on the transaction of the shareholder's intent to demand payment for the shareholder's shares, and (ii) not vote in favor of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Puget Sound common shares represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder's statutory dissenters' rights.
If you dissent from the merger agreement and the conditions outlined above are met, then your Puget Sound common shares will not be exchanged for Heritage common shares in the merger, and your only right will be to receive the fair value of your Puget Sound common shares as determined by mutual agreement between you and Heritage or by appraisal if you are unable to agree. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement, and will be based upon the value of Puget Sound common shares without giving effect to the merger. If you exercise dissenters' rights, any cash you receive for your Puget Sound common shares that results in a gain or loss will be immediately recognizable for federal income tax purposes. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote "FOR" the merger agreement and a waiver of your dissenters' rights. A vote "AGAINST" the merger agreement does not dispense with the other requirements to exercise dissenters' rights under Washington law.

A shareholder electing to dissent from the merger agreement must strictly comply with all procedures required under Washington law. These procedures are described more fully beginning on page 73 of this proxy statement/prospectus, and a copy of the relevant Washington statutory provisions regarding dissenters' rights is included as Appendix C to this proxy statement/prospectus.
Additional conditions to consummation of the merger (Page 61)

In addition to the regulatory approvals, the consummation of the merger depends on a number of conditions being met, including, among others:
•	approval of the merger agreement by the holders of a majority of all outstanding Puget Sound common shares;
•	authorization of the Heritage common shares to be issued in the merger for listing on Nasdaq;
•	the effectiveness of a registration statement on Form S-4 with the SEC in connection with the issuance of Heritage common shares in the merger;
•	absence of any order, injunction, decree or law preventing or making illegal completion of the merger or the bank merger;
•	receipt by each party of an opinion from such party's tax counsel that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;
•	accuracy of the representations and warranties of Puget Sound and Heritage, subject to the standards set forth in the closing conditions of the merger agreement;
•	performance in all material respects by Puget Sound and Heritage of all obligations required to be performed by either of them under the merger agreement;
•	dissenting shares shall be less than 10% of the issued and outstanding Puget Sound common shares; and
•	receipt of certain third-party consents by Puget Sound.
Where the law permits, either Heritage or Puget Sound could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.
In addition, after Puget Sound's shareholders have adopted the merger agreement, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by Puget Sound shareholders in the merger without the approval of Puget Sound shareholders as required by law.
We may decide not to complete the merger (Page 62)

Puget Sound and Heritage, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of Puget Sound have voted to approve the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:
•
if any governmental entity that must grant a required regulatory approval of the merger or the bank merger has denied such approval and such denial has become final and nonappealable, unless the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

•
if any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger;

•
failure to complete the merger by March 31, 2018, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party;

•
if the other party has breached any of its covenants, agreements, representations or warranties contained in the merger agreement based on the closing condition standards set forth in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within twenty (20) days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured within such twenty (20) day period;

•
if the approval of the shareholders of Puget Sound contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the Puget Sound special meeting, except this right may not be exercised by Puget Sound if Puget Sound or its board of directors has committed an act that would entitle Heritage to terminate the merger agreement and receive the termination fee specified in the merger agreement; and

•
if the Heritage average closing price for the determination period is less than $20.44.  If Heritage elects to terminate the merger agreement, Puget Sound would have the option to avoid the termination by adjusting the merger consideration to a fixed exchange ratio of 1.3200, as provided in the merger agreement.

Heritage, without the consent of Puget Sound, can terminate:
•
if the board of directors of Puget Sound fails to recommend to its shareholders the approval of the merger agreement, or adversely changes, or publicly announces its intention to adversely change its recommendation.

Puget Sound, without the consent of Heritage, can terminate:
•
prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Puget Sound has not materially breached the merger agreement provisions outlined in "The Merger Agreement—Agreement Not to Solicit Other Offers" on page 58.

Under some circumstances, Puget Sound will be required to pay a termination fee to Heritage if the merger agreement is terminated (Page 63)

Puget Sound must pay Heritage a termination fee of $4,250,000 if:
•
Heritage terminates the merger agreement as a result of: (i) the Puget Sound board of directors failing to recommend the approval of the merger or adversely changing or publicly announcing its intention to adversely change its recommendation and the Puget Sound shareholders failing to approve the merger agreement; (ii) Puget Sound breaching its nonsolicitation or related obligations as provided in the merger agreement; or (iii) Puget Sound refuses to call or hold the special meeting for a reason other than that the merger agreement has been previously terminated;

•
Puget Sound terminates the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Puget Sound has not materially breached its nonsolicitation and related obligations as provided in the merger agreement; and

•
if the merger agreement is terminated by either party as a result of the failure of Puget Sound's shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Puget Sound or Puget Sound Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Puget Sound or Puget Sound Bank and, within one year of the termination, Puget Sound or Puget Sound Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Comparison of shareholder rights (Page 71)

The conversion of your Puget Sound common shares into the right to receive Heritage common shares in the merger will result in differences between your rights as a Puget Sound shareholder, which are governed by the WBCA and Puget Sound's Articles of Incorporation and Bylaws, and your rights as a Heritage shareholder, which are governed by the WBCA and Heritage's Restated Articles of Incorporation and Amended and Restated Bylaws.
Litigation relating to the merger (Page 53)
Puget Sound, its directors and Heritage are named as defendants in a lawsuit pending in the Superior Court for the State of Washington in King County, under the caption Parshall v. Puget Sound Bancorp, Inc., et al., Case No. 17-2-28224-3 SEA. The complaint generally alleges that Puget Sound's directors breached their fiduciary duties to Puget Sound and its shareholders by agreeing to the proposed merger at an unfair price and by agreeing to deal protection provisions in the merger agreement that are alleged to prevent bids by third parties. The complaint also alleges that the Registration Statement on Form S-4 fails to disclose all material information concerning the proposed transaction. Heritage is alleged to have aided and abetted the directors' alleged breaches of their fiduciary duties. The complaint seeks, among other things, an order enjoining the defendants from consummating the proposed merger, as well as attorneys' and experts' fees and certain other damages.
    Defendants believe that the claims and allegations in the lawsuit lack merit.

The special meeting (Page 27)

Meeting Information and Vote Requirements

The special meeting of Puget Sound's shareholders will be held on January 4, 2018, at 3:00 p.m., local time, at Daniel's Broiler, located at 10500 N.E. 8th Street, Bellevue, Washington, unless adjourned or postponed. At the special meeting, Puget Sound's shareholders will be asked to:

•	approve the merger agreement; and

•	approve the adjournment proposal.

Shareholders will also be asked to act on any other business that may be properly submitted to a vote at the special meeting or any adjournments or postponements of the special meeting.

You may vote at the special meeting if you owned Puget Sound common shares as of the close of business on November 6, 2017. You may cast one vote for each Puget Sound common share you owned at that time. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Puget Sound common shares. If you mark "ABSTAIN" on your proxy, or fail to submit a proxy and fail to vote in person at the Puget Sound special meeting or if your shares are held in street name and you fail to instruct your bank or broker how to vote with respect to the merger agreement, it will have the same effect as a vote "AGAINST" the merger agreement.
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you mark "ABSTAIN" on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting or if your shares are in street name and you fail to instruct your bank or broker how to vote with respect to the adjournment proposal, it will have no effect on such proposal.

RISK FACTORS
By voting in favor of the merger agreement, you will be choosing to invest in the common shares of Heritage as combined with Puget Sound. An investment in the combined company's common shares involves a high degree of risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" on page 18, you should carefully consider the matters described below in determining whether to vote in favor of approval of the merger agreement.
Risks Related to the Merger
Because the market price of Heritage common shares will fluctuate, Puget Sound shareholders cannot be sure of the value of the merger consideration they will receive.
Upon completion of the merger, each Puget Sound common share will be converted into the right to receive merger consideration consisting of a number of Heritage common shares equal to the exchange ratio pursuant to the terms of the merger agreement. Other than in certain circumstances described below, the number of Heritage common shares to be received by a Puget Sound shareholder will be determined based on a fixed exchange ratio of 1.3200 Heritage common shares for each Puget Sound common share. Accordingly, the value of the merger consideration to be received by the Puget Sound shareholders will be based on the value of the Heritage common shares during the determination period prior to closing. The value of the Heritage common shares to be received by Puget Sound shareholders in the  merger may vary from the value as of the date we announced the merger, the date that this document was mailed to Puget Sound shareholders, the date of the Puget Sound special meeting and the determination period. Any change in the market price of Heritage common shares prior to completion of the merger will affect the value of the merger consideration that Puget Sound shareholders will receive upon completion of the merger. Accordingly, at the time of the Puget Sound special meeting, Puget Sound shareholders will not know or be able to calculate the value of the per share consideration they would receive upon completion of the merger. Share price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Heritage and Puget Sound. Puget Sound shareholders should obtain current market quotations for Heritage common shares before voting their shares at the Puget Sound special meeting.
In addition, the exchange ratio adjustment mechanisms provides that, in the event that the Heritage average closing price for the determination period is greater than $27.66, and the Heritage average closing price for the determination period, as compared to $24.05, outperforms the average closing value of the KBW Index for the determination period, as compared to 102.20 by greater than 15%, then the exchange ratio will be adjusted such that the value of the merger consideration to be received will fix at $36.51 for each outstanding Puget Sound common share, and the exchange ratio will be calculated based on the Heritage average closing price for the determination period.  Additionally, in the event the Heritage average closing price for the determination period is less than $20.44, and the Heritage average closing price for the determination period, as compared to $24.05, underperforms the average closing value of the KBW Index for the determination period, as compared to 102.20, by greater than 15%, then the value of the merger consideration  to be received will be fixed at $26.98 for each outstanding Puget Sound common share, and the exchange ratio will be calculated based on the Heritage average closing price for the determination period, and Heritage may either adjust the exchange ratio or maintain the exchange ratio of 1.3200 and add the difference in cash to the merger consideration.

However, as noted above, at the time of the Puget Sound special meeting, Puget Sound shareholders will not be able to calculate the exchange ratio used to determine the number of Heritage common shares they would receive with respect to each Puget Sound common share upon the completion of the merger.   You should obtain current market prices for Heritage common shares and for Puget Sound common shares.

Puget Sound's shareholders will have less influence as shareholders of Heritage than as shareholders of Puget Sound.
Puget Sound's shareholders currently have the right to vote in the election of the board of directors of Puget Sound and on other matters affecting Puget Sound. Following the merger, the shareholders of Puget Sound as a group will hold a maximum ownership interest of  12% of Heritage. When the merger occurs, each Puget Sound shareholder will become a shareholder of Heritage with a percentage ownership of the combined company much smaller than such shareholder's percentage ownership of Puget Sound. Because of this, Puget Sound's shareholders will have less influence on the management and policies of Heritage than they now have on the management and policies of Puget Sound.

If Heritage is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.
The merger involves the integration of companies that have previously operated independently. Successful integration of Puget Sound's operations will depend primarily on Heritage's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Heritage will be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of the ongoing business of Heritage or Puget Sound or possible inconsistencies in standards, controls, procedures and policies. Anticipated economic benefits of the merger are projected to come from various areas that Heritage's management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If Heritage has difficulties with the integration, it might not fully achieve the economic benefits it expects to result from the merger. In addition, Heritage may experience greater than expected costs or difficulties relating to the integration of the business of Puget Sound, and/or may not realize expected cost savings from the merger within the expected time frame.
The fairness opinion of Puget Sound's financial advisor received by Puget Sound's board of directors prior to signing of the merger agreement does not reflect changes in circumstances since the signing of the merger agreement.
Changes in the operations and prospects of Heritage or Puget Sound or general market and economic conditions, and other factors that may be beyond the control of Heritage and Puget Sound, may alter the value of Heritage or Puget Sound or the prices of Heritage common shares or Puget Sound common shares by the time the merger is completed. The opinion of Puget Sound's financial advisor, dated July 26, 2017, does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion of Puget Sound's financial advisor, please refer to "The Merger—Opinion of Puget Sound's Financial Advisor." For a description of the other factors considered by the board of directors of Puget Sound in determining to approve the merger, please refer to "The Merger—Recommendation of the Puget Sound Board of Directors and Reasons of Puget Sound for the Merger."
The merger agreement limits Puget Sound's ability to pursue alternatives to the merger.
The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit Puget Sound's ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Puget Sound. Although Puget Sound's board of directors is permitted to take certain actions in connection with the receipt of a competing acquisition proposal if it determines in good faith that the failure to do so would violate its fiduciary duties, taking such actions could, and other actions (such as withdrawing or modifying its recommendation to Puget Sound shareholders that they vote in favor of approval of the merger agreement) would, entitle Heritage to terminate the merger agreement and receive a termination fee of $4,250,000. See the section entitled "The Merger Agreement—Termination of the Merger Agreement" on page 62. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Puget Sound from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Puget Sound than it might otherwise have proposed to pay. The payment of the termination fee could also have an adverse impact on Puget Sound's financial condition.
Puget Sound will be subject to business uncertainties and contractual restrictions while the merger is pending.
Heritage and Puget Sound have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Puget Sound and consequently on Heritage. These uncertainties may impair Puget Sound's ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Puget Sound to seek to change existing business relationships with Puget Sound. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Heritage. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Heritage, Heritage's business following the merger could be harmed. In addition, the merger agreement restricts Puget Sound from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Heritage. These restrictions may prevent Puget Sound from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement—Conduct of Businesses Pending the Merger."
Puget Sound's directors and executive officers have additional interests in the merger.
In deciding how to vote on the approval of the merger agreement, you should be aware that Puget Sound's directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of Puget Sound shareholders generally. See the section entitled "The Merger—Interests of Certain Persons in the Merger." Puget Sound's board of directors was aware of these interests and considered them when it recommended approval of the merger agreement to the Puget Sound shareholders.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Heritage following the merger.
Before the merger and the bank merger may be completed, Heritage and Puget Sound must obtain approval from the FDIC and a waiver from the Federal Reserve Board. Other approvals, waivers or consents from regulators may also be required. An adverse development in either party's regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While Heritage and Puget Sound do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Heritage following the merger, any of which might have an adverse effect on Heritage following the merger. Heritage is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon Heritage following the merger or Heritage Bank following the bank merger. See "The Merger—Regulatory Approvals Required for the Merger" and "The Merger Agreement – Conditions to Completion of the Merger."

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the price of Heritage common shares or Puget Sound common shares to decline.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of Puget Sound's shareholders. If any condition to the merger agreement is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Heritage and Puget Sound may terminate the merger agreement under certain circumstances, even if Puget Sound's shareholders approve the merger agreement. If Heritage and Puget Sound do not complete the merger, the trading prices of Heritage common shares or Puget Sound common shares may decline. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed and Puget Sound's board of directors seeks another merger or business combination, Puget Sound shareholders cannot be certain that Puget Sound will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Heritage has agreed to provide. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of Heritage and Puget Sound, including the recognition of the expenses relating to the merger without realizing the economic benefits of the merger. For more information on closing conditions to the merger agreement, see "The Merger Agreement— Conditions to Completion of the Merger" included elsewhere in this proxy statement/prospectus.

Pending litigation against Puget Sound and Heritage could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.
   In connection with the merger, a purported Puget Sound shareholder has filed a putative shareholder class action lawsuit against Puget Sound, the members of the Puget Sound board of directors and Heritage. Among other remedies, the plaintiff seeks to enjoin the merger. The outcome of any such litigation is uncertain. If the lawsuit is not resolved, it could prevent or delay completion of the merger and result in substantial costs to Heritage and Puget Sound, including any costs associated with the indemnification of directors and officers. Additional lawsuits may be filed against Heritage, Puget Sound and/or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company's business, financial condition, results of operations and cash flows following the merger. See "The Merger—Litigation Relating to the Merger" on page 53.
Risks Relating to Heritage and Heritage's Business

Heritage is, and will continue to be, subject to the risks described in Heritage's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" included elsewhere in this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Heritage and Puget Sound intend for such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (iii) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals on a timely basis; and (iv) other statements identified by words such as "expects," "projects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "possible," "potential," "strategy," or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Heritage's and Puget Sound's respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Heritage's and Puget Sound's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	our ability to successfully integrate any assets, liabilities, customers, systems, and personnel;
•
the required regulatory approvals for the merger and bank merger and/or the approval of the merger agreement by the shareholders of Puget Sound might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;
•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;
•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;
•	the global financial markets may experience increased volatility;
•	we may experience adverse changes in our credit rating;
•	we may experience competition from other financial services companies in our markets; and
•	an economic slowdown may adversely affect credit quality and loan originations.
Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under "Risk Factors" beginning on page 15 and in Heritage's reports filed with the SEC.
For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Heritage and Puget Sound claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Heritage and Puget Sound do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Heritage, Puget Sound or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF HERITAGE
Heritage is providing the following information to aid you in your analysis of the financial aspects of the merger. Heritage derived the information as of and for each of the five years ended December 31, 2012 through December 31, 2016 from its historical audited consolidated financial statements for these fiscal years. The consolidated financial information contained herein is the same historical information that Heritage has presented in its prior filings with the SEC. The historical consolidated financial data for the six months ended June 30, 2017 and 2016 is derived from unaudited consolidated financial statements.  In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made.
The operating results for the six months ended June 30, 2017 and 2016 are not necessarily indicative of the operating results that may be expected for any future interim period or the year ending December 31, 2017. This information is only a summary, and you should read it in conjunction with Heritage's consolidated financial statements and notes thereto contained in Heritage's 2016 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled "Where You Can Find More Information" on page 75.
	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
Operations Data:
Interest income	$70,950	$68,827	$138,512	$135,739	$121,106	$71,428	$69,109
Interest expense	3,624	2,982	6,006	6,120	5,681	3,724	4,534
Net interest income	67,326	65,845	132,506	129,619	115,425	67,704	64,575
Provision for loan losses	1,998	2,259	4,931	4,372	4,594	3,672	2,016
Noninterest income	18,012	13,566	31,619	32,268	16,467	9,651	7,272
Noninterest expense	55,032	52,846	106,473	106,208	99,379	59,515	50,392
Income tax expense	7,164	6,320	13,803	13,818	6,905	4,593	6,178
Net income	21,144	17,986	38,918	37,489	21,014	9,575	13,261
Earnings per common share
Basic	0.71	0.60	1.30	1.25	0.82	0.61	0.87
Diluted	0.70	0.60	1.30	1.25	0.82	0.61	0.87
Dividend payout ratio to common shareholders(1)	35.7%	38.3%	55.4%	42.4%	61.0%	68.9%	92.0%
Performance Ratios:
Net interest spread(2)	3.83%	3.95%	3.89%	4.04%	4.45%	4.69%	5.03%
Net interest margin(3)	3.91	4.02	3.96	4.11	4.53	4.80	5.17
Efficiency ratio(4)	64.49	66.55	64.87	65.61	75.35	76.94	70.14
Noninterest expense to average assets	2.85	2.89	2.84	3.01	3.49	3.86	3.72
Return on average assets	1.09	0.98	1.04	1.06	0.74	0.62	0.98
Return on average common equity	8.68	7.53	8.01	8.08	5.61	4.58	6.52
(footnotes appear on the following page)

(1)	Dividend payout ratio is declared dividends per common share divided by diluted earnings per common share.
(2)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	The efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
Balance Sheet Data:
Total assets	$3,990,954	$3,756,876	$3,878,981	$3,650,792	$3,457,750	$1,659,038	$1,345,540
Total loans receivable, net	2,716,756	2,496,175	2,609,666	2,372,296	2,223,348	1,203,096	998,344
Investment securities	790,594	815,920	794,645	811,869	778,660	199,288	154,392
FDIC indemnification asset	-	-	-	-	1,116	4,382	7,100
Goodwill and other intangible assets	125,756	127,120	126,403	127,818	129,918	30,980	14,098
Deposits	3,291,250	3,158,906	3,229,648	3,108,287	2,906,331	1,399,189	1,117,971
Federal Home Loan Bank advances	110,900	33,000	79,600	-	-	-	-
Junior subordinated debentures	19,863	19,571	19,717	19,424	19,082	-	-
Securities sold under agreement to repurchase	21,255	16,715	22,104	23,214	32,181	29,420	16,021
Stockholders' equity	500,048	490,058	481,763	469,970	454,506	215,762	198,938
Financial Measures:
Book value per common share	$16.71	$16.34	$16.08	$15.68	$15.02	$13.31	$13.16
Stockholders' equity to assets ratio	12.5%	13.0%	12.4%	12.9%	13.1%	13.0%	14.8%
Net loans to deposits (1)	82.7%	79.2%	81.2%	76.6%	76.7%	86.0%	89.4%
Capital Ratios:
Total risk-based capital ratio	13.1%	13.0%	13.0%	13.7%	15.1%	16.8%	19.9%
Tier 1 risk-based capital ratio	12.1	12.1	12.0	12.7	13.9	15.5	18.7
Leverage ratio	10.5	10.5	10.3	10.4	10.2	11.3	13.6
Common equity Tier 1 capital to risk- weighted assets	11.5	11.5	11.4	12.0	N/A	N/A	N/A
Asset Quality Ratios:
Nonperforming loans to loans receivable, net (2)	0.40%	0.55%	0.41%	0.40%	0.51%	0.63%	1.29%
Allowance for loan losses to loans receivable, net (2)	1.19	1.13	1.18	1.24	1.23	2.34	2.78
Allowance for loan losses to nonperforming loans (2)	298.47	205.05	284.93	307.67	239.62	372.16	215.67
Nonperforming assets to total assets (2)	0.29	0.41	0.30	0.32	0.43	0.74	1.41
Net charge-off on loans to average loans receivable, net	0.03	0.30	0.14	0.10	0.30	0.31	0.44
Other Data:
Number of banking offices	59	63	63	67	66	35	33
Number of full-time equivalent employees	750	745	760	717	748	373	363
Deposits per branch	55,784	50,141	51,264	46,392	44,035	39,977	33,878
Assets per full-time equivalent	5,319	5,045	5,104	5,092	4,623	4,448	3,707
(1)	Total loans receivable, net plus loans held for sale divided by deposits.
(2)
At June 30, 2017 and June 30, 2016 and December 31, 2016, 2015, 2014, 2013 and 2012, $1.6 million, $2.2 million, $2.8 million, $1.3 million, $1.6 million, $1.7 million and $1.2 million of nonaccrual loans were guaranteed by government agencies, respectively.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF PUGET SOUND
Puget Sound is providing the following information to aid you in your analysis of the financial aspects of the merger. Puget Sound derived the information as of and for each of the five years ended December 31, 2012 through December 31, 2016 from its historical audited consolidated financial statements for these fiscal years. The historical consolidated financial data for the six months ended June 30, 2017 and 2016 is derived from unaudited consolidated financial statements.  In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made.
The operating results for the six months ended June 30, 2017 and 2016 are not necessarily indicative of the operating results that may be expected for any future interim period or the year ending December 31, 2017. This information is only a summary, and you should read it in conjunction with Puget Sound's consolidated financial statements and notes thereto contained in Puget Sound's 2016 Annual Report.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollars in thousands, except per share data)
Operations Data:
Interest income	$10,026	$8,570	$17,921	$16,140	$14,747	$12,663	$10,865
Interest expense	522	509	1,065	757	643	596	732
Net interest income	9,504	8,060	16,856	15,383	14,104	12,067	10,133
Provision for loan losses	59	73	933	103	613	441	993
Noninterest income	411	397	855	749	674	641	517
Noninterest expense	6,098	5,263	10,729	9,912	9,462	8,885	6,765
Income tax expense	1,176	1,034	1,886	2,034	1,480	1,217	958
Net income	2,582	2,088	4,163	4,083	3,223	2,164	1,933
Preferred stock dividends	-	-	-	108	99	99	99
Net income available to common shareholders	2,582	2,088	4,163	3,975	3,125	2,066	1,834
Earnings per common share
Basic	$0.76	$0.62	$1.23	$1.22	$1.06	$0.77	$0.78
Diluted	$0.74	$0.61	1.22	1.21	1.01	0.75	0.78
Dividend payout ratio to common shareholders(1)	-	-	-	-	-	-	-
Performance Ratios:
Net interest spread(2)	3.59%	3.47%	3.42%	3.66%	3.99%	4.06%	3.98%
Net interest margin(3)	3.76	3.70	3.64	3.85	4.17	4.24	4.18
Efficiency ratio(4)	61.5	62.2	60.6	61.4	64.0	69.9	63.5
Noninterest expense to average assets	2.26	2.26	2.18	2.32	2.66	2.98	2.69
Return on average assets	0.97	0.90	0.85	0.95	0.91	0.73	0.77
Return on average tangible common equity	10.33	9.11	8.81	9.60	9.01	6.98	7.37

(1)	Dividend payout ratio is declared dividends per common share divided by diluted earnings per common share.
(2)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	The efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

	At or for the Six Months Ended June 30		At of for the Year Ended December 31,
Balance Sheet Data:	2017	2016	2016	2015	2014	2013	2012
Total Assets	$567,165	$467,076	$519,265	$480,813	$387,729	$339,263	$268,389
Total Loans Receivable, net	366,594	357,726	368,958	333,457	311,002	271,372	211,625
Securities Available for Sale	91,137	60,910	88,645	53,832	39,446	37,928	29,754
Goodwill	1,995	1,995	1,995	1,995	1,995	1,995	-
Deposits	505,135	409,115	459,591	425,325	336,593	280,767	230,053
FHLB Advances	-	-	-	-	-	12,000	-
Senior Debt	5,400	6,000	6,000	6,000	-	-	-
Stockholders' Equity	53,878	49,438	50,462	46,419	48,448	44,469	35,862
Financial Measures:
Tangible Book Value per Common Share	15.13	13.99	14.25	13.23	12.17	11.04	10.99
Tangible Stockholders Equity to Assets Ratio	9.17%	10.18%	9.36%	9.25%	9.44%	9.61%	9.68%
Net Loans to Deposits(1)	72.6%	87.4%	80.3%	78.4%	92.4%	96.7%	92.0%
Capital Ratios:
Total Risk-based Capital Ratio	13.9%	14.0%	13.5%	14.1%	14.9%	15.5%	15.9%
Tier 1 Risk-based Capital Ratio	12.9	12.9	12.4	13.0	13.7	14.2	14.7
Leverage Ratio	10.5	11.5	10.1	10.5	12.4	13.1	13.6
Common Equity Tier 1 Capital to Risk Weighted Assets	12.9	12.9	12.4	13.0	NA	NA	NA
Asset Quality Ratios:
Nonperforming Loans to Loans Receivable, net	0.00%	0.13%	0.11%	0.14%	0.19%	0.27%	1.73%
Allowance for Loan Losses to Nonperforming Loans	N/A	931.4	1080.4	859.4	687.9	479.2	88.4
Nonperforming Assets to Total Assets	0.00	0.10	0.08	0.10	0.15	0.22	1.37
Net Charge-offs on Loans to Average Loans Receivable, net	0.00	(0.01)	0.19	0.01	0.05	0.06	0.59
Other Data:
Number of Banking Offices	1	1	1	1	1	1	1
Number of full-time equivalent employees	61	52	56	50	47	45	35
Deposits per Branch	505,135	505,135	459,591	425,325	336,593	280,767	230,053
Assets per full-time equivalent	9,298	8,982	9,273	9,616	8,250	7,539	7,668
(1)	Total loans receivable, net plus loans held for sale divided by deposits.

UNAUDITED PRO FORMA PER SHARE DATA
The following table sets forth for the Heritage common shares and the Puget Sound common shares certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the dates presented, in the case of book value data, and as if the transaction had been effective at the beginning of each period shown below, in the case of the earnings and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on, and should be read together with, the historical financial information that Heritage and Puget Sound have presented in prior filings with the SEC. See "Where You Can Find More Information" beginning on page 75.
The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the date indicated or that may be obtained in the future.
	For the Six Months Ended June 30, 2017	For the Year Ended December 31, 2016
Earnings Per Common Share:
Historical:
Heritage
Basic	$0.71	$1.30
Diluted	0.70	1.30
Puget Sound
Basic	0.76	1.23
Diluted	0.74	1.22
Pro forma combined (1)
Basic	0.68	1.23
Diluted	0.68	1.23
Equivalent Pro Forma Puget Sound (2)
Basic	0.89	1.62
Diluted	0.89	1.62

Dividends Declared Per Common Share:
Historical:
Heritage (3)	$0.25	$0.72
Puget Sound	-	-
Equivalent pro forma Puget Sound (4)	0.33	0.95

Book Value Per Common Share:
Historical:
Heritage	$16.71	$16.08
Puget Sound	15.74	14.88
Pro forma combined (1)	18.10	17.46
Equivalent pro forma amount of Puget Sound (2)	23.89	23.04

(1)
Pro forma combined amounts are calculated by adding together the historical amounts reported by Heritage and Puget Sound, as adjusted for the estimated acquisition accounting adjustments to be recorded in connection with the merger and an estimated 4,644,928 Heritage common shares to be issued in connection with the merger based on the terms of the merger agreement.

(2)	The equivalent pro forma per share data for Puget Sound is computed by multiplying the pro forma combined amounts by the exchange ratio of 1.3200.
(3)
It is anticipated that the initial pro forma combined dividend rate will be equal to the current dividend rate of Heritage. Accordingly, the pro forma combined dividends per Heritage common share is equal to the historical dividends per common share paid by Heritage.

(4)
The equivalent pro forma cash dividends per common share represent the historical cash dividends per common share declared by Heritage and assume no change will occur, multiplied by the exchange ratio of 1.3200.

MARKET PRICE DATA AND DIVIDEND INFORMATION
Comparative Market Price Information
The following table presents trading information for Heritage common shares on Nasdaq and Puget Sound common shares on the OTCQB Marketplace on July 26, 2017, the last trading day prior to the announcement of the signing of the merger agreement, and on November 9, 2017, the last practical trading day for which information was available prior to the date of the printing of this proxy statement/prospectus.

	Historical market value per share of Heritage	Historical market value per share of Puget Sound
July 26, 2017	$27.15	$35.84
November 9, 2017	29.55	35.35

You should obtain current market quotations for Heritage common shares. The market price of Heritage common shares will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Heritage common shares is subject to fluctuation, the value of the Heritage common shares that you may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information
Heritage common shares are listed on Nasdaq under the symbol "HFWA." Puget Sound common shares are listed on the OTCQB Marketplace under the symbol "PUGB." The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Heritage common share as reported on Nasdaq and the Puget Sound common shares as reported on the OTCQB Marketplace, and the Heritage quarterly cash dividends per share declared.  Puget Sound has not paid any dividends.

	Heritage		Dividends	Puget Sound
	Market Price		declared	Market Price
	High	Low	per share	High	Low

Fourth quarter through (November 9, 2017)*	$31.50	$29.20	$0.23	$35.75	$35.35
September 30, 2017	29.70	25.55	0.13	35.90	24.25
June 30, 2017	27.10	23.75	0.13	24.42	23.75
March 31, 2017	26.75	22.75	0.12	23.80	20.00
2016
December 30, 2016*	$26.10	$17.70	$0.37	$20.00	$17.40
September 30, 2016	18.67	16.92	0.12	18.92	17.60
June 30, 2016	18.45	16.47	0.12	18.83	18.20
March 31, 2016	18.68	16.54	0.11	18.45	17.90
2015
December 31, 2015*	$19.70	$18.08	$0.21	$18.40	$17.75
September 30, 2015	19.30	17.22	0.11	19.00	16.00
June 30, 2015	17.99	16.76	0.11	15.85	14.70
March 31, 2015	17.16	15.52	0.10	14.95	14.50
______________________
*Includes special dividend of $ 0.10, $0.25 and $0.10 per share for the quarters ended December 31, 2017, 2016 and 2015, respectively.
As a bank holding company, Puget Sound's ability to pay dividends is subject to the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. The Federal Reserve Board's policy is that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company's capital needs, asset quality and overall financial condition, and that it is inappropriate for a bank holding company experiencing serious financial problems to borrow funds to pay dividends. Under Washington law, Puget Sound is prohibited from paying a dividend if, after making such dividend payment, Puget Sound would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event it were to be dissolved at the time of the dividend payment, to satisfy preferential rights on dissolution of holders of preferred shares ranking senior in right of payment to the capital stock on which the applicable distribution is to be made would exceed its total assets.
The primary source for dividends paid to Puget Sound shareholders is dividends paid to it from Puget Sound Bank.  There are regulatory restrictions on the ability of Puget Sound Bank to pay dividends.  Under federal regulations, the dollar amount of dividends Puget Sound Bank may pay depends upon its capital position and recent net income.  Generally, if Puget Sound Bank satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed under state law and FDIC regulations.
As of November 6, 2017 there were 29,929,224 outstanding Heritage common shares held by approximately 1,321 shareholders of record. As of November 6, 2017, there were 3,425,809 outstanding Puget Sound common shares held by approximately 202 holders of record. Puget Sound has not paid any dividends to its shareholders.

THE SPECIAL MEETING OF PUGET SOUND SHAREHOLDERS
This proxy statement/prospectus constitutes the proxy statement of Puget Sound for use at the special meeting of Puget Sound's shareholders to be held on January 4, 2018, at Daniel's Broiler located at 10500 N.E. 8th Street, Bellevue, Washington 98004, at 3:00 p.m., local time, and any adjournments thereof.
At the special meeting, the shareholders of Puget Sound will consider and vote upon (i) approval of the merger agreement; and (ii) approval of the adjournment proposal.
Pursuant to the merger agreement, Puget Sound will merge with and into Heritage, and Puget Sound's wholly owned subsidiary, Puget Sound Bank, will merge with and into Heritage Bank. We expect to complete the merger of Puget Sound with and into Heritage during the quarter ended March 31, 2018.
When we complete the merger, Puget Sound shareholders will receive Heritage common shares as merger consideration, or in a limited circumstance a portion of the merger consideration in cash, for each Puget Sound common share they own, as described in "The Merger Agreement—Consideration to be Received in the Merger" on page 54.
Puget Sound has supplied all information contained in this proxy statement/prospectus with respect to Puget Sound. Heritage has supplied all information contained in this proxy statement/prospectus with respect to Heritage.
This proxy statement/prospectus is first being provided to shareholders of Puget Sound on or about November 20, 2017.
Voting and Proxy Procedure
Shareholders Entitled to Vote.
The close of business on November 6, 2017 was the record date for determining Puget Sound shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were 3,425,809 Puget Sound common shares outstanding held by 202 holders of record. Puget Sound has no other class of voting securities outstanding. Each holder of Puget Sound common shares is entitled to one vote for each Puget Sound common share in that holder's name on Puget Sound's books as of the record date on any matter submitted to the vote of the Puget Sound shareholders at the special meeting.
If you are a beneficial owner of Puget Sound common shares held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your Puget Sound common shares held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Voting Your Shares.
You can vote your shares using one of the following methods:
•	Vote through the Internet at www.proxyvote.com;
•	Vote by telephone using the toll-free number shown on the proxy card; or
•	Complete and return a written proxy card.
Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on January 3, 2018. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

You can also vote in person at the special meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the special meeting and vote.
       If you have any questions or need assistance with voting, please contact our proxy solicitor, Advantage Proxy, toll free at (877) 870-8565 or collect at (206) 870-8565.
Quorum.
The presence, in person or by proxy, of at least a third of the total number of outstanding Puget Sound common shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum.
Proxies; Proxy Revocation Procedures.
The Puget Sound board of directors solicits proxies so that each shareholder has the opportunity to vote on the merger agreement and any other proposal to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the special meeting and wishes to vote in person, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Puget Sound board of directors. The board recommends a vote:
•	FOR approval of the merger agreement; and
•	FOR the adjournment proposal.
Puget Sound shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the corporate secretary of Puget Sound prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.
Written notices of revocation or other communications about revoking your proxy should be addressed to Puget Sound Bancorp, Attn: Corporate Secretary, 10500 NE 8th Street, Suite 1500, Bellevue, Washington 98004.
Proxies that do not provide the proxy holders with direction in voting on the merger agreement or with respect to the adjournment proposal will be voted in favor of the merger agreement and the adjournment proposal, in accordance with the recommendation of the board of directors of Puget Sound. Puget Sound shareholders who provide no instruction with respect to the merger agreement will not be eligible to assert their dissenters' rights.
Vote Required; Voting Agreements.
The approval of the merger agreement will require the affirmative vote, in person or by proxy, of a majority of the outstanding Puget Sound common shares. The directors and executive officers of Puget Sound and their affiliates hold 17.5% of the outstanding shares entitled to vote.
The directors and executive officers of Puget Sound have entered into voting agreements with Heritage with respect to the Puget Sound common shares they own, in which they have agreed, among other things, to vote, or cause to be voted, all of their Puget Sound common shares in favor of the merger agreement. See the section entitled "The Merger Agreement—Voting Agreements" on page 65. Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding Puget Sound common shares, failure to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.
The adjournment proposal will be approved if a majority of the votes cast at the special meeting are voted in favor of the adjournment proposal. The failure to vote, abstentions and broker non-votes on the adjournment proposal will have no effect on such proposal.

Proxy Solicitation
The accompanying proxy is being solicited by the board of directors of Puget Sound. Puget Sound will bear the entire cost of solicitation of proxies from holders of its common shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Puget Sound, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. Puget Sound will pay printing, postage and mailing costs of the proxy statement/prospectus. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs. In addition, Puget Sound has engaged Advantage Proxy to assist in distributing proxy materials and soliciting proxies and has agreed to pay a fee of $4,250, including out-of-pocket expenses, plus $3.82 per vote transmitted using the Broadridge QuickVote proxy voting application, for its services to be rendered on behalf of Puget Sound.
Security Ownership of Management and Certain Beneficial Owners
The following table sets forth the beneficial ownership of Puget Sound common shares as of September 30, 2017 by (i) each director of Puget Sound, (ii) Puget Sound's executive officers, and (iii) all directors and executive officers of Puget Sound as a group.  Unless otherwise specified, the address of each listed shareholder is c/o Puget Sound Bancorp, Inc., 10500 NE 8th Street, Bellevue, Suite 1500, Bellevue, Washington 98004. There is no person or entity who is known by Puget Sound to beneficially own more than 5% of the outstanding Puget Sound common shares.
The percentage of beneficial ownership is calculated in relation to the 3,425,434 Puget Sound common shares that were issued and outstanding as of September 30, 2017.  Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. There are no Puget Sound common shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of September 30, 2017.  The table does not include unvested restricted stock awards as those awards cannot be voted during the vesting period.  Unless otherwise indicated, and subject to the voting agreements entered into with Heritage in connection with the merger (see "The Merger Agreement—Voting Agreements"), to Puget Sound's knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding (%) (2)

Directors

Stephen A. Dennis	24,044	(3)	0.70%
Patrick J. Dineen	49,197		1.44
Thomas E. Leavitt	31,524	(4)	0.92
Lynn Manley	12,775		0.37
James R. Mitchell	103,807	(5)	3.03
Nancy Pellegrino	4,827		0.14
Randall H. Quinton	51,994	(6)	1.52
James K. Schuler	123,441	(7)	3.60
James F. Tune	18,191		0.53
Edward E. Wallace	40,307		1.18
Robert Wallace	26,939		0.79
Total for Directors	487,046		14.22%

Executive Officers
Sean P. Brennan	45,524		1.33%
Tony Chalfant	34,288		1.00
Philip I. Mitterling	32,179		0.94
Total for Executive Officers	111,991		3.27%

All Executive Officers and Directors as a group (14 persons)	599,037		17.49%

(1)
The shares "beneficially owned" include shares owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other shares with respect to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.

(2)	Based on 3,425,434 Puget Sound common shares that were issued and outstanding as of September 30, 2017.
(3)	Includes 23,794 shares held as joint tenants with right of survivorship with Mr. Dennis' spouse.
(4)	Includes 31,274 shares held as tenants in common with Mr. Leavitt's spouse.
(5)	Includes 2,500 shares owned individually by Mr. Mitchell's spouse.
(6)	Includes 5,000 shares held in the estate of Mr. Quinton's mother, of which he is the executor.
(7)	Includes 13,160 shares owned individually by Mr. Schuler's spouse.

THE MERGER
General
The boards of directors of Heritage and Puget Sound have unanimously approved the merger agreement providing for the merger of Puget Sound with and into Heritage, with Heritage being the surviving entity, and the merger of Puget Sound Bank with and into Heritage Bank, with Heritage Bank being the surviving institution. We expect to complete the merger of Puget Sound with and into Heritage during the quarter ending March 31, 2018.
Background of the Merger
            On a regular basis, the Puget Sound board of directors considers the future of Puget Sound and how to maximize value for the Puget Sound shareholders, including continued stand-alone operations, through acquisition and through a potential sale of Puget Sound to a larger institution.  The Puget Sound board of directors holds a strategic planning retreat annually. At each retreat, the Puget Sound board of directors considers, among other things, ways to enhance shareholder value.  Representatives of Sandler O'Neill participated in the 2016 strategic planning retreat. At such time, the Puget Sound board of directors concluded that there were no possible acquisitions that met Puget Sound's acquisition criteria, and that based on then current bank merger valuations relative to the stand-alone prospects for Puget Sound, remaining independent was the best alternative for Puget Sound's shareholders.

In January 2017, it was noted that the share prices of possible acquirors had increased significantly and that bank merger valuations were also increasing.  The Puget Sound board of directors authorized management to contact Sandler O'Neill to inquire whether the increase in bank stock valuations could increase the value Puget Sound might receive in a merger.  Sandler O'Neill shared an updated analysis with Puget Sound management  which demonstrated the potential for an increase in the value Puget Sound might receive in a merger with a larger institution. Puget Sound management shared this information with the Puget Sound board of directors.

On January 18, 2017, the board of directors of Puget Sound authorized management to engage Sandler O'Neill to contact a select number of financial institutions who the Puget Sound board of directors felt would be a good fit for Puget Sound. In late January 2017, representatives of Sandler O'Neill conducted initial due diligence on Puget Sound.

In mid-February 2017, representatives of Sandler O'Neill began contacting the financial institutions selected by the Puget Sound board of directors.  Of the contacts, four, including Heritage, requested and executed a confidentiality agreement, received a package of confidential information regarding Puget Sound and held an introductory meeting with Jim Mitchell, Puget Sound's Chief Executive Officer.

A confidentiality agreement was entered into between Heritage and Puget Sound on February 24, 2017.

On March 1, 2017, Jim Mitchell, Puget Sound's Chief Executive Officer first met with Brian Vance, Heritage's Chief Executive Officer to discuss a potential merger of their two companies.

During March 2017, conversations with all four interested parties, including Heritage, continued.

In early April 2017, representatives of Sandler O'Neill requested that the interested parties verbally describe proposed pricing and form of consideration for a potential acquisition of Puget Sound.  In response, one party expressed an inability to achieve a premium valuation and elected not to proceed with further discussions.  Party A expressed continued interest, likely in a value range of $30 to $33 per Puget Sound common share, but an inability to consummate a transaction until late in 2017.  Party B proposed a valuation of approximately $32 per Puget Sound common share, consisting of stock and cash.  Heritage expressed a transaction consisting of 1.2929 Heritage common shares in exchange for each Puget Sound common share, the value of which was equal to approximately $31.50 per Puget Sound common share at the time.

On April 18, 2017, the Puget Sound board of directors held a special meeting.  Representatives of Sandler O'Neill participated in the meeting and presented an update on the conversations to date and the verbal valuations received.  At the meeting, the Puget Sound board of directors determined that Party A's inability to consummate a transaction in a timely fashion introduced significant uncertainty making Party A undesirable.  The Puget Sound board of directors determined that Heritage and Party B would make a good strategic fit with Puget Sound and that if the value of those proposals could be improved, they would warrant further consideration.  The Puget Sound board of directors instructed management and representatives of Sandler O'Neill to provide additional information to Heritage and Party B with the hopes of attracting a higher valuation for Puget Sound shareholders.  Discussions with Party A were terminated.

In late April 2017, Puget Sound provided additional due diligence information to Heritage and Party B.

In early May 2017, representatives of Sandler O'Neill, at the direction of Puget Sound management, invited Heritage and Party B to submit non-binding written proposals with increased valuations.

On May 11, 2017, a non-binding letter of interest was provided by Heritage to Puget Sound including an expanded description of deal terms and reflecting an exchange ratio of 1.2929 Heritage common shares for each Puget Sound common share, representing a value of approximately $32.00 per Puget Sound common share at the time.  Also on May 11, 2017, Party B expressed that, at that time, they were not in a position to submit a written proposal, and were uncertain when they might be able to submit a written proposal. However, in no event would they be able to submit a written proposal until they had completed implementation of internal operational improvements.

Puget Sound's corporate development committee, which oversees merger and acquisition activity, and the management team reviewed the written offer from Heritage and the verbal response from Party B with representatives of Sandler O'Neill on May 15, 2017.

On May 17, 2017, a meeting of the Puget Sound board of directors was held to discuss the Heritage offer.  Representatives of Sandler O'Neill and Puget Sound's legal counsel, Keller Rohrback L.L.P., or Keller, attended the meeting, and there was a complete discussion of the written offer from Heritage and the verbal response from Party B.  The Puget Sound board of directors determined that the inability of Party B to proceed with any acquisition of Puget Sound in the near-term introduced considerable uncertainty and determined that conversations with Party B should cease until Party B could confidently act on a transaction.  The Puget Sound board of directors discussed the written proposal from Heritage which was structured as a 100% stock transaction with a fixed exchange ratio of 1.2929 Heritage common shares for each Puget Sound common share with a value of approximately $32.00 per Puget Sound common share at the time. The Puget Sound corporate development committee recommended to the Puget Sound board of directors  that they negotiate further with Heritage, stating that they felt the following factors were compelling: the offer was a strong premium to Puget Sound's stock price; Heritage was a qualified acquiror; Heritage placed an emphasis on retaining many of Puget Sound's talented employees; Heritage common shares trade on Nasdaq  which would provide more liquidity to Puget Sound shareholders; and Heritage paid a quarterly cash dividend. Representatives of Sandler O'Neill circulated a financial analysis regarding the proposal, provided history of the proposal, and discussed the structure and went through a financial analysis of the Heritage proposal as compared to the continued stand-alone operation of Puget Sound.  The Puget Sound board of directors determined that the value to Puget Sound shareholders of the Heritage proposal meaningfully exceeded the Puget Sound standalone alternative.  There followed a lengthy discussion regarding the Heritage proposal. The Puget Sound board of directors determined that the proposed exchange ratio should be increased and that Puget Sound should have the right to exit from the transaction in the event of a severe decline in the value of Heritage common shares.  The Puget Sound board of directors instructed representatives of Sandler O'Neill to politely discontinue discussions with Party B and attempt to negotiate an increased exchange ratio and a walk-away right for Puget Sound so that it could terminate the transaction if Heritage's common share price and the value of the merger consideration declined below a certain level prior to closing.

Over the next few days, representatives of Sandler O'Neill contacted Heritage and undertook negotiations on Puget Sound's behalf.

On May 22, 2017, Heritage held a special board meeting to discuss the proposed transaction. Following that meeting, a revised non-binding letter of intent was provided by Heritage to Puget Sound later that day which included an increased exchange ratio of 1.3200 Heritage common shares in exchange for each Puget Sound common share, which was valued at approximately $32.00 per share at the time and included a 15% symmetrical double-trigger collar and a right for either party to terminate the transaction in the event that the value of the merger consideration was less than $26.98 per Puget Sound common share based upon the Heritage average closing price for the determination period.

On May 23, 2017, Mr. Vance and Jeff Deuel, Chief Operating Officer of Heritage, met with Mr. Mitchell and Puget Sound directors – Jim Tune, Pat Dineen and Ed Wallace in Bellevue, Washington to make introductions and provide an overview of Heritage and its strategies.

 On May 24, 2017, the Puget Sound board of directors held a special meeting to consider the revised non-binding letter of intent received from Heritage. There followed a lengthy discussion regarding the proposal, the opportunities of Puget Sound if it remained standalone, and other technical questions, all of which were discussed with representatives of Sandler O'Neill and Keller who participated in the meeting. Following discussion, the Puget Sound board approved, with some technical changes, the terms of the letter of intent and proceeding with exclusive negotiations with Heritage during the completion of due diligence and negotiation of a definitive agreement.

On May 25, 2017, Heritage provided Puget Sound with the final version of the letter of intent addressing the technical changes requested by Puget Sound and the letter of intent was executed by both parties that day.

During June and July 2017, Heritage and Puget Sound, with the assistance of legal, financial and accounting advisors conducted mutual due diligence.

On June 26, 2017, there was a due diligence meeting in Seattle, Washington with Brian Vance, Jeff Deuel, Don Hinson, Dave Spurling and Bryan McDonald of Heritage and Jim Mitchell, Sean Brennan, Philip Mitterling, and Tony Chalfant of Puget Sound to make introductions, share information about the two banks' strategies, and begin discussions about integration including individual meetings between counterparts.

On July 6, 2017, there was a meeting in Olympia, Washington with Brian Vance, Jeff Deuel, Don Hinson, Bryan McDonald, Cindy Huntley, Lisa Banner, Tom Henning, Dave Spurling, Sabrina Robison and Kaylene Lahn of Heritage and Jim Mitchell, Phil Mitterling, Tony Chalfant and Sean Brennan of Puget Sound to perform additional due diligence.

On July 10, 2017, there were individual meetings between Jim Mitchell, Sean Brennan, Tony Chalfant and Phil Mitterling of Puget Sound with Heritage's  Jeff Deuel and Human Resources Director, Sabrina Robison, in Bellevue, Washington.  In addition, at that time, an extension to the letter of interest was signed by the parties.

On July 14, 2017, Puget Sound received a draft of the definitive merger agreement and over the next several days, the document was negotiated by Heritage, Puget Sound and their respective advisors.

On July 18, 2017 Heritage representatives Brian Vance and Jeff Deuel and Heritage directors, Brian Charneski and Jeff Lyon interviewed two Puget Sound directors for a potential Heritage board seat.  In addition, Jeff Deuel met with Jim Mitchell, Sean Brennan and Tony Chalfant in Bellevue, Washington

On July 24, 2017, Puget Sound provided its disclosure schedules to Heritage.

On July 25, 2017, Heritage's board of directors approved the merger agreement contingent upon the approval by the Puget Sound board of directors.

On July 26, 2017, Heritage provided its final disclosure schedules to Puget Sound, Puget Sound's key executives entered into employment agreements with Heritage Bank, its directors entered into non-compete agreements with Heritage, and its executive officers and directors entered into voting agreements with Heritage.

On July 26, 2017, the Puget Sound board of directors met to approve the final merger agreement.  At the meeting, Keller reviewed the merger agreement in detail with the board, after which questions were asked and answered. Representatives of Sandler O'Neill then reviewed the financial aspects of the proposed merger and rendered to Puget Sound's board of directors its opinion, which was subsequently confirmed in writing on July 26, 2017, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Puget Sound common shares. Having fully discussed the terms of the final merger agreement from both a legal and financial point of view, the Puget Sound board of directors unanimously approved the merger agreement.

On July 26, 2017, the merger agreement was executed by both parties.

Recommendation of the Puget Sound Board of Directors and Reasons of Puget Sound for the Merger
After careful consideration, at a meeting held on July 26, 2017, Puget Sound's board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Puget Sound and its shareholders. Accordingly, Puget Sound's board of directors unanimously approved the merger agreement and recommends that Puget Sound's shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the adjournment proposal.
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its shareholders vote "FOR" the approval of the merger agreement, the Puget Sound board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Puget Sound management, as well as Puget Sound's independent financial and legal advisors, and considered a number of factors, including the following material factors:

•
its knowledge of Puget Sound's business, operations, financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with Heritage;

•
its understanding of Heritage's business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account publicly available information and information furnished by Heritage;

•
its belief that the merger will result in a stronger banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver enhanced value to Puget Sound's shareholders as compared to continuing to operate as a stand-alone entity;

•
its belief that the two companies share a common vision of the importance of customer service and local decision-making and that management and employees of Puget Sound and Heritage possess complementary skills and expertise, which it believes should facilitate integration and implementation of the transaction;

•
the expanded possibilities, including organic growth and future acquisitions, that would be available to Heritage, given its larger size, asset base, capital, market capitalization, trading liquidity and footprint;

•
the anticipated pro form financial  impact of the merger on Heritage, including potential synergies, and the expected impact on financial metrics such as earnings and tangible equity per share, as well as on regulatory capital levels;

•
the financial presentation, dated July 26, 2017, of Sandler O'Neill to the Puget Sound board of directors and the opinion, dated July 26, 2017, of Sandler O'Neill to the Puget Sound board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Puget Sound common shares of the exchange ratio in the proposed merger, as more fully described below under "--Opinion of Puget Sound's Financial Advisor;"

•	the benefits to Puget Sound and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•
the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competitive conditions;

•	the expected social and economic impact of the merger on the constituencies served by Puget Sound, including its borrowers, customers, depositors, employees, suppliers and communities;

•	its understanding of the current and prospective environment in which Puget Sound and Heritage operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Puget Sound;

•	the ability of Heritage to complete the merger;

•
the equity interest in the combined company that Puget Sound's existing shareholders will receive in the merger, which allows such shareholders to continue to participate in the future success of the combined company;

•
the greater market capitalization and trading liquidity of Heritage common shares in the event that Puget Sound shareholders desire to sell the Heritage common shares to be received by them following completion of the merger;

•	that Heritage has paid cash dividends on its common shares;
•	its understanding that the merger will qualify as a "reorganization" under the Code, providing favorable tax consequences to Puget Sound's shareholders in the merger; and

•
Puget Sound's review with Puget Sound's independent legal advisor, Keller Rohrback, of the material terms of the merger agreement, including the board's ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to Puget Sound's shareholders and to consider and pursue a better unsolicited acquisition proposal, subject to the payment by Puget Sound of a termination fee of $4,250,000 to Heritage, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The Puget Sound board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of Puget Sound's business and towards the completion of the merger;

•
the restrictions on the conduct of Puget Sound's business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Puget Sound from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Puget Sound absent the pending merger;

•	the potential risks associated with achieving anticipated cost savings and successfully integrating Puget Sound's business, operations and workforce with those of Heritage;

•	the merger-related costs;

•
the fact that the interests of Puget Sound's directors and executive officers may be different from, or in addition to, the interests of Puget Sound's other shareholders as described below under the heading "–Interests of Certain Persons in the Merger";

•
the fact that, while Puget Sound expects that the merger will be consummated, there can be no assurance that all conditions to the parties' obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals of the merger and the bank merger or the Puget Sound shareholder approval of the merger agreement might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•
the fact that: (i) Puget Sound would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Puget Sound would be obligated to pay to Heritage a termination fee of $4,250,000 if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a business combination with Puget Sound from pursuing such a transaction; and

•	the other risks described under the section entitled "Risk Factors."
The foregoing discussion of the information and factors considered by the Puget Sound board of directors is not intended to be exhaustive, but includes the material factors considered by the Puget Sound board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Puget Sound board of directors did not quantify or assign any relative weights to the specific factors it considered, and individual directors may have given different weights to different factors. The Puget Sound board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.
Puget Sound's board of directors unanimously approved the merger agreement and recommends that Puget Sound's shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the adjournment proposal. Puget Sound shareholders should be aware that Puget Sound's directors and executive officers have interests in the merger that are different from, or in addition to, those of other Puget Sound shareholders. The Puget Sound board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the shareholders of Puget Sound approve the merger agreement. See "—Interests of Certain Persons in the Merger."
This summary of the reasoning of Puget Sound's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled "Cautionary Statement Regarding Forward-Looking Statements."
Opinion of Puget Sound's Financial Advisor
Puget Sound retained Sandler O'Neill to act as an independent financial advisor to Puget Sound's board of directors in connection with Puget Sound's consideration of a possible business combination.  Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O'Neill acted as an independent financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement.  At the July 26, 2017 meeting at which Puget Sound's board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O'Neill delivered to Puget Sound's board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of July 26, 2017, the exchange ratio provided for in the merger agreement was fair to the holders of Puget Sound common shares from a financial point of view.  The full text of Sandler O'Neill's opinion is attached as Appendix B to this proxy statement/prospectus.  The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion.  Holders of Puget Sound common shares are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to Puget Sound's board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Puget Sound as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger.  Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Puget Sound common shares and does not address the underlying business decision of Puget Sound to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Puget Sound or the effect of any other transaction in which Puget Sound might engage.  Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Puget Sound or Heritage, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the exchange ratio to be received by the holders of Puget Sound common shares. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.
In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:
•	a draft of the merger agreement, dated July 24, 2017;
•	certain publicly available financial statements and other historical financial information of Puget Sound that Sandler O'Neill deemed relevant;
•	certain publicly available financial statements and other historical financial information of Heritage that Sandler O'Neill deemed relevant;
•
certain internal financial projections for Puget Sound for the years ending December 31, 2017 through December 31, 2019, as provided by the management of Puget Sound, as well as an estimated long-term earnings per share growth rate for the years thereafter, as directed by the management of Puget Sound;

•
publicly available consensus mean analyst earnings per share estimates for Heritage for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of  Heritage and their representatives;

•
the pro forma financial impact of the merger on Heritage based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the management of Heritage and their representatives;

•
the publicly reported historical price and trading activity for Puget Sound and Heritage common shares, including a comparison of certain stock market information for Puget Sound and Heritage common shares and certain share indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Puget Sound and Heritage with similar financial institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

Sandler O'Neill also discussed with certain members of the senior management of Puget Sound the business, financial condition, results of operations and prospects of Puget Sound and held similar discussions with certain members of the senior management of Heritage regarding the business, financial condition, results of operations and prospects of Heritage.
In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Puget Sound or Heritage or their respective representatives or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation.  Sandler O'Neill relied on the assurances of the respective managements of Puget Sound and Heritage that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading.  Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof.  Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Puget Sound, or Heritage, or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals.  Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Puget Sound or Heritage.  Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Puget Sound or Heritage or the combined entity after the merger and Sandler O'Neill did not review any individual credit files relating to Puget Sound or Heritage.  Sandler O'Neill assumed, with Puget Sound's consent, that the respective allowances for loan losses for both Puget Sound and Heritage were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O'Neill used certain internal financial projections for Puget Sound for the years ending December 31, 2017 through December 31, 2019, as provided by the management of Puget Sound, as well as an estimated long-term earnings per share growth rate for the years thereafter, as directed by the management of Puget Sound. In addition, Sandler O'Neill used publicly available consensus mean analyst earnings per share estimates for Heritage for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the management of Heritage and their representatives. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the management of Heritage and their representatives. With respect to the foregoing information, the respective managements of Puget Sound and Heritage confirmed to Sandler O'Neill that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Puget Sound and Heritage, respectively, and the other matters covered thereby, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Puget Sound or Heritage since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that Puget Sound and Heritage would remain as going concerns for all periods relevant to Sandler O'Neill's analysis.
Sandler O'Neill also assumed, with Puget Sound's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Puget Sound, Heritage or the merger or any related transaction, (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes.  Finally, with Puget Sound's consent, Sandler O'Neill relied upon the advice that Puget Sound received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O'Neill expressed no opinion as to any such matters.

Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date thereof.  Events occurring after the date thereof could materially affect Sandler O'Neill's opinion.  Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.  Sandler O'Neill expressed no opinion as to the trading values of Puget Sound common shares or Heritage common shares at any time or what the value of Heritage common shares would be once it is actually received by the holders of Puget Sound common shares.
In rendering its opinion, Sandler O'Neill performed a variety of financial analyses.  The summary below is not a complete description of the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to Puget Sound's board of directors, but is a summary of all material analyses performed and presented by Sandler O'Neill.  The summary includes information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.  Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Puget Sound or Heritage and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Puget Sound and Heritage and the companies to which they are being compared.  In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered.  Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor.  Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Puget Sound, Heritage and Sandler O'Neill.  The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses.  Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Puget Sound's board of directors at its July 26, 2017 meeting.  Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Puget Sound common shares or the prices at which Puget Sound common shares or Heritage common shares may be sold at any time.  The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by Puget Sound's board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of Puget Sound's board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Puget Sound and Heritage.
Summary of Implied Exchange Ratio and Implied Transaction Metrics.  Sandler O'Neill reviewed the financial terms of the proposed merger.  Subject to certain adjustments and termination provisions, as more fully described in the merger agreement, at the effective time, each share of Puget Sound common shares issued and outstanding prior to the effective time, except for certain shares of Puget Sound common shares as specified in the merger agreement, will be converted into the right to receive a number of shares of the common shares of Heritage equal to the exchange ratio. Based on the closing price of Heritage common shares on July 25, 2017 of $26.70 and a per share exchange ratio of 1.3200, Sandler O'Neill calculated an implied transaction price per share of Puget Sound common shares of $35.24 and an aggregate implied transaction value of approximately $124.1 million in exchange for all Puget Sound common shares and unvested restricted stock issued and outstanding as of March 31, 2017.  Based upon historical financial information for Puget Sound as of or for the last twelve months ("LTM") ended June 30, 2017, Sandler O'Neill calculated the following implied transaction metrics.
Transaction Price / Last Twelve Months Earnings Per Share of Puget Sound:	25.7x
Transaction Price / Tangible Book Value Per Share of Puget Sound:	233%
Tangible Book Premium / Core Deposits¹:	14.7%
One Day Market Premium to July 25, 2017 Puget Sound Closing Stock Price:	44.1%

Note:
1: Core deposits calculated as total deposits less CD's greater than $100,000

Puget Sound Comparable Company Analyses.  Sandler O'Neill used publicly available information to compare selected financial information for Puget Sound with a group of financial institutions selected by Sandler O'Neill (the "Puget Sound Peer Group").  The Puget Sound Peer Group consisted of publicly traded banks headquartered in the Western Region operating in metropolitan areas with total assets between $300 million and $2 billion and with a loan portfolio comprised of more than 20% commercial and industrial loans, excluding announced merger targets. The Puget Sound Peer Group consisted of the following companies:
American Business Bank	Northwest Bancorporation, Inc.
Pacific Mercantile Bancorp	CommerceWest Bank
California Bancorp	Premier Commercial Bancorp
Avidbank Holdings, Inc.	Commencement Bank
Presidio Bank	CBBC Bancorp

The analysis compared publicly available financial information for Puget Sound as of or for the LTM period ended June 30, 2017 with the corresponding publicly available data for the Puget Sound Peer Group as of or for the LTM period ended March 31, 2017, with pricing data as of July 25, 2017. The table below sets forth the data for Puget Sound and the high, low, median and mean data for the Puget Sound Peer Group.
Puget Sound Peer Group
PUGB	Mean	Median	High	Low
Total Assets (in millions)	$567	$734	$667	$1,819	$306
Market Value (in millions)	$84	$115	$97	$290	$45
Price/Tangible Book Value	162%	153%	149%	191%	125%
Price/LTM Earnings Per Share	17.8	x	18.2	x	17.4	x	24.6	x	12.9	x
Current Dividend Yield	0.0%	0.3%	0.0%	3.0%	0.0%
One-Year Stock Price Change	29.7%	36.0%	33.6%	53.2%	25.7%
LTM Efficiency Ratio	60%	66%	65%	93%	55%
LTM Net interest Margin	3.57%	3.91%	4.11%	4.35%	3.00%
LTM Return on Average Assets	0.90%	0.52%	0.87%	1.16%	(2.94%)
LTM Return on Average Tangible Equity	9.4%	5.7%	9.1%	13.5%	(28.2%)
Tangible Common Equity/Tangible Assets	9.2%	9.6%	9.5%	11.6%	7.7%
Commercial & Industrial Loans/ Loans	43%	30%	29%	42%	20%
Loans/Deposits	73%	88%	91%	103%	54%
Non-performing Assets/Total Assets	0.00%	0.55%	0.14%	2.18%	0.00%
Non-interest bearing deposits / deposits	44%	39%	37%	55%	29%

Puget Sound Stock Trading History.  Sandler O'Neill reviewed the historical stock price performance of Puget Sound common shares for the one-year and three-year periods ended July 25, 2017. Sandler O'Neill then compared the relationship between the stock price performance of Puget Sound's common shares to movements in the Puget Sound Peer Group as well as certain stock indices.
Puget Sound One-Year Price Performance

	Beginning July 25, 2016	Ending July 25, 2017
Puget Sound	100.0%	129.7%
Puget Sound Peer Group	100.0%	133.6%
NASDAQ Bank	100.0%	134.5%
S&P 500	100.0%	114.2%

Puget Sound Three-Year Price Performance

	Beginning July 25, 2014	Ending July 25, 2017
Puget Sound	100.0%	174.0%
Puget Sound Peer Group	100.0%	167.8%
NASDAQ Bank	100.0%	149.8%
S&P 500	100.0%	125.2%

Puget Sound Net Present Value Analyses.  Sandler O'Neill performed an analysis that estimated the net present value per Puget Sound common share assuming Puget Sound performed in accordance with internal financial projections for the years ending December 31, 2017 through December 31, 2019, as provided by the management of Puget Sound, as well as an estimated long-term earnings per share growth rate for the years thereafter, as directed by the management of Puget Sound. To approximate the terminal value of a Puget Sound common share at December 31, 2021, Sandler O'Neill applied price to 2021 earnings per share multiples ranging from 13.0x to 23.0x and price to December 31, 2021 tangible book value per share multiples ranging from 130% to 195%.  The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Puget Sound common shares.  As illustrated in the following tables, the analysis indicated an imputed range of values per Puget Sound common share of $17.13 to $37.02 when applying multiples of earnings per share and $16.92 to $30.99 when applying multiples of tangible book value per share.
	Earnings Per Share Multiples
Discount Rate	13.0	x	15.0	x	17.0	x	19.0	x	21.0	x	23.0	x
10.0%	$20.92		$24.14		$27.36		$30.58		$33.80		$37.02
11.0%	$20.09		$23.18		$26.27		$29.36		$32.45		$35.54
12.0%	$19.29		$22.26		$25.23		$28.20		$31.17		$34.13
13.0%	$18.54		$21.39		$24.24		$27.09		$29.94		$32.80
14.0%	$17.82		$20.56		$23.30		$26.04		$28.78		$31.52
15.0%	$17.13		$19.76		$22.40		$25.04		$27.67		$30.31

	Tangible Book Value Per Share Multiples
Discount Rate	130%	143%	156%	169%	182%	195%
10.0%	$20.66	$22.73	$24.80	$26.86	$28.93	$30.99
11.0%	$19.84	$21.82	$23.81	$25.79	$27.77	$29.76
12.0%	$19.05	$20.96	$22.86	$24.77	$26.68	$28.58
13.0%	$18.31	$20.14	$21.97	$23.80	$25.63	$27.46
14.0%	$17.59	$19.35	$21.11	$22.87	$24.63	$26.39
15.0%	$16.92	$18.61	$20.30	$21.99	$23.68	$25.38

Sandler O'Neill also considered and discussed with the Puget Sound board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income.  To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Puget Sound's earnings per share varied from 15% above projections to 15% below projections.  This analysis resulted in the following range of values for each Puget Sound common share, applying the price to 2021 earnings per share multiples range of 13.0x to 23.0x referred to above and a discount rate of 12.95%.

	Earnings Per Share Multiples
Variance to Base	13.0	x	15.0	x	17.0	x	19.0	x	21.0	x	23.0	x
(15.0%)	$15.79		$18.22		$20.65		$23.07		$25.50		$27.93
(10.0%)	$16.72		$19.29		$21.86		$24.43		$27.00		$29.57
(5.0%)	$17.64		$20.36		$23.07		$25.79		$28.50		$31.22
0.0%	$18.57		$21.43		$24.29		$27.15		$30.00		$32.86
5.0%	$19.50		$22.50		$25.50		$28.50		$31.50		$34.50
10.0%	$20.43		$23.57		$26.72		$29.86		$33.00		$36.15
15.0%	$21.36		$24.65		$27.93		$31.22		$34.50		$37.79

Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Analysis of Selected Merger Transactions.  Sandler O'Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks (the "Nationwide Precedent Transactions").  The Nationwide Precedent Transactions group consisted of bank transactions announced in the last-twelve-months ending July 25, 2017 with disclosed deal values, target assets between $300 million and $1.5 billion, target LTM ROAA greater than 0.50% and less than 2.0%, TCE/TA greater than 8.0% and less than 11.0%, and target Non-Performing Assets/Assets ratio less than 3.0%.
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
United Community Banks, Inc.	Four Oaks Fincorp, Inc.
Carolina Financial Corporation	First South Bancorp, Inc.
Southside Bancshares, Inc.	Diboll State Bancshares, Inc.
Glacier Bancorp, Inc.	Columbine Capital Corporation
SmartFinancial, Inc.	Capstone Bancshares, Inc.
Seacoast Commerce Banc Holdings	Capital Bank
First Merchants Corporation	Independent Alliance Banks, Inc.
Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
First Busey Corporation	First Community Financial Partners, Inc.
First Merchants Corporation	Arlington Bank
Renasant Corporation	Metropolitan BancGroup, Inc.
Veritex Holdings, Inc.	Sovereign Bancshares, Inc.
CenterState Banks, Inc.	Gateway Financial Holdings of Florida, Inc.
Simmons First National Corporation	Hardeman County Investment Company, Inc.
Access National Corporation	Middleburg Financial Corporation
CenterState Banks, Inc.	Platinum Bank Holding Company
Enterprise Financial Services Corp	Jefferson County Bancshares, Inc.
Standard Financial Corp.	Allegheny Valley Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, tangible book value premium to core deposits and one-day market premium.  Sandler O'Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Puget Sound/Heritage	Mean	Median	High	Low
Transaction Price / LTM Earnings Per Share:	25.7x	21.0x	20.1x	32.5x	15.0x
Transaction Price / Tangible Book Value Per Share:	233%	179%	176%	265%	124%
Tangible Book Value Premium to Core Deposits:	14.7%	12.5%	11.4%	22.6%	3.6%
1-Day Market Premium	44.1%	30.0%	22.6%	74.4%	10.4%

Heritage Comparable Company Analyses.  Sandler O'Neill used publicly available information to compare selected financial information for Heritage with a group of financial institutions selected by Sandler O'Neill (the "Heritage Peer Group"). The Heritage Peer Group consisted of major exchange traded banks headquartered in Western Region with assets between $2 billion and $6 billion, excluding announced merger targets. The Heritage Peer Group consisted of the following companies:
Central Pacific Financial Corp. ¹	First Foundation Inc. ¹
Westamerica Bancorporation	Preferred Bank
Hanmi Financial Corporation	Heritage Commerce Corp ¹
TriCo Bancshares ¹	Bank of Marin Bancorp

1. Financial data as of March 31, 2017.
The analysis compared publicly available financial information for Heritage as of or for the LTM period ended June 30, 2017 with the corresponding publicly available data for the Heritage Peer Group as of or for the LTM period ended June 30, 2017 (unless otherwise noted), with pricing data as of July 25, 2017. The table below sets forth the data for Heritage and the high, low, median and mean data for the Heritage Peer Group.

		Heritage Peer Group
	Heritage	Mean	Median	High	Low
Total Assets (in millions)	$3,991	$4,043	$4,108	$5,443	$2,101
Market Value (in millions)	$799	$821	$836	$1,483	$391
Price/Tangible Book Value	213%	222%	196%	317%	168%
Price/LTM Earnings Per Share	19.1x	19.8x	19.6x	24.1x	16.9x
Price/Estimated 2017 Earnings Per Share	20.1x1	18.9x	18.4x	24.4x	16.5x
Price/Estimated 2018 Earnings Per Share	18.2x	16.9x	15.9x	23.3x	14.5x
Current Dividend Yield	1.9%	2.0%	2.1%	2.9%	0.0%
One-Year Stock Price Change	54.9%	36.2%	29.8%	80.1%	20.1%
LTM Efficiency Ratio	65%	56%	57%	66%	38%
LTM Net interest Margin	3.92%	3.65%	3.76%	4.19%	3.08%
LTM Return on Average Assets	1.09%	1.08%	1.11%	1.31%	0.78%
LTM Return on Average Tangible Common Equity	11.7%	11.7%	11.1%	14.3%	9.2%
Tangible Common Equity/Tangible Assets	9.7%	9.3%	9.1%	11.1%	7.9%
CRE Concentration Ratio	242%	290%	291%	656%	76%
Loans/Deposits	84%	77%	78%	111%	28%
Non-performing Assets/Total Assets	0.29%	0.47%	0.42%	0.92%	0.21%

1.  2017 estimated EPS does not include the impact of Q2 results which include non-recurring gain on sale of "other loans" equaling approximately $3.0 million in pretax proceeds or $0.06 in EPS

Heritage Stock Trading History.  Sandler O'Neill reviewed the historical stock price performance of Heritage common shares for the one-year and three-year periods ended July 25, 2017.  Sandler O'Neill then compared the relationship between the stock price performance of Heritage's common shares to movements in its peer group (as described above) as well as certain stock indices.
Heritage One-Year Stock Price Performance

	Beginning July 25, 2016	Ending July 25, 2017
Heritage	100.0%	154.9%
Heritage Peer Group	100.0%	129.8%
NASDAQ Bank	100.0%	134.5%
S&P 500	100.0%	114.2%

Heritage Three-Year Stock Price Performance

	Beginning July 25, 2014	Ending July 25, 2017
Heritage	100.0%	168.6%
Heritage Peer Group	100.0%	161.0%
NASDAQ Bank	100.0%	149.8%
S&P 500	100.0%	125.2%

Heritage Net Present Value Analyses.  Sandler O'Neill performed an analysis that estimated the net present value per share of Heritage common shares assuming that Heritage performed in accordance with publicly available consensus mean analyst earnings per share estimates for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate and dividend payout ratio for Heritage for the years thereafter, as directed by the senior management of Heritage and their representatives. To approximate the terminal value of Heritage common shares at December 31, 2021, Sandler O'Neill applied price to 2021 earnings per share multiples ranging from 17.0x to 22.0x and price to December 31, 2021 tangible book value per share multiples ranging from 170% to 245%.  The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 12.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Heritage common shares.  As illustrated in the following tables, the analysis indicated an imputed range of values per share of Heritage common shares of $21.05 to $32.42 when applying multiples of earnings per share and $19.92 to $33.83 when applying multiples of tangible book value per share.
	Earnings Per Share Multiples
Discount Rate	17.0	x	18.0	x	19.0	x	20.0	x	21.0	x	22.0	x
7.0%	$25.61		$26.97		$28.33		$29.70		$31.06		$32.42
8.0%	$24.60		$25.91		$27.22		$28.52		$29.83		$31.14
9.0%	$23.65		$24.90		$26.15		$27.41		$28.66		$29.92
10.0%	$22.74		$23.94		$25.14		$26.35		$27.55		$28.75
11.0%	$21.87		$23.03		$24.18		$25.34		$26.49		$27.65
12.0%	$21.05		$22.16		$23.27		$24.37		$25.48		$26.59

	Tangible Book Value Per Share Multiples
Discount Rate	170%	185%	200%	215%	230%	245%
7.0%	$24.22	$26.15	$28.07	$29.99	$31.91	$33.83
8.0%	$23.27	$25.12	$26.96	$28.80	$30.65	$32.49
9.0%	$22.37	$24.14	$25.91	$27.68	$29.45	$31.21
10.0%	$21.51	$23.21	$24.91	$26.61	$28.30	$30.00
11.0%	$20.70	$22.33	$23.96	$25.58	$27.21	$28.84
12.0%	$19.92	$21.48	$23.05	$24.61	$26.18	$27.74

Sandler O'Neill also considered and discussed with the Puget Sound board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income.  To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Heritage's earnings per share varied from 15% above estimates to 15% below estimates.  This analysis resulted in the following range of per share values for Heritage common shares, applying the price to 2021 earnings per share multiples range of 17.0x to 22.0x referred to above and a discount rate of 7.94%.

	Earnings Per Share Multiples
Variance to Base	17.0	x	18.0	x	19.0	x	20.0	x	21.0	x	22.0	x
(15.0%)	$21.32		$22.44		$23.55		$24.66		$25.78		$26.89
(10.0%)	$22.44		$23.62		$24.80		$25.97		$27.15		$28.33
(5.0%)	$23.55		$24.80		$26.04		$27.28		$28.53		$29.77
0.0%	$24.66		$25.97		$27.28		$28.60		$29.91		$31.22
5.0%	$25.78		$27.15		$28.53		$29.91		$31.28		$32.66
10.0%	$26.89		$28.33		$29.77		$31.22		$32.66		$34.10
15.0%	$28.01		$29.51		$31.02		$32.53		$34.03		$35.54

Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.  Sandler O'Neill analyzed certain potential pro forma effects of the merger.  In performing this analysis, Sandler O'Neill utilized the following information and assumptions: (i) the merger closes on December 31, 2017; (ii) certain internal financial projections for Puget Sound for the years ending December 31, 2017 through December 31, 2019 and a long-term earnings per share growth rate, as provided by the senior management of Puget Sound; (iii) publicly available consensus mean analyst earnings per share estimates for Heritage for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term annual earnings per share growth rate and dividend payout ratio for Heritage for the years thereafter, as provided by the senior management of Heritage and their representatives; and (iv) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Heritage and their representatives.  The analysis indicated that the merger could be accretive to Heritage's earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2018 through December 31, 2021, and dilutive to Heritage's estimated tangible book at close and through the year end of 2021.
In connection with this analysis, Sandler O'Neill considered and discussed with the Puget Sound board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Sandler O'Neill's Relationship.  Sandler O'Neill acted as Puget Sound's financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.25% of the aggregate purchase price, which fee at the time of announcement was approximately $1.6 million.  A significant portion of Sandler O'Neill's transaction fee is contingent upon consummation of the merger.  Sandler O'Neill also received a fee for rendering its opinion, which fairness opinion fee will be credited in full towards the portion of the fee becoming due and payable to Sandler O'Neill on the day of closing of the merger.  Puget Sound has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of Sandler O'Neill's engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O'Neill's engagement.  In the two years preceding the date of Sandler O'Neill's opinion, Sandler O'Neill did not provide any other investment banking services to Puget Sound nor did Sandler O'Neill provide any investment banking services to Heritage in the two years preceding the date thereof.  In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Heritage and its affiliates.  Sandler O'Neill may also actively trade the equity and debt securities of Heritage or its affiliates for Sandler O'Neill's own account and for the accounts of Sandler O'Neill's customers.

Reasons of Heritage for the Merger

The merger will enable Heritage to expand and strengthen its commercial banking presence in King County, Washington. During its deliberation regarding the adoption of the merger agreement, the board of directors of Heritage considered a number of factors, including, but not limited to, the following:
•	Puget Sound's strong existing commercial customer base and reputation for providing quality customer service;
•	the compatibility of the merger with Heritage's long-term community banking strategy;
•	Puget Sound Bank's location in King County, Washington complement Heritage's existing footprint;
•	the ability of the combined company to offer a broader array of products and services to Puget Sound's customers;
•	Puget Sound's financial performance and strong asset quality;
•	potential opportunities to reduce operating costs and enhance revenue; and
•	Heritage management's prior record of integrating acquired financial institutions.
Heritage based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of Puget Sound. Actual savings in some or all of these areas could be higher or lower than currently expected.
In reaching its decision to adopt the merger agreement, Heritage's board of directors also considered the risks associated with the transaction, and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction.

The foregoing information and factors considered by Heritage's board of directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, Heritage's board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual members of Heritage's board of directors may have given different weights to different factors. Heritage's board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.
Conversion of Shares and Exchange of Certificates
As soon as reasonably practicable after the effective time of the merger, each holder of a certificate formerly representing Puget Sound common shares who surrenders the certificate, and upon receipt and acceptance of the certificate together with duly executed transmittal materials by Computershare, as exchange agent, shall be entitled to a certificate representing Heritage common shares as merger consideration, cash in lieu of any fractional share interest and in a limited circumstance, cash for a portion of the merger consideration.
Regulatory Approvals Required for the Merger
The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger and the bank merger. Under the terms of the merger agreement, Heritage and Puget Sound have agreed to use their commercially reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger and the bank merger.
The merger and/or the bank merger is subject to prior approval by the FDIC and the WDFI and the receipt of a waiver or prior approval from the Federal Reserve Board. Accordingly, the parties must obtain the approval of or waiver by the Federal Reserve Board, the approval of the FDIC and the approval of the WDFI. Applications with the FDIC and the WDFI were filed on August 17, 2017 and approval was received from WDFI on October 27,  2017. A waiver request was submitted to the Federal Reserve Board on November 1, 2017 and the request was approved on November 8, 2017.
There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled "The Merger Agreement—Conditions to Completion of the Merger."
Accounting Treatment
The costs related to the merger are expected to be approximately $9.0 million, and the merger will be accounted for by applying the acquisition method in accordance with accounting principles generally accepted in the United States. For purposes of preparing Heritage's consolidated financial statements, Heritage will establish a new accounting basis for Puget Sound's assets and liabilities based upon their fair values, the merger consideration and the costs of the merger as of the acquisition date. Heritage will record any excess of cost over the fair value of the net assets, including any intangible assets with definite lives, of Puget Sound as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been made. Heritage will determine the fair value of Puget Sound's assets and liabilities and will make appropriate purchase accounting adjustments including the calculation of any intangible assets with definite lives, upon completion of the acquisition. Goodwill will be periodically reviewed for impairment not less often than annually. Other intangible assets will be amortized against the combined company's earnings following completion of the merger and will also be evaluated for impairment no less often than annually.
Board of Directors of Heritage Following the Merger
    Stephen A. Dennis, an existing director of Puget Sound will become a director of Heritage and Heritage Bank following completion of the merger.
Interests of Certain Persons in the Merger
In the merger, the directors and executive officers of Puget Sound will receive the same consideration for their Puget Sound shares as the other shareholders of Puget Sound. In considering the recommendation of the Puget Sound board of directors that you vote to approve the merger agreement, you should be aware that some of Puget Sound's executive officers and directors may have interests in the merger and may have arrangements, as described below, which may be considered to be different from, or in addition to, those of Puget Sound's shareholders generally. The Puget Sound board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.  Further, pursuant to the merger agreement, each director and executive officer of Puget Sound has delivered to Heritage an executed voting agreement and each director of Puget Sound has delivered to Heritage a noncompete agreement, each in the form attached as an exhibit to the merger agreement for no additional consideration.
Stock Ownership. The current directors and executive officers of Puget Sound, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 599,037 Puget Sound common shares, representing approximately 17.5% of the total outstanding Puget Sound common shares.  Each of Puget Sound's directors and executive officers has executed a voting agreement, agreeing to vote his or her shares for approval of the merger agreement and the adjournment proposal.  See "The Merger Agreement – Voting Agreements"
Restricted Stock.  Puget Sound executive officers and directors hold Puget Sound restricted stock awards for 58,256 of Puget Sound common shares, which restricted stock awards are not yet vested.  At the effective time of the merger, each restricted stock award that is subject to vesting, including those held by executive officers and directors, shall become fully vested and be converted into a right to receive the merger consideration, subject to any required tax withholding.

The following table sets forth the number of Puget Sound restricted shares held by each director and executive officer of Puget Sound as of September 30, 2017 and for all executive officers, all directors and all executive officers and directors as a group.

Name	Shares of Restricted Stock

Directors

Stephen A. Dennis	1,500
Patrick J. Dineen	1,500
Thomas E. Leavitt	1,500
Lynn Manley	1,500
James R. Mitchell	14,139
Nancy Pellegrino	1,500
Randall H. Quinton	1,500
James K. Schuler	1,500
James F. Tune	1,500
Edward E. Wallace	1,500
Robert Wallace	1,500
Total for Directors	29,139

Executive Officers

Sean P. Brennan	10,943
Tony Chalfant	9,218
Philip I. Mitterling	8,956
Total for Executive Officers	29,117

All Executive Officers and Directors as a group (14 persons)	58,256

A Puget Sound Director will become a Heritage Director.  Following the completion of the merger, Stephen A. Dennis a current director of Puget Sound will join the Heritage board of directors.

Mr. Dennis, age 72, retired as the president and chief executive officer of Quadrant Homes (formerly a subsidiary of Weyerhaeuser Real Estate Company) in 2003, following a 30-year real estate career. He led the team that built Quadrant Homes into the largest homebuilder in the Puget Sound region and established it as a leader in conservation and sustainability.  He is a founding member of the board of directors of Puget Sound Bank and served on the board of Children's Home Society of Washington, the State's oldest and largest statewide nonprofit dedicated to improving the lives of children. Mr. Dennis holds an undergraduate degree in construction management from the University of Washington and an MBA from the University of Colorado. He chairs Puget Sound's asset/liability committee and serves on the governance/compensation committee. The depth and breadth of his general business knowledge and knowledge of real estate, coupled with the experience he has gained as a director of Puget Sound is expected to make Mr. Dennis a valuable addition to the Heritage board of directors.

After joining the Heritage board of directors, he will be entitled to the same compensation as is provided to the other non-employee directors of Heritage.    In 2016, each non-employee director of Heritage, other than the Chairman of the Board, was paid an annual cash retainer of $30,000, plus committee fees and stock awards of 1,421 shares for service as a director.  Directors are provided or reimbursed for travel and lodging (including for spouse) and are also reimbursed for other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars.

Indemnification and Insurance.  As described under "The Merger Agreement—Indemnification and Continuance of Director and Officer Liability Coverage," Heritage will indemnify (and advance expenses to) the directors and officers of Puget Sound and its subsidiaries, for a period of six years from and after the effective time of the merger, to the fullest extent permitted by any of the Puget Sound's or Puget Sound Bank's articles of incorporation or charter, bylaws, or  applicable law, with respect to claims pertaining to matters occurring at or prior to the effective time of the merger.  Heritage also has agreed, for a period of six years after the effective time of the merger, to maintain at its expense directors' and officers' liability insurance for the benefit of persons who are covered by Puget Sound's current officers and directors liability insurance policy with respect to claims arising from facts or events occurring prior to completion of the merger.  This insurance must contain terms substantially equivalent to the coverage currently provided by Puget Sound, provided that Heritage shall not be required to pay for this insurance annually more than an amount equal to 150% of the annual premium most recently paid by Puget Sound.  Instead of providing this insurance coverage, Heritage may, prior to the effective time of the merger, purchase or cause Puget Sound to purchase a tail policy for directors' and officers' liability insurance on the terms described in the preceding sentence but with single limit equivalent coverage provided that the cost thereof shall not exceed 250% of Puget Sound's current annual premium for such insurance. If the prepaid tail policy has been obtained by Puget Sound prior to the effective time or the merger, Heritage will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.

Termination of Supplemental Retirement Benefit and Executive Employment Agreements. Pursuant to the merger agreement, the salary continuation agreements of Puget Sound's Chief Executive Officer, James R. Mitchell, its President and Chief Lending Officer, Sean P. Brennan, its Executive Vice President and Chief Financial Officer/Chief Information Officer, Philip I. Mitterling, and its Executive Vice President and Chief Credit Officer/Chief Operating Officer, Tony Chalfant, will be terminated upon payment to the named persons of $798,990, $332,519, $297,338, and $305,920, respectively. Messrs. Mitchell and Mitterling have entered into transitional employment agreements with Heritage Bank to take effect upon completion of the merger. Mr. Mitchell's agreement is for a two-year period and Mr. Mitterling's is short term terminating approximately two weeks after core system conversion is completed.  Messrs. Brennan and Chalfant have each entered into an employment agreement with Heritage Bank to take effect upon the completion of the merger with an initial term expiring on June 30, 2019. Each of the new agreements with Heritage Bank and Messrs. Mitchell. Brennan, Mitterling, and Chalfant provide for additional payments in satisfaction of the change in control obligations under their Puget Sound employment agreements of $813,222, $496,384, $432,582, and $445,076, respectively.
New Transitional Employment Agreements and Other Employment Agreements
In connection with the execution of the merger agreement, Heritage Bank entered into transitional employment agreements with Messrs. Mitchell and Mitterling and employment agreements with Messrs. Brennan, and Chalfant, all executive officers of Puget Sound. As described below, these agreements set forth the terms and conditions of each such individual's employment relationship with Heritage Bank following the effective time of the merger and will be effective upon and subject to the completion of the merger. When effective, the employment agreements will also supersede and replace any prior employment, retention, pre-existing change of control or other similar agreement with Messrs. Mitchell, Brennan, Mitterling and Chalfant, including their Puget Sound employment agreements.
Transitional Employment Agreements with Messrs. Mitchell and Mitterling.
Mr. Mitchell's employment agreement expires as of the second anniversary of the effective date of the merger.  He will be employed by Heritage Bank during the first year of his employment as its Market President - King County and serve as a non-employee consultant on a part-time basis during the second year of the employment agreement term.  During the first employment year, Mr. Mitchell will receive a base salary at an annual rate of $271,314 and will be eligible to receive a performance-based annual incentive bonus under the Heritage Bank annual cash incentive plan with a target bonus of 25% of his annual base salary, subject to the discretion of the Heritage board of directors.  During the second year, Mr. Mitchell will perform consulting services on a part time basis as an independent contractor for an annual consulting fee of not less than $75,000.  Commencing, the first quarter of 2019, Mr. Mitchell will be eligible to participate in Heritage's equity-based incentive plan with an initial target equity compensation plan award of 20% of annual base salary at the absolute discretion of the Heritage board of directors. In addition to the foregoing, Mr. Mitchell will be provided a special equity award as soon as practicable after the effective date of the merger with a grant date value equal to 35% of his annual base salary.  All equity awards granted to Mr. Mitchell will provide for full vesting no later than the last day of the term of the agreement.  Mr. Mitchell will receive a one-time additional payment of $813,222 in satisfaction of the change in control obligations under his Puget Sound employment agreement.
Mr. Mitterling's employment agreement provides for a term from the effective time of the merger until approximately two weeks after the core system conversion following the merger.  Mr. Mitterling will receive an annual base salary of $206,820 and will be eligible to participate in employee benefits generally made available to employees of Heritage Bank on a uniform basis.  In addition, for his 2017 performance, Heritage Bank will pay him a lump sum of $63,346 on the first full payroll period following the effective date of the merger and Puget Sound Bank will pay him a lump sum of $84,462 pursuant to the Puget Sound incentive plan no later than January 15, 2018.  Mr. Mitterling will receive a one-time additional payment of $432,582 in satisfaction of the change in control obligations under his Puget Sound employment agreement.
Employment Agreements with Other Executive Officers. The employment agreements with Messrs. Brennan and Chalfant have initial terms from effective time of the merger through June 30, 2019. The terms of the employment agreements will be automatically extended for an additional year beginning on January 1, 2019, and on each January 1 thereafter, unless either party gives at least 90 days prior notice of non-renewal. Mr. Brennan will serve as Heritage Bank's Senior Vice President and Lending Manager for King County and Mr. Chalfant will serve as Heritage Bank's Senior Vice President and Regional Credit Officer.

The employment agreements provide for annual base salaries for Messrs. Brennan and Chalfant of $226,123 and $216,123, respectively. The base salaries will be reviewed annually and may be increased at the discretion of the board of directors of Heritage Bank. The agreements provide that the executives will be eligible to receive performance-based annual incentive bonuses, in accordance with Heritage Bank's annual incentive plan with initial target bonuses of 25% of annual base salary subject at all times to be absolute discretion of the Heritage board of directors.  For 2017 performance, Puget Sound Bank will pay Messrs. Brennan and Chalfant $103,500 and $86,902, respectively pursuant to the Puget Sound incentive plan with the amounts to be paid on January 15, 2018.  Messrs. Brennan and Chalfant will receive one-time additional payments of $496,384 and $445,076, respectively, in satisfaction of the change in control obligations under their Puget Sound employment agreements.

Commencing, the first quarter of 2019, Messrs. Brennan and Chalfant will be eligible to participate in Heritage's equity-based incentive plan with an initial target equity compensation plan award of 20% of annual base salary at the absolute discretion of the Heritage board of directors. In addition to the foregoing, each of Mr. Brennan and Mr. Chalfant shall be provided a special equity award as soon as practicable after the effective date of the merger with a grant date value equal to 30% of the officer's annual base salary and with three year annual vesting.

The agreements with Messrs. Mitchell, Brennan and Chalfant all include restrictive covenants, including covenants not to compete and covenants not to solicit employees or customers for varying periods of time following termination of employment with Heritage Bank.

Indemnification and Insurance
As described under the section entitled,   "The Merger Agreement – Indemnification and Continuance of Director and Officer Liability Coverage," Heritage will, for a period of six years, maintain and preserve the rights to indemnification of Puget Sound's directors and executive officers, to the maximum extent permitted by Puget Sound's articles of incorporation, bylaws and applicable law, in connection with claims arising out of or relating to matters existing or occurring at or prior to completion of the merger, and will provide directors' and officers' liability insurance with respect to such claims.
Voting Agreements
As described under the section entitled, "The Merger Agreement - Voting Agreements", all of the Puget Sound directors and executive officers have entered into voting agreements in favor of Heritage providing that they will vote their Puget Sound common shares for approval of the merger agreement and forbear from taking other actions that would be inconsistent with such obligation or precludes their shares from being voted in favor of the merger agreement.
Resignation, Non-Compete and Confidentiality Agreements
Each Puget Sound director has entered into a resignation, non-compete and confidentiality agreement with Heritage whereby the director has agreed to resign as a director upon consummation of the merger and for 18 months thereafter the individual will not, without the prior written consent of Heritage:

• refer any customers to any financial institution other than the financial institution subsidiaries of Heritage;

• solicit the business of any customer of Puget Sound Bank for any other person or entity for the purpose of providing services on behalf of any person or entity other than Heritage or any of its financial institution subsidiaries;

• solicit or induce any customer to terminate or reduce any aspects of its relationship with Heritage or any of its financial institution subsidiaries;

• participate as an officer, director, employee or consultant, or invest in any financial institution (other than the purchase of less than 5% of the outstanding shares), or financial institution in formation, in King, Pierce or Snohomish counties, or

• directly or indirectly, solicit or offer employment to any officer or employee of Heritage or any of its subsidiaries, or take any action intended or reasonably expected to cause any officer or employee or entity doing business with, Heritage or any of its subsidiaries to terminate his, her or its employment or business relationship with Heritage or any of its subsidiaries.

The agreement also provides that the Puget Sound director may not during the term of the agreement make derogatory statements about Heritage or any of its subsidiaries or any of their respective directors, officers, employees, agents, or representatives, in each case subject to standard exceptions.  Each director also agreed to keep confidential information about the Puget Sound entities.
Method of Effecting the Acquisition
Subject to the consent of Puget Sound, which shall not be unreasonably withheld or delayed. Heritage may at any time change the method of effecting the acquisition of Puget Sound (including by providing for the merger of a wholly-owned subsidiary of Heritage with Puget Sound). However, no change may: (i) alter or change the amount or kind of consideration to be issued to holders of the Puget Sound common shares, as provided for in the merger agreement; (ii) have an adverse effect on the tax treatment of the transaction to Heritage, Puget Sound or Puget Sound's shareholders; or (iii) impede or materially delay completion of the transactions contemplated by the merger agreement.
Effective Time
The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Washington Secretary of State on the closing date of the merger. The closing date will occur on a date to be specified by Heritage and Puget Sound. Subject to applicable law, this date will be no later than the last day of the month (but no earlier than five (5) business days) after the  latest to occur of: (i) receipt of all required regulatory approvals and the expiration of all required waiting periods; (ii) the approval of the merger agreement by the shareholders of Puget Sound and (iii) the satisfaction or waiver (subject to applicable law) of the other closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of Heritage and Puget Sound.

We anticipate that the merger will be completed during the quarter ended March 31, 2018. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as March 31, 2018, after which Puget Sound or Heritage would need to mutually agree to extend the closing date of the merger. See the sections entitled "Regulatory Approvals Required for the Merger" and "The Merger Agreement—Conditions to Completion of the Merger."
Declaration and Payment of Dividends
Holders of Puget Sound common shares will not be paid dividends or other distributions declared after the effective time with respect to Heritage common shares into which their Puget Sound common shares have been converted until they surrender their Puget Sound share certificates for exchange after the effective time. Upon surrender of those certificates after the effective time of the merger, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of Puget Sound of Puget Sound common shares issued and outstanding immediately prior to the effective time. If certificates representing Puget Sound common shares are presented for transfer after the effective time of the merger, they will be cancelled and exchanged for certificates representing the applicable number of Heritage common shares, any cash in lieu of fractional shares, unpaid dividends or other distributions which respect to the Heritage common shares represented thereby and cash merger consideration, if applicable.
No Fractional Shares
No fractional share interests will be issued to any shareholder of Puget Sound upon completion of the merger. For each fractional share that would otherwise be issued, Heritage will pay cash in an amount equal to the fraction of a Heritage common share which the holder would otherwise be entitled to receive, multiplied by the Heritage average closing price for the determination period. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.
Share Matters
None of Heritage, Puget Sound, the exchange agent or any other person will be liable to any former shareholder of Puget Sound for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
If a certificate for Puget Sound common shares has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against Heritage with respect to that lost certificate.
For a description of Heritage common shares and a description of the differences between the rights of the holders of Puget Sound common shares compared to the rights of the holders of Heritage common shares, see the sections entitled "Description of Heritage Capital Stock" and "Comparison of Rights of Puget Sound Common Shares and Heritage Common Shares."
Public Trading Markets
Heritage's common shares are listed on Nasdaq under the symbol "HFWA" and Puget Sound's common shares trade on the OTCQB Marketplace under the symbol "PUGB." Upon completion of the merger, Puget Sound common shares will no longer trade on the OTCQB Marketplace. The Heritage common shares issuable in the merger for Puget Sound common shares will be listed on Nasdaq.
Litigation Relating to the Merger
Puget Sound, its directors and Heritage are named as defendants in a lawsuit pending in the Superior Court for the State of Washington in King County, under the caption Parshall v. Puget Sound Bancorp, Inc., et al., Case No. 17-2-28224-3 SEA. The complaint generally alleges that Puget Sound's directors breached their fiduciary duties to Puget Sound and its shareholders by agreeing to the proposed merger at an unfair price and by agreeing to deal protection provisions in the merger agreement that are alleged to prevent bids by third parties. The complaint also alleges that the Registration Statement  on Form S-4 fails to disclose all material information concerning the proposed transaction. Heritage is alleged to have aided and abetted the directors' alleged breaches of their fiduciary duties. The complaint seeks, among other things, an order enjoining the defendants from consummating the proposed merger, as well as attorneys' and experts' fees and certain other damages.
Defendants believe that the claims and allegations in the lawsuit lack merit.
THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger
The boards of directors of Heritage and Puget Sound have each unanimously approved the merger agreement, which provides for the merger of Puget Sound into Heritage, with Heritage as the surviving corporation of the merger. The merger agreement provides that after the effective time of the merger Heritage intends to merge Puget Sound Bank, a wholly owned subsidiary of Puget Sound, with and into Heritage Bank, a wholly owned subsidiary of Heritage, with Heritage Bank as the surviving institution.

Effective Time and Completion of the Merger
             The merger agreement provides that unless both Heritage and Puget Sound agree to a later date, the filings necessary to make the merger effective, consisting of articles of merger to be filed with the Secretary of State of the State of Washington, will be made on or before the last day of the month (but no earlier than five business days) after all of the conditions to completion of the merger have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing of the merger).

We currently expect that the merger will be completed in the quarter ending March 31, 2018, subject to the approval of the merger agreement by Puget Sound shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Heritage and Puget Sound will obtain the required approvals or complete the merger. See "—Conditions to Completion of the Merger."

Consideration to be Received in the Merger
In the merger, Puget Sound shareholders will have the right with respect to each of their Puget Sound common shares, to receive a number of Heritage common shares  equal to the exchange rate subject to any adjustment set forth in the merger agreement. The exchange ratio means the following:

•	If the Heritage average closing price for the determination period is greater than or equal to $20.44 and less than or equal to $27.66, then the exchange ratio will be 1.3200;

•
If the Heritage average closing price for the determination period is greater than $27.66, and the Heritage average closing price for the determination period, as compared to $24.05, outperforms the average closing value of the KBW Index, for the determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be the quotient, rounded to the nearest ten-thousandth, obtained by dividing (a) $36.51 by (b) the Heritage average closing price for the determination period;

•
If the Heritage average closing price for the determination period is greater than $27.66, and the Heritage average closing price for the determination period, as compared to $24.05, does not outperform the average closing value of the KBW Index for the determination period, as compare to 102.20, by greater than 15%, then the exchange ratio will be 1.3200;

•
If the Heritage average closing price for the determination period is less than $20.44, and the Heritage average closing price for the determination period, as compared to $24.05, underperforms the average closing value of the KBW Index for determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be (a) the quotient, rounded to the nearest ten-thousandth, obtained by dividing $26.98 by the Heritage average closing price for the determination period  if Heritage chooses not to adjust the merger consideration in accordance with the merger agreement, or (b) 1.3200 if Heritage does choose to adjust the merger consideration as set forth in the merger agreement and described below; and

•
If the Heritage average closing price for the determination period is less than $20.44 and the Heritage average closing price for the determination period, as compared to $24.05, does not underperform the average closing value of the KBW Index, for the determination period, as compared to 102.20, by greater than 15%, then the exchange ratio will be 1.3200.

If Heritage chooses to adjust the merger consideration as set forth in the fourth bullet above, which it may do in its sole discretion, the merger consideration will include an amount in cash equal to (a) $26.98 minus (b) (x) 1.3200 multiplied by (y) the Heritage average closing price for the determination period, and the exchange ratio will be 1.3200.

In the event the Heritage average closing price for the determination period is greater than $27.66, and the Heritage average closing price for the determination period outperforms the average price of the KBW Index for the determination period, in each case measured from the price on the agreed upon date of May 22, 2017, by greater than 15%, the exchange ratio will fluctuate such that the value of the merger consideration to be received by Puget Sound shareholders will fix at $36.51 per share, calculated based on the Heritage average closing price for the determination period. If the Heritage average closing price for the determination period is less than $20.44, and the Heritage average closing price for the determination period underperforms the average price of the KBW Index for the determination period, in each case measured from the price on the agreed upon date of May 22, 2017, by greater than 15%, the value of the merger consideration to be received by Puget Sound shareholders will fix at $26.98 per share based on the Heritage average closing price for the determination period; in that event, Heritage may, in its sole discretion, choose to either adjust the exchange ratio or maintain the exchange ratio of 1.3200 and add cash consideration such that the value of the merger consideration to be received by Puget Sound shareholders would equal $26.98, calculated as of the determination period.  However, as noted previously, at the time of the Puget Sound special meeting, Puget Sound shareholders may not know or be able to calculate the exchange ratio used to determine the number of Heritage common shares they would receive with respect to each Puget Sound common share upon the completion of the merger.

If, prior to the effective time of the merger, the outstanding Heritage common shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

The value of the Heritage common shares to be received by Puget Sound shareholders in the merger may vary from the value as of the date we announced the merger, the date that this document was mailed to Puget Sound shareholders, the date of the meeting of Puget Sound shareholders and the determination period. Any change in the market price of Heritage common shares prior to completion of the merger will affect the value of the merger consideration that Puget Sound shareholders will receive upon completion of the merger. Accordingly, at the time of the Puget Sound special meeting, Puget Sound shareholders will not know or be able to calculate the value of the per share consideration they would receive upon completion of the merger.  See "Risk Factors" on page 15.

No fractional share interests will be issued in connection with the merger. Instead, Heritage will make a cash payment to each Puget Sound shareholder who would otherwise receive a fractional Heritage share in an amount equal to the fractional share multiplied by the Heritage average closing price for the determination period. A Puget Sound shareholder also has the right to obtain the fair value of his or her Puget Sound shares in lieu of receiving the merger consideration under the merger agreement by strictly following the procedures under the WBCA, as discussed under "Dissenters' Rights" beginning on page 73.

Exchange Procedures

             Prior to the effective time of the merger, Heritage will appoint as the exchange agent under the merger agreement, its transfer agent, Computershare. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of Puget Sound common shares who does not exercise dissenters' rights a letter of transmittal and instructions for the surrender of the holder's Puget Sound share certificate(s) and/or conversion of book-entry shares for the merger consideration and cash in lieu of any fractional Heritage share.

Puget Sound shareholders should not send in their share certificates until they receive the letter of transmittal and instructions.
             Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Puget Sound common shares, accompanied by a properly completed letter of transmittal, a Puget Sound shareholder will be entitled to promptly receive the merger consideration and cash in lieu of any fractional Heritage share. Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration and cash in lieu of any fractional Heritage share. Heritage or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of Puget Sound common shares, the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

No dividends or other distributions with respect to Heritage common shares after completion of the merger will be paid to the holder of any unsurrendered Puget Sound shares certificates with respect to the Heritage common shares represented by those certificates until those certificates have been properly surrendered. Following the proper surrender of any such previously unsurrendered Puget Sound shares certificate, the holder of the certificate will be entitled to receive, without interest, (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Heritage common stock represented by that certificate and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Heritage common shares represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the Heritage common shares issuable in exchange for that certificate.

The merger consideration and cash in lieu of any fractional Heritage share may be issued or paid in a name other than the name in which the surrendered Puget Sound shares certificate is registered if (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer, and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of Heritage that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of Puget Sound other than to settle transfers of Puget Sound shares that occurred prior to the effective time. If, after the effective time of the merger, certificates for Puget Sound shares are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration, cash in lieu of any fractional Heritage share and any unpaid dividends or distributions on Heritage common shares deliverable with respect thereto, in each case without interest.

Any portion of the merger consideration and cash to be paid in lieu of fractional Heritage shares that has been deposited with the exchange agent and remains unclaimed by Puget Sound shareholders at the expiration of six months after the effective time of the merger may be returned to Heritage. In that case, former Puget Sound shareholders who have not yet surrendered their Puget Sound share certificates may after that point look only to Heritage with respect to the merger consideration, any cash in lieu of any Heritage fractional common shares and any unpaid dividends and distributions on the Heritage common shares to which they are entitled, in each case, without interest. None of Heritage, the exchange agent or any other person will be liable to any former Puget Sound shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Puget Sound share certificate is lost, stolen or destroyed, in order to receive the merger consideration and any cash in lieu of any fractional Heritage share, the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Heritage or the exchange agent, post a bond in such amount as Heritage determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Conduct of Business Pending the Merger
Pursuant to the merger agreement, Puget Sound and Heritage have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;
•
not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger or the bank merger;

•
not take any action that is intended or that would reasonably be expected to cause the merger or the bank merger to fail to qualify as a reorganization under Section 368(a) of the Code or cause any of its representations and warranties in the merger agreement to be untrue in any material respect or any of the conditions in the merger agreement to be unsatisfied or to result in a violation of any provision of the merger agreement; and

•
not take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the bank merger agreement.

Heritage has also agreed that it will not and will not permit any of its subsidiaries to amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to Puget Sound's shareholders.

Puget Sound has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Puget Sound has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following, except as required by law or a governmental entity, expressly contemplated and permitted by the merger agreement, or with the prior written consent of Heritage:

•
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other arrangements or commitments to acquire capital stock or other ownership interest;

•	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities;
•
pay any dividends or other distributions on its capital stock or other ownership interests, other than dividends from wholly owned subsidiaries to Puget Sound or to another wholly owned subsidiary of Puget Sound; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, other ownership interests, or rights with respect to the foregoing;

•
(i) enter into, modify, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer, employee, or service provider, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal increases in salary to rank and file employees, (C) incentive bonuses as specified pursuant to the merger agreement, and (D) severance in accordance with past practice; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or higher; or (iv) pay expenses in excess of a specified amount for employees and directors to attend conventions or similar meetings;

•	establish, modify, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;
•
sell, transfer, lease or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any of its deposit liabilities;

•
enter into, modify or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property or information technology assets, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material intellectual property or information technology assets;

•
acquire the assets, business, deposits or properties of any person, other than pursuant to foreclosure, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement;

•
sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice including the sale of the guaranteed portion of SBA 7 loans

(but, in the case of a sale, after giving Heritage or Heritage Bank a first right of refusal to acquire such loan or participation); or sell or acquire any loan servicing rights;
•	amend its articles of incorporation or bylaws or similar governing documents;
•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;
•	enter into, materially modify, terminate or renew any Puget Sound Contract (as such term is defined in the merger agreement);
•	settle any legal claims involving an amount in excess of $25,000, excluding amounts paid or reimbursed under any insurance policy;
•
foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which it does not have reason to believe contains hazardous substances or might be in violation of or require remediation under environmental laws;

•
in the case of Puget Sound Bank, (i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;
•	make capital expenditures outside the limits specified in the merger agreement;
•	materially change its loan underwriting policies or make loans on extensions of credit in excess of amounts specified in the merger agreement;
•	invest in any new or existing joint venture or any new real estate development or construction activity;
•	materially change its interest rate and other risk management policies and practices;
•
incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less, or guaranty any obligations or liabilities of any other person or entity other than the issuance of letters of credit in the ordinary course of business;

•	create any lien on any of its assets or properties other than pursuant to agreements with the Federal Home Loan Bank of Des Moines and federal funds transactions;
•	make charitable contributions in excess of limits specified in the merger agreement;
•	enter into any new lines of business;
•	make, change or revoke any tax election, amend any tax return, enter into any tax closing agreement, or settle any liability with respect to disputed taxes; or
•	agree or commit to do any of the foregoing.
Agreement Not to Solicit Other Offers
             Puget Sound has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries not to, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries' business, properties or assets; or (ii) have any discussions with any person or entity relating to an acquisition proposal.

Notwithstanding this agreement, if Puget Sound receives an unsolicited written acquisition proposal prior to Puget Sound shareholder approval of the merger agreement that Puget Sound's board of directors determines in good faith constitutes or is reasonably likely to constitute a transaction that is more favorable from a financial point of view to the shareholders of Puget Sound than the merger with Heritage (referred to as a "superior proposal"), Puget Sound may provide confidential information to and negotiate with the third party that submitted the acquisition proposal if the Puget Sound board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board's fiduciary duties. In order to constitute a superior proposal, an acquisition proposal must be for a tender or exchange offer, for a merger or consolidation or other business combination involving Puget Sound or Puget Sound Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Puget Sound or Puget Sound Bank. Puget Sound must promptly advise Heritage of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the Puget Sound board of directors from withdrawing or modifying in a manner adverse to Heritage the board's recommendation that Puget Sound's shareholders vote to approve the merger agreement (referred to as a "change in recommendation"). At any time prior to the approval of the merger agreement by Puget Sound's shareholders, however, the Puget Sound board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with counsel, constitutes a superior proposal. The Puget Sound board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given Heritage at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the Puget Sound board of directors determines in good faith, after consultation with counsel, that the third party unsolicited proposal continues to constitute a superior proposal.

If Heritage terminates the merger agreement based on a change in recommendation by the Puget Sound board of directors or Puget Sound terminates the merger agreement to pursue a superior proposal, Puget Sound would be required to pay Heritage a termination fee of $4,250,000 in cash. See "—Termination of the Merger Agreement."

Representations and Warranties
The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Heritage and Puget Sound, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Heritage and Puget Sound rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to shareholders. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of Heritage, Puget Sound or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Heritage or Puget Sound. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

The merger agreement contains customary representations and warranties of each of Heritage and Puget Sound relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.

            The representations and warranties made by each of Puget Sound and Heritage in the merger agreement relate to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;
•	capitalization;
•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger or bank merger;

•	required governmental and other regulatory filings, consents and approvals in connection with the merger and the bank merger;
•	reports to regulatory authorities;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;
•	in the case of Puget Sound, broker's fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal proceedings;
•	tax matters;
•	employee benefit matters;
•	in the case of Heritage, filings with the SEC;

•	compliance with applicable laws;
•	in the case of Puget Sound, certain contracts;
•	absence of agreements with regulatory authorities;
•	derivative instruments and transactions;
•	environmental matters;
•	investment securities, commodities and, in the case of Puget Sound, bank owned life insurance;
•	title to real property and other assets;
•	intellectual property and information technology assets;
•	in the case of Puget Sound, related party transactions;
•	in the case of Puget Sound, inapplicability of takeover statutes;
•	absence of action or circumstance that would prevent the merger or the bank merger from qualifying as a reorganization under Section 368(a) of the Code;
•	in the case of Puget Sound, receipt of a fairness opinion from Puget Sound's financial advisor;
•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;
•	loan matters;

•	insurance matters;
•	in the case of Puget Sound, the proper administration of all fiduciary business;
•	in the case of Puget Sound, the accuracy and completeness of corporate and stock ownership records; and
•	in the case of Puget Sound, the absence of claims requiring indemnification.
Certain representations and warranties of Heritage and Puget Sound are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to either Heritage, Puget Sound or the combined company, means:

(1)
a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated by the merger agreement or actions or inactions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, (E) expenses reasonably incurred by a party in connection with the merger agreement or in consummation of the transactions contemplated thereby, or (F) a decline in the trading price of a party's common shares or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate); or

(2)	a material adverse effect on the ability of such party or its bank subsidiary to timely consummate the merger or bank merger.

Special Meeting and Recommendation of Puget Sound's Board of Directors
             Puget Sound has agreed to hold the special meeting for the purpose of voting upon the merger agreement and to use commercially reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement.

Notwithstanding any change in recommendation by the board of directors of Puget Sound, unless the merger agreement has been terminated in accordance with its terms, Puget Sound is required to convene the special meeting and to submit the merger agreement to a vote of its shareholders. Puget Sound will adjourn or postpone the special meeting if there are insufficient Puget Sound common shares, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Conditions to Completion of the Merger
Mutual Closing Conditions. The obligations of Heritage and Puget Sound to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by Puget Sound's shareholders;
•	authorization for listing on Nasdaq of the Heritage common shares to be issued in the merger;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, being effective and not subject to any stop order by the SEC;
•	absence of any injunction or other legal restraint blocking the merger or the bank merger; and
•	required regulatory approvals are received without the imposition of any non-standard unduly burdensome condition upon Heritage or Heritage Bank;
Additional Closing Conditions for the Benefit of Heritage. In addition to the mutual closing conditions, Heritage's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•
accuracy of the representations and warranties made by Puget Sound subject to the closing condition standards set forth in the merger agreement and the receipt by Heritage of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Puget Sound to that effect;

•
performance in all material respects by Puget Sound of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by Heritage of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Puget Sound to that effect;

•	the holders of less than 10% of the outstanding Puget Sound common shares exercising dissenters' rights under Washington law;
•	the receipt of consent from counterparties under specified contracts; and
•	the receipt by Heritage of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
Additional Closing Conditions for the Benefit of Puget Sound. In addition to the mutual closing conditions, Puget Sound's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•
accuracy of the representations and warranties made by Heritage subject to the closing condition standards set forth in the merger agreement and the receipt by Puget Sound of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Heritage to that effect;

•
performance in all material respects by Heritage of the obligations required to be performed by it at or prior to the effective time of the merger and the receipt by Puget Sound of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Heritage to that effect; and

•	the receipt by Puget Sound of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
Termination of the Merger Agreement
Heritage and Puget Sound can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement:

•
if a regulatory or other governmental authority has denied approval of the merger or the bank merger and such denial has become final and non-appealable, provided that the denial is not due to the failure of the company seeking termination to fulfill its obligations under the merger agreement, or if a court or regulatory other governmental authority issues a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger or the bank merger;

•
if the merger has not been completed by March 31, 2018, unless due to the failure of the company seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;

•	if the other company breaches any representation, warranty, covenant or other agreement (provided that the terminating company is not then in material breach of representation, warranty, covenant or other agreement) , which breach results in a failure to satisfy the closing conditions of the company seeking termination and such breach is not cured within twenty (20) days following written notice to the breaching company or by its nature or timing cannot be cured within that time period, or

•
if the provision giving Heritage the right to terminate the merger agreement as described in the next sentence is not applicable and the shareholders of Puget Sound fail to approve the merger agreement at the special meeting of Puget Sound shareholders, or

•
if the Heritage average closing price for the determination period is less than $20.44; provided however, if Heritage elects to terminate, Puget Sound may reinstate the merger agreement and the merger by adjusting the merger consideration to a fixed exchange ratio of 1.3200.

In addition to the circumstances described above, Heritage may terminate the merger agreement if (i) the board of directors of Puget Sound fails to recommend that Puget Sound shareholders approve the merger agreement or makes a change in recommendation; (ii) Puget Sound materially breaches any of the provisions relating to acquisition proposals, as described under "—Agreement Not to Solicit Other Offers"; or (iii) Puget Sound refuses to call or hold the shareholder meeting for a reason other than that the merger agreement has been previously terminated. Immediately following such a termination by Heritage, Puget Sound must pay to Heritage a termination fee of $4,250,000 in same day funds.

In addition to the circumstances described above, Puget Sound may terminate the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that Puget Sound has (i) not materially breached the merger agreement provisions outlined in "—Agreement Not to Solicit Other Offers" and (ii) paid Heritage the $4,250,000 termination fee.

Puget Sound must also pay the $4,250,000 termination fee to Heritage if the merger agreement is terminated by either party as a result of the failure of Puget Sound's shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving Puget Sound or Puget Sound Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, Puget Sound or Puget Sound Bank and, within one year of the termination, Puget Sound or Puget Sound Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Employee and Benefit Plan Matters
             Following the effective time of the merger, Heritage shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are employees of Puget Sound and its subsidiaries on the merger closing date (referred to below as "covered employees") which, provide employee benefits and compensation programs that are substantially comparable to the employee benefits and compensation programs that are made available to similarly situated employees of Heritage or its subsidiaries, as applicable. Until such time as Heritage causes covered employees to participate in the benefit plans that are made available to similarly situated employees of Heritage or its subsidiaries, a covered employee's continued participation in employee benefit plans of Puget Sound and its subsidiaries will be deemed to satisfy this provision of the merger agreement. In no event will any covered employee be eligible to participate in any closed or frozen plan of Heritage or its subsidiaries.

To the extent that a covered employee becomes eligible to participate in a Heritage benefit plan, Heritage shall cause the plan to recognize years of prior service from the date of the most recent hire of such covered employee with Puget Sound, its subsidiaries or their predecessors, for purposes of eligibility, participation, vesting and, in the case of vacation or paid time off plans only, for benefit accrual, but only to the extent such service was recognized immediately prior to the merger closing date under a comparable Puget Sound benefit plan in which such covered employee was eligible to participate immediately prior to the effective time of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.
With respect to any Heritage benefit plan that is a health, dental, vision or similar plan, Heritage or a subsidiary of Heritage shall:
•
 cause the waiver of all limitations as to pre-existing conditions and waiting periods with respect to participation and coverage requirements applicable to the covered employees, to the extent such pre-

•
existing conditions and waiting periods with respect to participation and coverage requirements applicable to the covered employees, to the extent such pre-existing condition was or would have been covered under a Puget Sound benefit plan  maintained for such covered employees immediately prior to the merger closing date; and

•
recognize expenses incurred by a covered employee in the year that includes the closing date (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

Puget Sound has agreed to take, and cause its subsidiaries to take, all actions reasonably requested by Heritage that may be necessary or appropriate to (i) cause the continuation on and after the effective time of the merger, of any contract, arrangement or insurance policy relating to any Puget Sound benefit plan for such period as may be requested by Heritage, (ii) facilitate the merger of any Puget Sound benefit plan into any employee benefit plan maintained by Heritage or a Heritage subsidiary, and/or (iii) amend or terminate any Puget Sound benefit plan (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the effective time of the merger.
Heritage has agreed that it or its subsidiaries will honor the obligations of Puget Sound for certain employees identified by Puget Sound under existing employment, change in control or severance agreements and benefits under the Puget Sound benefit plans that do not enter into similar agreements with Heritage or Heritage Bank following the effective time of the merger.  Concurrent with the execution of the merger agreement and to become effective at the effective time of the merger, Heritage Bank entered into transitional employment agreements with Messrs. Mitchell and Mitterling, and employment agreements with Messrs. Brennan and Chalfant, all executive officers of Puget Sound. These agreements set forth the terms and conditions of each such individual's employment relationship with Heritage Bank following the effective time of the merger and will be effective upon and subject to the completion of the merger. When effective, the employment agreements will also supersede and replace any prior employment, retention, pre-existing change of control or other similar agreement with Messrs. Mitchell, Brennan, Mitterling and Chalfant, including their Puget Sound employment agreements. For additional information, see "The Merger—Interests of Certain Persons in the Merger" on page 48.
Indemnification and Continuance of Director and Officer Liability Coverage
             For a period of six years following the merger, Heritage will maintain and preserve the rights to indemnification of the current and former directors and officers of Puget Sound and its subsidiaries to the maximum extent permitted by applicable organizational documents to the fullest extent  permitted by law, in connection with any claims arising out of or relating to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

For a period of six years following the effective time of the merger, Heritage will provide, at Heritage's expense, directors' and officers' liability insurance covering the persons who are presently covered by Puget Sound's current officers' and directors' liability insurance policy with respect to claims arising from facts or events occurring before the effective time of the merger, including the transactions contemplated by the merger agreement. This insurance must be equivalent to the coverage currently provided by Puget Sound but the maximum cost thereof is limited to 150% of Puget Sound's current annual premium for such insurance. Instead of providing this insurance coverage, Heritage may, prior to the effective time of the merger, purchase or cause Puget Sound to purchase a tail policy for directors' and officers' liability insurance on the terms described in the preceding sentence but with single limit equivalent coverage provided that the cost thereof shall not exceed 250% of Puget Sound's current annual premium for such insurance. If the prepaid tail policy has been obtained by Puget Sound prior to the effective time of the merger, Heritage will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored by the combined company after the merger.

Expenses
All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that Puget Sound will bear the costs and expenses of printing and mailing this proxy statement/prospectus and Heritage has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

Amendment, Waiver and Extension of the Merger Agreement
             Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of Puget Sound, except that after approval of the merger agreement by the shareholders of Puget Sound, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.
At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after approval of the merger agreement by the Puget Sound shareholders, there may not be, without further approval of such shareholders, any extension of the merger agreement or any performance obligation or any waiver of any portion of the merger agreement that requires further approval of such shareholders under applicable law.

Voting Agreements
             As an inducement to Heritage to enter into the merger agreement, the directors of Puget Sound have entered into voting agreements with Heritage with respect to the shares of Puget Sound common shares they own. The following summary of the voting agreements is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this proxy statement/prospectus.

Pursuant to the voting agreements, the directors and executive officers of Puget Sound have agreed:

•
to vote, or cause to be voted, all of their Puget Sound common shares (i) in favor of approval of the merger agreement and approval of the merger and any action required in furtherance thereof and (ii) against any proposal made in opposition to or in competition with the consummation of the merger;

•
not to sell, transfer or otherwise dispose of any such Puget Sound common shares until after shareholder approval of the merger proposal, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to Heritage, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Heritage; and

•	not to bring or aid any legal action that challenges the validity of or seeks to enjoin the operation of any provision of the voting agreement or the merger agreement.
The obligations under each voting agreement will terminate concurrently with any termination of the merger agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
This discussion addresses the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Puget Sound common shares. The discussion is based on provisions of the Code, U.S. Treasury regulations, administrative rulings of the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.
For purposes of this discussion, we use the term "U.S. holder" to mean:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders that hold their Puget Sound common shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of the holder's particular circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:
•	banks and other financial institutions
•	pass-through entities and investors therein;
•	persons liable for the alternative minimum tax;
•	insurance companies;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons that hold Puget Sound common shares as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;
•	mutal funds;
•	regulated investment companies;
•	real estate investment trusts;
•	retirement plans, individual retirement accounts or other tax-deferred accounts;
•	persons whose "functional currency" is not the U.S. dollar;
•	U.S. expatriates and former residents of the United States; and
•	persons who acquired their Puget Sound common shares through the exercise of a Puget Sound option, through a tax qualified retirement plan or otherwise as compensation.
Furthermore, this discussion does not address any state, local, or non-U.S. tax consequences, or U.S. federal estate, gift, unearned income Medicare contribution tax, alternative minimum tax or other non-income tax consequences.
If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds Puget Sound common shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual U.S. federal income tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax, the estate and gift tax, and any state, local or non-U.S. and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally
It is a condition to Puget Sound's obligation to complete the merger that Puget Sound receives a written opinion of its special counsel, Keller Rohrback L.L.P., dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Heritage's obligation to complete the merger that Heritage receives an opinion of its special counsel, Silver, Freedman, Taff & Tiernan LLP, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by Puget Sound and Heritage to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations set forth in the merger agreement and the representation letters are, as of the effective time of the merger, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Puget Sound and Heritage. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.
In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement will be binding on the IRS. Neither Puget Sound nor Heritage intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and consequently, there is no assurance that the IRS will treat the merger as a "reorganization" within the meaning of Section 368(a) of the Code.
Assuming that the merger is completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and that the representations found in the merger agreement and in the representation letters provided by Puget Sound and Heritage delivered at the time of closing will be true and complete without qualification as of the effective time of the merger, it is the opinion of each of Keller Rohrback L.L.P. and Silver, Freedman, Taff & Tiernan LLP  that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.
Based solely on the information, and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed as exhibits to the registration statement on Form S-4, this discussion of the material U.S. federal income tax consequences of the merger, to the extent such discussion expresses conclusions as to the application of U.S. federal income tax law, constitutes the opinions of Keller Rohrback L.L.P., special counsel to Puget Sound, and Silver, Freedman, Taff & Tiernan LLP, special counsel to Heritage.
Subject to the foregoing, the material U.S. federal income tax consequences of the merger to U.S. holders of Puget Sound common shares will be as follows:
•
no gain or loss will be recognized on the receipt of Heritage common shares in exchange for Puget Sound common shares pursuant to the merger (except for any gain or loss that may result from the receipt of cash in lieu of a fractional Heritage common share that the U.S. holders would otherwise be entitled to receive (as discussed below under "—Cash Received In Lieu of a Fractional Heritage Common Share"));

•
the aggregate basis of the Heritage common shares received in the merger will be the same as the aggregate basis of the Puget Sound common shares surrendered in the exchange, decreased by the basis attributable to any fractional interest in Heritage common shares for which cash is received; and

•	the holding period of Heritage common shares received in exchange for Puget Sound common shares will include the holding period of the Puget Sound common shares surrendered in the exchange.
If a U.S. holder of Puget Sound common shares acquired different blocks of Puget Sound common shares at different times or at different prices, such holder's basis and holding period may be determined with reference to each block of Puget Sound common shares. Any such holder should consult its tax advisor regarding the manner in which Heritage common shares received in the merger should be allocated among different blocks of Puget Sound common shares and with respect to identifying the bases or holding periods of the particular Heritage common shares received in the merger.

Cash Received In Lieu of a Fractional Heritage Common Share
A U.S. holder of Puget Sound common shares that receives cash in lieu of a fractional Heritage common share will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Heritage. As a result, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in the fractional share, as set forth above. This gain or loss will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Cash Received on Exercise of Dissenters' Rights
A U.S. holder of Puget Sound common shares that receives cash in exchange for such holder's Puget Sound common shares upon exercise of dissenters' rights will recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Puget Sound common shares exchanged therefor. Each U.S. holder of Puget Sound common shares is urged to consult such holder's tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Puget Sound common shares exchanged in the merger. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on the U.S. holder's holding period in the Puget Sound common shares exchanged.  The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of Puget Sound common stock who contemplates exercising statutory dissenters' rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Alternative Consideration Scenario
If the Heritage average closing price for the determination period falls below certain thresholds and certain other conditions are met (as described in more detail above under the headings "The Merger Agreement—Consideration to be Received in the Merger"), holders of Puget Sound common shares may receive cash consideration in addition to Heritage common shares. In such case, the material U.S. federal income tax consequences of the transaction would generally be the same as described above, except that:
•
A U.S. holder who receives Heritage common shares and cash (other than cash received in lieu of a fractional Heritage common share) in exchange for Puget Sound common shares pursuant to the merger, will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Heritage common shares received pursuant to the merger(determined as of the effective date of the merger) over such U.S. holder's adjusted tax basis in the Puget Sound common shares surrendered in the exchange) and (2) the amount of cash received pursuant to the merger (in each case excluding any cash received in lieu of a fractional Heritage common share, which will be treated as discussed above); and

•
The aggregate tax basis in the Heritage common shares received by a U.S. holder of Puget Sound common shares in the merger, including any fractional share interests deemed received and redeemed as described above, will equal such U.S. holder's aggregate adjusted tax basis in the Puget Sound common shares surrendered in the exchange, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of  gain, if any recognized by such U.S. holder (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange.

 Any gain recognized by a U.S. holder of Puget Sound common stock in connection with the merger generally will be capital gain unless such holder's receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such holder's ratable share of Puget Sound's accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Puget Sound common stock solely in exchange for Heritage common stock and then Heritage immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the "deemed redemption"). Receipt of cash will generally not have the effect of a dividend to you if such receipt is "not essentially equivalent to a dividend" or "substantially disproportionate," each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in your deemed percentage stock ownership of Heritage following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Heritage that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Heritage that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your Puget Sound common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Puget Sound common stock for a combination of Heritage common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.
Net Investment Income Tax
A holder of Puget Sound common stock that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her "net investment income" for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of Puget Sound common stock should consult their tax advisors as to the application of this additional tax to their circumstances.

Information Reporting and Backup Withholding
A non-corporate U.S. holder may be subject to backup withholding (currently at a rate of 28%) on any cash received in the merger, including cash received in lieu of a fractional Heritage common share. Backup withholding generally will not apply, however, to such U.S. holders who:
•
furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder receiving Heritage common shares as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a "significant holder" will be required to file a statement with the holder's U.S. federal income tax return setting forth the holder's basis (determined immediately before the exchange) in the Puget Sound common shares surrendered and the fair market value (determined immediately before the exchange) of the Puget Sound common shares that is exchanged by such holder pursuant to the merger. A "significant holder" is a U.S. holder that receives Heritage common shares in the merger and that, immediately before the merger, owned at least 1% of the outstanding Puget Sound shares (by vote or value) or securities of Puget Sound with a tax basis of $1 million or more.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger.  Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Puget Sound shareholder will depend on that shareholder's particular situation. Puget Sound shareholders are strongly urged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

DESCRIPTION OF HERITAGE CAPITAL STOCK
The following briefly summarizes the material terms of Heritage's capital stock. In connection with this summary, we urge you to read Heritage's articles of incorporation and bylaws in their entirety, copies of which have been filed with the SEC and are available, without charge, to any person by following the instructions listed under "Where You Can Find More Information".

General
Heritage's authorized capital stock currently consists of:
•	50,000,000 common shares, no par value per share; and
•	2,500,000 preferred shares, no par value per share.
As of November 6, 2017, there were 29,929,224 Heritage common shares issued and outstanding. No Heritage preferred shares are currently outstanding. Heritage's common shares are traded on Nasdaq under the symbol "HFWA."
Common Shares
Each Heritage common share has the same relative rights and is identical in all respects with each other Heritage common share. Heritage common shares represent non-withdrawable capital, are not of an insurable type and are not insured by the FDIC or any other government agency.
Subject to any prior rights of the holders of any preferred shares or other shares of Heritage then outstanding, holders of Heritage common shares are entitled to receive such dividends as are declared by the board of directors of Heritage out of funds legally available for dividends.
Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of Heritage common shares and each share is entitled to one vote. See "Comparison of  Rights of Puget Sound Common Shares and Heritage Common Shares—Restrictions on Voting Rights". Subject to any prior rights of the holders of any Heritage preferred shares then outstanding, in the event of a liquidation, dissolution or winding up of Heritage, holders of Heritage common shares will be entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them. Holders of Heritage common shares will not have any preemptive rights to subscribe for any additional securities which may be issued by Heritage, nor will they have cumulative voting rights.
Preferred Shares
Heritage may issue preferred shares in one or more series at such time or times and for such consideration as the board of directors of Heritage may determine, generally without shareholder approval. The board of directors of Heritage is expressly authorized at any time, and from time to time, to issue Heritage preferred shares, with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of Heritage is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of Heritage's board of directors to approve the issuance of preferred or other shares without shareholder approval could make an acquisition by an unwanted suitor of a controlling interest in Heritage more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Heritage.
Preferred shares redeemed or acquired by Heritage may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by Heritage upon approval of its board of directors.

Other Anti-Takeover Provisions
In addition to the ability to issue common and preferred shares without shareholder approval, Heritage's charter and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of Heritage. See "Comparison of Rights of Puget Sound Common Shares and Heritage Common Shares."

Transfer Agent
The transfer agent and registrar for the Heritage common shares is Computershare.

COMPARISON OF RIGHTS OF PUGET SOUND COMMON SHARES
AND HERITAGE COMMON SHARES

After completion of the merger, the Puget Sound shareholders will become shareholders of Heritage. Heritage is a Washington corporation, and the rights of Heritage shareholders are governed by the WBCA, as well as the articles of incorporation and bylaws of Heritage. Puget Sound is also a Washington corporation, and its shareholders' rights are governed by the WBCA, as well as its articles of incorporation and bylaws. After the merger, as Heritage shareholders, the rights of former Puget Sound shareholders will be governed by Heritage's articles of incorporation, its bylaws and the WBCA.

The following discussion summarizes the material differences between the rights of holders of Heritage common shares and holders of Puget Sound common shares under the articles of incorporation and bylaws of Heritage and the articles of incorporation and bylaws of Puget Sound. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders. In addition, the identification herein of certain differences in rights is not intended to imply the absence of other differences of equal or greater importance. The discussion in this section is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation and the relevant provisions of the WBCA.
Copies of the articles of incorporation and bylaws are attached as exhibits to Puget Sound's and Heritage's filings with the SEC. See the section entitled "Where You Can Find More Information."
Authorized Shares

Heritage. Heritage's articles of incorporation authorize the issuance of 50,000,000 common shares and 2,500,000 preferred shares.   Heritage is authorized under its articles of incorporation to issue additional shares of capital stock, up to the amount authorized, generally without shareholder approval.  Heritage's board of directors also has sole authority to determine the terms of any one or more series of preferred shares, including the number of shares and determine such voting rights, designations, powers, preferences and relative, participating, optional or other rights, and such qualifications, limitations or restrictions thereof.  Currently, no Heritage preferred shares are issued or outstanding.

Puget Sound. Puget Sound's articles of incorporation authorize the issuance of 50,000,000 common shares and 100,000  preferred shares.

Restrictions on Voting Rights

Heritage. Heritage's articles of incorporation provide for restrictions on voting rights of shares owned in excess of 10% of any class of its equity securities. Specifically, Heritage's articles of incorporation provide that if any person or group acting in concert acquires the beneficial ownership of more than 10% of any class of its equity securities without the prior approval by a two-thirds vote of Heritage's continuing directors, (as defined in the articles of incorporation) then, with respect to each vote in excess of 10% of the voting power of our outstanding voting shares which such person would otherwise have been entitled to cast, such person shall be entitled to cast only one-hundredth of one vote per share. Exceptions from this limitation are provided for, among other things, any proxy granted to one or more of Heritage's continuing directors and for Heritage's employee benefit plans. Under Heritage's articles of incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically, and the articles of incorporation provide that a majority of Heritage's continuing directors have the power to construe the forgoing restrictions and to make all determinations necessary or desirable to implement these restrictions. These restrictions would, among other things, restrict voting power of a beneficial owner of more than 10% of Heritage's outstanding common shares in a proxy contest or on other matters on which such person is entitled to vote.

Puget Sound. Unlike Heritage, Puget Sound's articles of incorporation do not contain any restrictions or voting limitations of the type contained in Heritage's articles of incorporation.

Number of Directors and Directors' Terms
Heritage. Heritage's articles of incorporation were amended in 2011 to provide a phased-in declassification of the board so that all directors are elected annually beginning with the 2014 annual meeting of Heritage's shareholders. Cumulative voting is not permitted in the election of directors. Heritage's bylaws provide that the board of directors of Heritage will have not less than five or more than 25 directors, as determined by resolution adopted by the board of directors provided that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office concur.  Heritage currently has ten directors.  Pursuant to the merger agreement, upon the effective time of the merger, one director of Puget Sound, selected by Heritage, will be added to the Heritage board of directors. For information regarding this director, see "The Merger – Interests of Certain Person in the Merger" on page 48.
Puget Sound. Puget Sound's articles of incorporation provide that its board of directors shall consist of the number directors provided in the bylaws. The bylaws provide that the number of directors shall not be less than five nor more than 15 with the specific number of directors to be set by resolution of the board of directors. Cumulative voting is not permitted in the election of directors and directors are elected for a one-year term.  Puget Sound currently has 11 directors.

Removal of Directors

Heritage. Heritage's articles of incorporation provide that one or more directors may be removed from the board of directors prior to the expiration of his or her term, for cause, only at a special meeting of Heritage's shareholders called for that purpose. At such meeting, a director may be removed only by the affirmative vote of at least 66 2/3% of Heritage's outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class.  This provision does not apply to any director elected by one or more series of preferred shares voting separately as a class.

Puget Sound. Puget Sound's bylaws provide that one or more directors (including the entire board of directors) may be removed from the board of directors prior to the expiration of his or her term, with or without cause, at a special meeting called for that purpose if the number of votes cast in favor of removing such director (or the entire Board) exceeds the number of votes cast against removal.

Filling Vacancies on the Board of Directors

Heritage. The articles of incorporation provide that any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, shall be filled by a vote of two-thirds of the directors then in office and any director so chosen shall hold office until the next annual meeting of shareholders.

Puget Sound. Puget Sound's bylaws provide that a vacancy on the board of directors, may be filled by the affirmative vote of a majority of the directors present at a meeting of the board of directors at which a quorum is present, or if the directors left in office constitute less than a quorum, by the affirmative vote of all the directors in office.

Special Meetings of Shareholders and Action Without a Meeting

Heritage. The bylaws of Heritage provide that special meetings of shareholders may be called only by the chairman of the board, chief executive officer, a majority of the board of directors, or any shareholder or shareholders holding in the aggregate at least ten percent of all shares entitled to vote at the special meeting. The WBCA provides that any action taken by written consent in lieu of a shareholder meeting must receive the consent of all shareholders entitled to vote on the action.

Puget Sound. The bylaws of Puget Sound provide that special meetings of shareholders may be called by the president, the chairman of the board or any two or more directors. Shareholders of Puget Sound may take any action that may be taken at a meeting, without a meeting, if the consent for such action is set forth in writing and signed by all the shareholders entitled to vote on such action.

Amendment of Articles of Incorporation and Bylaws

Heritage. Amendments to Heritage's articles of incorporation must be approved by Heritage's board of directors by a majority vote of the board and by Heritage's shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares entitled to vote generally in the election of directors (giving effect to the 10% voting limitation described above), voting together as a single class, is required to amend or repeal certain provisions of the articles of incorporation, including the provisions relating to the number of directors, classification of the board and the filling of board vacancies, the 10% voting limitation, business combinations with control persons (as defined in the articles of incorporation), indemnification and amendment of the articles of incorporation. Heritage's bylaws may be amended by its board of directors by vote of a majority of the whole board or by Heritage's shareholders by the affirmative vote of a majority of the shares represented and entitled to vote on the subject matter.

Puget Sound. Amendments to Puget Sound's articles of incorporation require the affirmative vote of a majority of all the votes entitled to be cast by each voting group entitled to vote thereon. Subject to the power of the Puget Sound shareholders to change or repeal the bylaws, the board of directors is expressly authorized to make, amend, or repeal the bylaws, unless the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw.

Business Combinations with Certain Persons

Heritage. Heritage's articles of incorporation provide that certain business combinations (e.g., mergers, share exchanges, significant asset sales and share issuances) involving "control persons" of Heritage require, in addition to any vote required by law, the approval of 66 2/3% of the voting power of the outstanding voting shares that is not beneficially owned by the control person in question, voting together as a single class, unless either (i) a majority of the continuing  directors (generally those members of Heritage's board of directors who are unaffiliated with the control person and were directors prior to the time the control person became a 10% or greater shareholder of Heritage) have approved the business combination or (ii) certain fair price and procedure requirements are satisfied.  A control person is defined to include any individual, corporation, partnership or other person or entity which owns beneficially or controls, directly or indirectly, 20% or more of the outstanding common shares of Heritage or an affiliate of such person or entity.

Puget Sound. The affirmative vote of a majority of all the votes entitled to be cast by each voting group entitled to vote thereon is required to approve a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the property of Puget Sound.

DISSENTERS' RIGHTS
In accordance with Chapter 13 of the WBCA, Puget Sound's shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their Puget Sound common shares.
Puget Sound's shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 of the WBCA in order to perfect their rights. Puget Sound and Heritage will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Puget Sound shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix C.
A shareholder who wishes to assert dissenters' rights must (i) deliver to Puget Sound before the vote is taken by Puget Sound shareholders notice of the shareholder's intent to demand payment for the shareholder's shares if the merger is effected, and (ii) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Puget Sound at the following address prior to the special meeting of the shareholders:

Puget Sound Bancorp, Inc.
10500 NE 8th Street, Suite 1500
Bellevue, Washington 98004
 Attention: Corporate Secretary
or deliver such notice at the special meeting of shareholders prior to the vote being taken by Puget Sound shareholders.
A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Puget Sound a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Puget Sound the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
A shareholder who does not deliver to Puget Sound prior to the vote being taken by Puget Sound shareholders a notice of the shareholder's intent to demand payment for the "fair value" of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the Puget Sound common shares represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder's statutory dissenters' rights.
If the merger is effected, Heritage as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed transaction and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date; and (iv) set a date by which Heritage must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.
A shareholder wishing to exercise dissenters' rights must timely file the payment demand, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the proposed transaction, and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.
Within thirty (30) days after the merger occurs or receipt of the payment demand, whichever is later, Heritage shall pay each dissenter with properly perfected dissenters' rights Heritage's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own Puget Sound shares prior to the public announcement of the merger, Heritage is not required to make the payment until after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. The rate of interest is generally required to be the average rate currently paid by Heritage on its principal bank loans or, if none, at a rate that is fair and equitable. Shareholders should note that investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not address in any respect, fair value under Chapter 13 of the WBCA.
A dissenter who is dissatisfied with Heritage's estimate of the fair value or believes that interest due is incorrectly calculated may notify Heritage of the dissenter's estimate of the fair value and amount of interest due. If Heritage does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then Heritage must, within 60 days, petition a court to determine the fair value.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved at the meeting unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. In order to allow proxies that have been received by Puget Sound at the time of the special meeting to be voted for an adjournment, if deemed necessary, Puget Sound has submitted the adjournment proposal to its shareholders as a separate matter for their consideration.
Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

OTHER MATTERS
The Puget Sound board of directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the special meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.
LEGAL MATTERS
The validity of the common shares offered hereby will be passed upon for Heritage by Breyer & Associates PC. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Heritage by Silver, Freedman, Taff & Tiernan LLP and for Puget Sound by Keller Rohrback L.L.P.
EXPERTS
The consolidated financial statements of Heritage as of December 31, 2016 and 2015 and for each of the years in the three year period ended December 31, 2016 and the effectiveness of Heritage's internal control over financial reporting as of December 31, 2016 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in Heritage's Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Heritage files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Heritage's and Puget Sound's SEC filings also are available to the public on the SEC's website at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.
Heritage filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the Heritage common shares to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Heritage in addition to being a proxy statement of Puget Sound for its special meeting. As permitted by SEC rules, this document does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.
The SEC permits the incorporation by reference of information regarding Heritage into this document, which means that important business and financial information about Heritage can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Heritage files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Heritage has previously filed with the SEC and all documents filed by Heritage with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this document and before the date of the special meeting.
These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this proxy statement/prospectus). You should review these filings as they may disclose a change in the business, prospects, financial condition or other affairs of Heritage after the date of this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Heritage has filed with the SEC:
•	Heritage's Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 9, 2017;
•
Heritage's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017,  June 30, 2017 and September 30, 2017, filed with the SEC on May 2, 2017,  August 8, 2017 and November 9, 2017, respectively;

•	Heritage's Current Reports on Form 8-K filed with the SEC on January 26, February 1, April 26, May 4, July 26, July 27, August 1, and November 1, 2017;
•	Heritage's Proxy Statement on Schedule 14A filed with the SEC on March 23, 2017; and
•	the description of Heritage's common shares set forth in a registration statement on Form 8-A filed with the SEC on January 6, 1998.
These documents contain important information about Heritage and its financial condition. Information contained in this proxy statement/prospectus supersedes information incorporated by reference that Heritage has filed with the SEC prior to the date of this proxy statement/prospectus, while information that it files with the SEC after the date of this proxy statement/prospectus that is incorporated by reference will automatically update and supersede this information.
Heritage supplied all information contained or incorporated by reference in this document relating to Heritage, and Puget Sound supplied all information contained or incorporated by reference in this document relating to Puget Sound.
Heritage's filings are available on its website, www.heritagebankwa.com. Information contained in or linked to Heritage's website is not a part of this proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Heritage at:
Heritage Financial Corporation
201 Fifth Avenue SW
Olympia, Washington 98501
Attn: Investor Relations
(360) 943-1500

The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning the Investor Relations departments of Heritage and Puget Sound provided above.
If you would like to request documents from Heritage or Puget Sound, you must do so by December 19, 2017 to receive them before the special meeting.
You should rely only on the information contained or incorporated by reference in this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to Puget Sound shareholders nor the issuance of Heritage common shares in the merger shall create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER
by and between
HERITAGE FINANCIAL CORPORATION
and
PUGET SOUND BANCORP, INC.

Dated as of  July 26, 2017

A-ii

3.29	Indemnification	24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HERITAGE		25

4.1	Corporate Organization	25
4.2	Capitalization.	26
4.3	Authority; No Violation	26
4.4	Consents and Approvals	27
4.5	Reports	27
4.6	Financial Statements and Internal Controls	27
4.7	Absence of Certain Changes or Events	29
4.8	Legal Proceedings	29
4.9	Taxes and Tax Returns	29
4.10	Employees	30
4.11	SEC Reports	30
4.12	Compliance with Applicable Law	31
4.13	Agreements with Regulatory Agencies	32
4.14	Risk Management Instruments	32
4.15	Environmental Matters	32
4.16	Investment Securities and Commodities	32
4.17	Title	33
4.18	Intellectual Property	33
4.19	Reorganization	34
4.20	Heritage Information	34
4.21	Loan Portfolio	34
4.22	Insurance	35

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		35

5.1	Puget Sound Conduct of Businesses Prior to the Effective Time.	35
5.2	Puget Sound Forbearances	35
5.3	Heritage Conduct of Business Prior to the Effective Time.	38
5.4	Heritage Forbearances.	38

ARTICLE VI ADDITIONAL AGREEMENTS		39

6.1	Regulatory Matters	39
6.2	Access to Information; Current Information	41
6.3	Shareholder Meeting	42
6.4	Reservation of Common Stock; Nasdaq Listing	42
6.5	Employee Matters	42
6.6	Officers' and Directors' Insurance; Indemnification	44
6.7	Exemption from Liability Under Section 16(b)	46
6.8	No Solicitation	46
6.9	Notification of Certain Matters	47
6.10	Correction of Information	47
6.11	Integration	48
6.12	Coordination; Integration	48
6.13	Delivery of Agreements	48

ARTICLE VII CONDITIONS PRECEDENT		48

7.1	Conditions to Each Party's Obligations	48
7.2	Conditions to Obligations of Heritage	49
7.3	Conditions to Obligations of Puget Sound.	50

A-iii

ARTICLE VIII TERMINATION AND AMENDMENT		51

8.1	Termination	51
8.2	Effect of Termination	52
8.3	Fees and Expenses	52
8.4	Termination Fee	52
8.5	Amendment	53
8.6	Extension; Waiver. At	53

ARTICLE IX GENERAL PROVISIONS		53

9.1	Closing	53
9.2	Nonsurvival of Representations, Warranties and Agreements.	53
9.3	Notices	53
9.4	Interpretation	54
9.5	Counterparts	54
9.6	Entire Agreement	55
9.7	Governing Law, Jurisdiction, Venue and Construction	55
9.8	Publicity	55
9.9	Assignment; Third Party Benefiriciaries	55
9.10	Specific Performance; Time of the Essence	55
9.12	Waiver of Jury Trial	56

SIGNATURES		57

EXHIBITS

Exhibit A Form of Voting Agreement
Exhibit B Form of Non-Compete Agreement
Exhibit C Form of Plan of Bank Merger
Exhibit D Form of Employment Agreement
Exhibit E Third Party Consents

A-iv

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	46
Acquisition Proposal	47
Agreement	1
Articles of Merger	2
Bank Merger	6
Bank Merger Certificates	6
Bank Plan of Merger	6
BHC Act	9
BOLI	20
Cancelled Shares	3
Change in Recommendation	47
Claim	45
Closing	53
Closing Date	53
Code	1
Confidentiality Agreement	42
Covered Employees	42
Determination Date	4
Determination Period	4
DFI	11
Dissenting Shares	3
DPC Common Shares	3
Effective Time	2
Enforceability Exception	11
Environmental Laws	20
ERISA	15
Exchange Act	22
Exchange Agent	6
Exchange Agent Agreement	6
Exchange Fund	6
Exchange Ratio	4
Existing Certificate	3
FDIC	10
Federal Reserve Board	11
FHLB	10
Final Index Price	4
Form S-4	11
GAAP	9
Governmental Entity	12
Heritage	1
Heritage Articles	25
Heritage Average Closing Price	4
Heritage Bylaws	25
Heritage Common Stock	2
Heritage Disclosure Schedule	25
Heritage Leased Properties	33
Heritage Owned Properties	33
Heritage Real Property	33
Heritage Regulatory Agreement	32

A-v

Heritage Reports	31
Heritage Restricted Stock Award	26
Heritage Restricted Stock Unit Award	26
Heritage Stock Options	26
Heritage Stock Plans	26
Heritage Stock Price Ratio	4
Heritage Subsidiary	25
Index	4
Index Ratio	4
Initial Index Price	5
Insurance Amount	45
Intellectual Property	22
IRS	14
IT Assets	22
Letter of Transmittal	6
Liens	10
Loans	23
Material Adverse Effect	9
Merger	1
Merger Consideration	2
Monetary Liens	21
Multiemployer Plan	16
Multiple Employer Plan	16
Multiple Employer Welfare Arrangement	16
Nasdaq	4
Non-Compete Agreement	1
Parties	1
Permitted Encumbrances	21
Proxy Statement	11
PTO	43
Puget Sound	1
Puget Sound Articles	9
Puget Sound Bank Call Reports	13
Puget Sound Benefit Plans	15
Puget Sound Board Recommendation	42
Puget Sound Bylaws	9
Puget Sound Common Stock	2
Puget Sound Confidential Information	46
Puget Sound Contract	19
Puget Sound Disclosure Schedule	8
Puget Sound ERISA Affiliate	15
Puget Sound Financial Statements	12
Puget Sound Indemnified Party	45
Puget Sound Individuals	46
Puget Sound Insiders	46
Puget Sound Leased Properties	21
Puget Sound Owned Properties	21
Puget Sound Qualified Plans	16
Puget Sound Real Property	21
Puget Sound Regulatory Agreement	19
Puget Sound Representatives	46
Puget Sound Restricted Stock Award	5

A-vi

Puget Sound Shareholder Approval	11
Puget Sound Shareholder Meeting	42
Puget Sound Subsidiary	9
Regulatory Agencies	12
Requisite Regulatory Approvals	49
Sarbanes-Oxley Act	28
SEC	11
Secretary of State	2
Securities Act	11
SRO	12
Superior Proposal	47
Surviving Bank	6
Surviving Company	1
Takeover Statutes	23
Tax	15
Tax Return	15
Taxes	15
Termination Fee	52
Total Payments	44
Treasury	15
Trust Account Common Shares	3
Unduly Burdensome Condition	49
Voting Agreement	1
WBCA	2

A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2017 (this "Agreement"), by and between Heritage Financial Corporation, a Washington corporation ("Heritage"), and Puget Sound Bancorp, Inc. a Washington corporation ("Puget Sound", and together with Heritage, the "Parties").
RECITALS
A.            The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Puget Sound will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Heritage (the "Merger"), with Heritage as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Company").
B.            As a condition to the willingness of Heritage to enter into this Agreement, all of the directors and executive officers of Puget Sound have entered into voting agreements (each a "Voting Agreement"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Heritage.
C.            As a condition to the willingness of Heritage to enter into this Agreement, all of the directors of Puget Sound have entered into resignation, non-compete and confidentiality agreements (each a "Non-Compete Agreement"), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with Heritage.
E.            The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).
F.            The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

 THE MERGER
1.1            The Merger.
(a)            Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the "WBCA"), at the Effective Time (as defined in Section 1.2), Puget Sound shall merge with and into Heritage. Heritage shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of Puget Sound shall cease.
(b)            Subject to the consent of Puget Sound, which shall not be unreasonably withheld or delayed, Heritage may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Heritage with Puget Sound) if and to the extent requested by Heritage; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Puget Sound, (ii) adversely affect the tax consequences of the Merger to the shareholders of Puget Sound or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2            Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and Heritage shall cause to be filed with Secretary of State of the State of Washington (the "Secretary of State"), articles of merger and a short form plan of merger as provided in the WBCA (collectively the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").
1.3            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA.
1.4            Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Puget Sound, Heritage or the holders of any of the following securities:
(a)            Heritage Common Stock.  Each share of common stock, no par value, of Heritage ("Heritage Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Company.
(b)            Puget Sound Common Stock.  Subject to Sections 1.4(c) and 1.4(d), each share of common stock, no par value, of Puget Sound ("Puget Sound Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of Heritage Common Stock equal to the Exchange Ratio (as defined in Section 1.4 (f)), subject to any adjustments pursuant to Section 1.4(e), Section 1.4(g) or Section 8.1(h) (the "Merger Consideration"). The aggregate number of shares of Puget Sound Common Stock issued and outstanding immediately prior to the Effective Time, including shares of restricted stock, shall not be greater than 3,518,885 shares of Puget Sound Common Stock which is the number of shares issued and outstanding on the date hereof inclusive of shares of restricted stock.  All of the shares of Puget Sound Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Puget Sound Common Stock (each, an "Existing Certificate"), (it being understood that any reference to an "Existing Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Puget Sound Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration including any cash in lieu of a fractional share interest into which the shares of Puget Sound Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)            Cancelled Shares.  Shares of Puget Sound Common Stock that are owned immediately prior to the Effective Time by Puget Sound or Heritage (other than shares of Puget Sound Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Puget Sound Common Stock held, directly or indirectly, by Puget Sound or Heritage in respect of a debt previously contracted (any such shares, "DPC Common Shares") shall be cancelled and shall cease to exist and no stock of Heritage or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
(d)            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of Puget Sound  Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters rights when and in the manner required under Chapter 23B.13 of the WBCA shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 23B.13 of the WBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the foregoing provisions of the WBCA and this Section 1.4(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Puget Sound Common Stock under the WBCA. If any shareholder dissenting pursuant to the WBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Puget Sound Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Puget Sound Common Stock, in accordance with Section 1.4(b), without any interest thereon. Puget Sound shall give Heritage (i) prompt notice of any written notices to exercise dissenters' rights in respect of any shares of Puget Sound Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the WBCA and received by Puget Sound relating to shareholders' dissenters' rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the WBCA. Puget Sound shall not, except with the prior written consent of Heritage, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any Merger Consideration made available to the Exchange Agent as (defined in Section 2.1) pursuant to Article II to pay for shares of Puget Sound Common Stock for which dissenters' rights have been perfected shall be returned to Heritage upon demand.

(e)            Adjustment to Exchange Ratio.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Heritage Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the

Exchange Ratio to provide the holders of Puget Sound Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the Merger Consideration prior to such event.
(f)            Certain Defined Terms.
For purposes of this Agreement:
"Determination Date" means the fifth (5th) business day immediately prior to the Closing Date (as defined in Section 9.1).
"Determination Period" means the period beginning on the day that is twenty (20) consecutive Nasdaq Stock Market LLC ("Nasdaq") trading days prior to the Determination Date and ending on the Determination Date.
"Exchange Ratio" means the following, subject to any adjustments pursuant to Section 1.4(e), Section 1.4(g) or Section 8.1(h):
(A)    If the Heritage Average Closing Price for the Determination Period is greater than or equal to $20.44 and less than or equal to $27.66, then the Exchange Ratio shall be 1.3200;
(B)    If the Heritage Average Closing Price for the Determination Period is greater than $27.66, and (I) the quotient obtained by dividing the Heritage Average Closing Price for the Determination Period by $24.05 (such quotient the "Heritage Stock Price Ratio") is greater than (II) the quotient obtained by dividing the Final Index Price by the Initial Index Price (the "Index Ratio") after adding 0.15 to the Index Ratio, then the Exchange Ratio shall be the quotient, rounded to the nearest ten-thousandth, obtained by dividing (i) $36.51 by (ii) the Heritage Average Closing Price for the Determination Period;
(C)    If the Heritage Average Closing Price for the Determination Period is greater than $27.66, and (I) the Heritage Stock Price Ratio is not greater than (II) the Index Ratio after adding 0.15 to the Index Ratio, then the Exchange Ratio shall be 1.3200;
(D)    If the Heritage Average Closing Price for the Determination Period is less than $20.44, and (I) the Heritage Stock Price Ratio is less than (II) the Index Ratio after subtracting 0.15 from the Index Ratio, then the Exchange Ratio shall be (x) the quotient, rounded to the nearest ten-thousandth, obtained by dividing $26.98 by the Heritage Average Closing Price for the Determination Period if Heritage does not choose to adjust the Merger Consideration in accordance with Section 1.4(g), or (y) 1.3200 if Heritage does choose to adjust the Merger Consideration as set forth therein; or
(E)    If the Heritage Average Closing Price for the Determination Period is less than $20.44, and (I) the Heritage Stock Price Ratio is not less than (II) the Index Ratio after subtracting 0.15 from the Index Ratio, then the Exchange Ratio shall be 1.3200.
"Final Index Price" means the average closing prices of the Index as quoted on Bloomberg.com during the Determination Period.
"Index" means the Keefe, Bruyette & Woods (KBW) Regional Banking Index (KRX:IND).
"Initial Index Price" means 102.20.
"Heritage Average Closing Price" means the average daily closing price of Heritage Common Stock on Nasdaq during the relevant period.

(g)            Adjustment to Merger Consideration.  If the Heritage Average Closing Price for the Determination Period is less than $20.44, and (i) the Heritage Stock Price Ratio is less than (ii) the Index Ratio after subtracting 0.15 from the Index Ratio, Heritage may, at its option and in its sole discretion, within two (2) business days of the Determination Date, adjust the Merger Consideration to include an amount in cash equal to (a) $26.98 minus (b)(x) 1.3200  multiplied by (y) the Heritage Average Closing Price for the Determination Period.
(h)            In the event Heritage enters into a definitive agreement to be acquired by another entity prior to the Closing Date of this transaction, the Exchange Ratio shall be 1.3200, without adjustment.
1.5            Puget Sound Restricted Stock Awards. At the Effective Time, each restricted stock award in respect of shares of Puget Sound Common Stock that is outstanding on the date of this Agreement ("Puget Sound Restricted Stock Award") and is subject to vesting, repurchase or other lapse restriction immediately prior to the Effective Time shall become fully vested and each such share under a Puget Sound Restricted Stock Award shall be converted into a right to receive the Merger Consideration, subject to any required Tax withholding.

1.6            Incorporation Documents and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of Heritage in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Heritage, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.
1.7            Directors and Officers. The directors of Heritage immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. On or prior to the Closing Date, Heritage's Board of Directors shall select, in its sole discretion, an existing Puget Sound director to become a member of the Board of Directors of Heritage as of the Effective Time. The officers of Heritage immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.8            Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Puget Sound acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Puget Sound, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of Puget Sound or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.
1.9            The Bank Merger. Immediately after the Effective Time, Heritage intends to merge Puget Sound Bank, a Washington-chartered commercial bank and wholly owned subsidiary of Puget Sound, with and into Heritage Bank, a Washington-chartered commercial bank and wholly owned subsidiary of Heritage (the "Bank Merger") in accordance with the provisions of applicable state and federal banking laws and regulations, and Heritage Bank shall be the resulting institution or surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Puget Sound Bank and Heritage Bank, respectively, to approve, a separate combination agreement/plan of merger (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Puget Sound shall cause Puget Sound Bank, and Heritage shall cause Heritage Bank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the "Bank Merger Certificates").
ARTICLE II

 EXCHANGE OF SHARES
2.1            Exchange Agent. Prior to the Effective Time, Heritage shall appoint Heritage's transfer agent pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2            Heritage to Make Shares Available. Prior to the Effective Time, Heritage shall deposit, or cause to be deposited, with the Exchange Agent, the Merger Consideration in the form of (a) certificates, or evidence of shares in book entry form, representing whole shares of Heritage Common Stock to be issued in exchange for Existing Certificates (each a "New Certificate") and (b) cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c), (collectively, the "Exchange Fund") and Heritage shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3            Exchange of Shares.
(a)        As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of Puget Sound's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for a New Certificate, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)        As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Puget Sound Common Stock will be entitled to receive a New Certificate, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Puget Sound Common Stock represented by such holder's Existing Certificate or Existing Certificates.  Until so surrendered, such Existing Certificate or Existing Certificates shall represent after the Effective Time, for all purposes, only the right to receive, without interest, a New Certificate, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor upon surrender of such Existing Certificate or Existing Certificates in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)        No dividends or other distributions with respect to Heritage Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of Heritage Common

Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Heritage Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Heritage Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Heritage Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)        In the event of a transfer of ownership of an Existing Certificate representing Puget Sound Common Stock prior to the Effective Time that is not registered in the stock transfer records of Puget Sound, any New Certificate, any cash in lieu of a fractional share of Heritage Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such Puget Sound Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of Heritage that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Heritage) shall be entitled to deduct and withhold from any cash in lieu of a fractional share of Heritage Common Stock or any other cash payable pursuant to this Agreement to any holder of Puget Sound Common Stock such amounts as the Exchange Agent or Heritage, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or Heritage, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Puget Sound Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Heritage, as the case may be.

(e)        After the Effective Time, there shall be no transfers on the stock transfer books of Puget Sound of the shares of Puget Sound Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Puget Sound Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates, any cash in lieu of fractional shares of Heritage Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)        Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Heritage Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to Heritage Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Heritage.  In lieu of the issuance of any such fractional share, Heritage shall pay to each former shareholder of Puget Sound who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Heritage Average Closing Price for the Determination Period by (ii) the fraction of a share (after taking into account all shares of Puget Sound Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Heritage Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of Puget Sound at the expiration of six months after the Effective Time shall be paid to Heritage.  In such event, any former shareholders of Puget Sound who have not theretofore complied with this Article II shall thereafter look only to Heritage with respect to any New Certificate, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Heritage Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Heritage, Puget Sound, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Puget Sound Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)        In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by Heritage or the Exchange Agent, the posting by such person of a bond in such amount as Heritage may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate a New Certificate, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

(i)      If Heritage elects to pay a portion of the Merger Consideration in cash pursuant to Section 1.4(g), then Heritage shall, prior to the Effective Time, provide to the Exchange Agent as part of the Exchange Fund cash in a sufficient amount to fund the cash portion of the Merger Consideration to be paid to the holders of Existing Certificates. In such event, the cash portion of the Merger Consideration shall be paid pursuant to this Section 2.3, subject to any applicable Tax withholding, upon surrender of an Existing Certificate or Existing Certificates.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF PUGET SOUND
Except as disclosed in the disclosure schedule delivered by Puget Sound to Heritage concurrently herewith (the "Puget Sound Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Puget Sound Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Puget Sound that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on Puget Sound and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Puget Sound hereby represents and warrants to Heritage as follows:

3.1            Corporate Organization.

    (a)            Puget Sound is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and is a bank holding company duly registered under the Bank Holding

Company Act of 1956, as amended (the "BHC Act").  Puget Sound has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted.  Puget Sound is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Puget Sound.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Heritage, Puget Sound or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the consummation of the transactions contemplated hereby or (F) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the articles of incorporation of Puget Sound (the "Puget Sound Articles") and the bylaws of Puget Sound (the "Puget Sound Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Puget Sound to Heritage.

(b)        Each Subsidiary of Puget Sound (an "Puget Sound Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Puget Sound and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except as set forth in Section 3.1(b) of the Puget Sound Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of Puget Sound to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Puget Sound Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Puget Sound Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Puget Sound as of the date hereof.  Neither Puget Sound nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, stock in the Federal Home Loan Bank of Des Moines (the "FHLB"), and stock in the Pacific Coast Bankers' Bank.  Puget Sound Bank is not in material violation of any of its organizational documents.

3.2            Capitalization.
(a)        The authorized capital stock of Puget Sound consists of 50,000,000 shares of Puget Sound Common Stock and 100,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 3,424,934 shares of Puget Sound Common Stock issued and outstanding, (ii) 93,951 shares of Puget Sound Common Stock subject to restriction under the outstanding Puget Sound Restricted Stock Awards, and (iii) no other shares of capital stock or other voting securities of Puget Sound issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Puget Sound Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Puget Sound may vote or (B) trust preferred or subordinated debt securities of Puget Sound or any of its Subsidiaries issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Puget Sound to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Puget Sound Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Puget Sound Common Stock to which Puget Sound is a party.  Section 3.2(a) of the Puget Sound Disclosure Schedule sets forth a true, correct and complete list of all Puget Sound Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Puget Sound Restricted Stock Award, and (iii) the grant date and vesting dates of each such Puget Sound Restricted Stock Award.  Other than the Puget Sound Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Puget Sound or any of its Subsidiaries) are outstanding.

(b)        Puget Sound owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Puget Sound Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Puget Sound Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Puget Sound Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)        Puget Sound does not have a dividend reinvestment plan or any shareholders' rights plan.

3.3            Authority; No Violation.
(a)        Puget Sound has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Puget Sound.  The Board of Directors of Puget Sound has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Puget Sound and its shareholders and has directed that this Agreement be submitted to Puget Sound's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Puget Sound Common Stock (the "Puget Sound Shareholder Approval"), no other corporate proceedings on the part of Puget Sound are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Puget Sound and (assuming due authorization, execution and delivery by Heritage) constitutes a valid and binding obligation of Puget Sound, enforceable against Puget Sound in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).

(b)        Neither the execution and delivery of this Agreement by Puget Sound or the Bank Plan of Merger by Puget Sound Bank, nor the consummation of the Merger by Puget Sound or the Bank Merger by Puget Sound Bank, nor compliance by Puget Sound or Puget Sound Bank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Puget Sound Shareholder Approval is obtained, violate any provision of the Puget Sound Articles or Puget Sound Bylaws or the organization or governing documents of any Puget Sound Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Puget Sound or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Puget Sound Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Puget Sound or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Puget Sound or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4        Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Washington Department of Financial Institutions (the "DFI") and the FDIC and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Puget Sound's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Heritage in connection with the transactions contemplated by this Agreement (the "Form S-4") , to among other things, register any securities issuable by Heritage in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Secretary of State and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Heritage Common Stock pursuant to this Agreement and the approval of the listing of such Heritage Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Puget Sound of this Agreement or (B) the consummation by Puget Sound of the Merger or the consummation by Puget Sound Bank of the Bank Merger.  As of the

date hereof, Puget Sound is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5            Reports. To the knowledge of Puget Sound, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (i) any state regulatory authority, including the DFI, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an "SRO") ((i) — (v) together with the SEC, collectively the "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Puget Sound and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Puget Sound, investigation into the business or operations of Puget Sound or any of its Subsidiaries since January 1, 2014.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Puget Sound or any of its Subsidiaries.

3.6             Financial Statements and Internal Controls.
(a)          The audited consolidated balance sheets (including related notes and schedules, if any) of Puget Sound and its Subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) of Puget Sound and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of Puget Sound and its Subsidiaries for the six month period ended June 30, 2017 (collectively, the "Puget Sound Financial Statements") have been previously made available to Heritage. The Puget Sound Financial Statements fairly present the consolidated financial position and results of operations of Puget Sound and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the Puget Sound Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the of lack footnotes. The financial and accounting books and records of Puget Sound and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Moss Adams LLP has not resigned (or informed Puget Sound that it intends to resign) or been dismissed as independent public accountants of Puget Sound as a result of or in connection with any disagreements with Puget Sound on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                           (b)          The call reports of Puget Sound Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2015 through the Closing Date (the "Puget Sound Bank Call Reports") have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)          As of the date of most recent balance sheet included in the Puget Sound Financial Statements, Puget Sound on a consolidated basis had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP which are not fully reflected or reserved against on the most recent balance sheet included in the Puget Sound Financial Statements (including any notes thereto).

(d)          The allowance for loan loss account of Puget Sound Bank as reflected in the Puget Sound Bank Call Report for the quarter ended March 31, 2017, was as of such date, and the amount thereof contained in the financial books and records of Puget Sound Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with Puget Sound Bank's existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

(e)          The records, systems, controls, data and information of Puget Sound and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Puget Sound or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Puget Sound's (or any Puget Sound Subsidiary's) system of internal accounting controls.

(f)          Since January 1, 2014, (i) neither Puget Sound nor any of its Subsidiaries, nor to the knowledge of Puget Sound, any director, officer, employee, auditor, accountant or any representative of Puget Sound or any of its Subsidiaries has received  or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of Puget Sound or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Puget Sound or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Puget Sound or any of its Subsidiaries, or any other person, whether or not employed by Puget Sound or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Puget Sound or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of Puget Sound or any of its Subsidiaries, or any committee thereof.

3.7            Broker's Fees. With the exception of the engagement of Sandler O'Neill & Partners, L.P., neither Puget Sound nor any Puget Sound Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, finder's fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Puget Sound has disclosed to Heritage as of the date hereof the aggregate fees provided for in connection with the engagement by Puget Sound of Sandler O'Neill & Partners, L.P. related to the Merger and the Bank Merger.

3.8            Absence of Certain Changes or Events.
(a)        Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Puget Sound.

(b)        Since December 31, 2016, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Puget Sound and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9            Legal Proceedings.
(a)        Except as set forth in Section 3.9(a) of the Puget Sound Disclosure Schedule, neither Puget Sound nor any of its Subsidiaries is a party to any, and there are no pending or, to Puget Sound's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Puget Sound or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of fifty thousand dollars ($50,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)        There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to commercial banks and bank holding companies) imposed upon Puget Sound, any of its Subsidiaries or the assets of Puget Sound or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10            Taxes and Tax Returns.
(a)        Each of Puget Sound and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither Puget Sound nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of Puget Sound and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Puget Sound and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Puget Sound nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Puget Sound and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Puget Sound nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Puget Sound or its Subsidiaries or the assets of Puget Sound or its Subsidiaries.  Puget Sound has made available to Heritage true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither Puget Sound nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Puget Sound and its Subsidiaries).  Neither Puget Sound nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Puget Sound) or (B) has any liability for the Taxes of any person or entity (other than Puget Sound or any of its Subsidiaries) under U.S. Department of the Treasury ("Treasury") Regulation

Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Puget Sound nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Puget Sound nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Puget Sound been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Puget Sound or a Puget Sound Subsidiary does not file Tax Returns that Puget Sound or such Subsidiary is or may be subject to taxation by that jurisdiction.  Neither Puget Sound nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired.  Neither Puget Sound nor any Puget Sound Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)        As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)        As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11            Employees.
(a)        Section 3.11(a) of the Puget Sound Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Puget Sound, any Puget Sound Subsidiary, or any trade or business of Puget Sound or any of its Subsidiaries, whether or not incorporated, all of which together with Puget Sound would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Puget Sound ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Puget Sound or any of its Subsidiaries or any Puget Sound ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Puget Sound or any of its Subsidiaries or any Puget Sound ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "Puget Sound Benefit Plans").

(b)        Puget Sound has heretofore made available to Heritage true and complete copies of each of the Puget Sound Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Puget Sound Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Puget Sound Benefit Plan, and (iv) the most recently prepared actuarial report for each Puget Sound Benefit Plan (if applicable) for each of the last two (2) years.

(c)        Each Puget Sound Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Puget Sound nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Puget Sound Benefit Plan, and neither Puget Sound nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)        Section 3.11(d) of the Puget Sound Disclosure Schedule identifies each Puget Sound Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "Puget Sound Qualified Plans").  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Puget Sound may rely, with respect to each Puget Sound Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Puget Sound, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Puget Sound Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Puget Sound Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)        Each Puget Sound Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)        Neither Puget Sound, any of its Subsidiaries or any Puget Sound ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any Puget Sound Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA).  No Puget Sound Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(g)        None of Puget Sound and its Subsidiaries nor any Puget Sound ERISA Affiliate has, ever contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), a plan that is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA (a "Multiple Employer Welfare Arrangement"), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of Puget Sound and its Subsidiaries nor any Puget Sound ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan.

(h)        Except as set forth in Section 3.11(h) of the Puget Sound Disclosure Schedule, neither Puget Sound nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)        All contributions required to be made to any Puget Sound Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Puget Sound Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Puget Sound.

(j)        There are no pending or, to the knowledge of Puget Sound, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Puget Sound's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Puget Sound Benefit Plan, any fiduciaries thereof with respect to their duties to a Puget Sound Benefit Plan or the assets of any of trust under any Puget Sound Benefit Plans which could reasonably be expected to result in any liability of Puget Sound or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Puget Sound Benefit Plan, or any other party.

(k)        None of Puget Sound and its Subsidiaries nor any Puget Sound ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Puget Sound Benefit Plans or their related trusts, Puget Sound, any of its Subsidiaries, any Puget Sound ERISA Affiliate or any person that Puget Sound or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)        Except as set forth in Section 3.11(l) of the Puget Sound Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Puget Sound or any of its Subsidiaries, or result in any limitation on the right of Puget Sound or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Puget Sound Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Puget Sound or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  Neither Puget Sound nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Puget Sound or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Puget Sound Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Puget Sound has made available to Heritage copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby and Puget Sound shall provide updated Section 280G calculations to Heritage at least five (5) days prior to the Closing Date.

(m)        There are no pending or, to Puget Sound's knowledge, threatened material labor grievances or unfair labor practice claims or charges against Puget Sound or any of its Subsidiaries, or any strikes or other labor disputes against Puget Sound or any of its Subsidiaries.  Neither Puget Sound nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Puget Sound or any of its Subsidiaries and, to the knowledge of Puget Sound, there are no organizing efforts by any union or other group seeking to represent any employees of Puget Sound or any of its Subsidiaries.

     (n)        Neither Puget Sound nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Puget Sound Benefit Plans.

(o)        No condition exists as a result of which Puget Sound or any of its Subsidiaries would have any liability, whether absolute or contingent, under any Puget Sound benefit Plan with respect to any misclassification of a person performing services for Puget Sound or any of its Subsidiaries as an independent contractor rather than as an employee.  All individuals participating in the Puget Sound Benefit Plans are in fact eligible and authorized to participate in such Puget Sound Benefit Plan.

3.12        Compliance with Applicable Law. Puget Sound and each of its Subsidiaries hold, and have at all times since January 1, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Puget Sound, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Puget Sound and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Puget Sound or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Puget Sound Bank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of Puget Sound, or its Subsidiaries, or to the knowledge of Puget Sound, any director, officer, employee, agent or other person acting on behalf of Puget Sound or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Puget Sound or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Puget Sound or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Puget Sound or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Puget Sound or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Puget Sound or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Puget Sound or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.13            Certain Contracts.
(a)        Except as set forth in Section 3.13(a) of the Puget Sound Disclosure Schedule, as of the date hereof, neither Puget Sound nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Puget Sound shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Heritage, Puget Sound, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Puget Sound or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Puget Sound Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Puget Sound shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Puget Sound or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Puget Sound or its Subsidiaries, (ix) that involves the payment by Puget Sound or any of its Subsidiaries of more than $40,000 per annum or $100,000 in the aggregate (other than any such contracts which are terminable by Puget Sound or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Puget Sound or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Puget Sound or any of its Subsidiaries in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Puget Sound Disclosure Schedule, is referred to herein as a "Puget Sound Contract," and neither Puget Sound nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)        To the knowledge of Puget Sound, (i) each Puget Sound Contract is valid and binding on Puget Sound or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Puget Sound and each of its Subsidiaries has performed all material obligations required to be performed by it under each Puget Sound Contract, (iii) each third-party counterparty to each Puget Sound Contract has performed all material obligations required to be performed by it under such Puget Sound Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Puget Sound or any of its Subsidiaries under any such Puget Sound Contract.

3.14        Agreements with Regulatory Agencies. Neither Puget Sound nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Puget Sound Disclosure Schedule, a "Puget Sound Regulatory Agreement"), nor has Puget Sound or any of its Subsidiaries been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Puget Sound Regulatory Agreement.

3.15        Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Puget Sound, any of its Subsidiaries or for the account of a customer of Puget Sound or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Puget Sound or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Puget Sound and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Puget Sound's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16        Environmental Matters. To the knowledge of Puget Sound, it and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws").  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Puget Sound, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Puget Sound or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Puget Sound, threatened against Puget Sound or any of its Subsidiaries.  To the knowledge of Puget Sound, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Puget Sound nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.  To the knowledge of Puget Sound, there are no underground storage tanks located at any Puget Sound Real Property (as defined in Section 3.18).

3.17            Investment Securities, Commodities and BOLI.
(a)        Each of Puget Sound and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Puget Sound or its Subsidiaries.  Such securities and commodities are valued on the books of Puget Sound in accordance with GAAP.

(b)        Puget Sound and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Puget Sound believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Puget Sound has made available to Heritage the material terms of such policies, practices and procedures.

(c)        Section 3.17(c) of the Puget Sound Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance ("BOLI") owned by Puget Sound or its Subsidiaries, including the value of its BOLI. Puget Sound and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Puget Sound Financial Statements in accordance with GAAP. Except as set forth in Section 3.17(c) of the Puget Sound

Disclosure Schedule, all BOLI set forth in Section 3.17(c) of the Puget Sound Disclosure Schedule is owned solely by Puget Sound or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit plans, programs and agreements under Puget Sound or its Subsidiaries BOLI.   Neither Puget Sound nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.18        Title. Puget Sound or a Puget Sound Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Puget Sound Financial Statements as being owned by Puget Sound or a Puget Sound Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Puget Sound Owned Properties"), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Puget Sound Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Puget Sound Leased Properties" and, collectively with the Puget Sound Owned Properties, the "Puget Sound Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Puget Sound's knowledge, the lessor.  There are no pending or, to the knowledge of Puget Sound, threatened condemnation proceedings against any Puget Sound Real Property.  Puget Sound or a Puget Sound Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Puget Sound Financial Statements as being owned by Puget Sound or a Puget Sound Subsidiary or acquired after the date thereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) ("Monetary Liens") reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.19        Intellectual Property.

(a)         Puget Sound and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Puget Sound: (i) (A) the use of any Intellectual Property by Puget Sound and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Puget Sound or any Puget Sound Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Puget Sound that Puget Sound or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Puget Sound or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Puget Sound or its Subsidiaries, and (iii) neither Puget Sound nor any Puget Sound Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Puget Sound or any Puget Sound Subsidiary, and Puget Sound and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Puget Sound and its Subsidiaries.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)        To the knowledge of Puget Sound, the IT Assets operate and perform as required by Puget Sound and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Puget Sound, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of Puget Sound, no person has gained unauthorized access to the IT Assets.  To the knowledge of Puget Sound, Puget Sound and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  Puget Sound and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  Puget Sound and its Subsidiaries take reasonable measures, which are to the knowledge of Puget Sound, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.  For purposes of this Agreement, "IT Assets" means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20          Related Party Transactions. Except as set forth in Section 3.20 of the Puget Sound Disclosure Schedule, there are no "covered transactions" between Puget Sound Bank or any of its subsidiaries and any "affiliate" (as those terms are defined in Regulation O promulgated by the Federal Reserve Board) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Puget Sound or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 ("Exchange Act") of Puget Sound or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Puget Sound Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of Puget Sound), on the other hand, except those of a type available to employees of Puget Sound or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.21        State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Puget Sound has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on "business combinations" set forth in any "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes") applicable to Puget Sound or any of its Subsidiaries.

3.22        Reorganization. Neither Puget Sound nor any Puget Sound Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

3.23           Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Puget Sound has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O'Neill & Partners, L.P., to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Puget Sound Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24            Puget Sound Information. The information relating to Puget Sound and its Subsidiaries which is provided by Puget Sound or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

3.25            Loan Portfolio.
(a)        As of the date hereof, except as set forth in Section 3.25(a) of the Puget Sound Disclosure Schedule, neither Puget Sound nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Puget Sound or any Subsidiary of Puget Sound is a creditor which, as of June 30, 2017, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Puget Sound or any of its Subsidiaries, or to the knowledge of Puget Sound, any affiliate of any of the foregoing.  Set forth in Section 3.25(a) of the Puget Sound Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Puget Sound and its Subsidiaries that, as of June 30, 2017, were classified by Puget Sound as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Puget Sound or any of its Subsidiaries that, as of June 30, 2017, was classified as "Other Real Estate Owned" and the book value thereof.

(b)        To Puget Sound's knowledge, each Loan of Puget Sound and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Puget Sound and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)        Each outstanding Loan originated, administered and/or serviced by Puget Sound or any of its Subsidiaries was originated, administered and/or serviced, by Puget Sound or a Puget Sound Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Puget Sound and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)        With respect to Loans serviced by Puget Sound or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) except as set forth in Section 3.25(d) of the Puget Sound

Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)        None of the agreements pursuant to which Puget Sound or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)        There are no outstanding Loans made by Puget Sound or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Puget Sound or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)        Neither Puget Sound nor any of its Subsidiaries is now nor has it been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26        Insurance.  (a) Puget Sound and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Puget Sound reasonably has determined to be prudent and consistent with industry practice, and Puget Sound and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Puget Sound and its Subsidiaries, Puget Sound or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27        Fiduciary Business.  Each of Puget Sound and each Puget Sound Subsidiary has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, person representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28        Books and Records.  The corporate and stock (ownership) record books of Puget Sound and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Puget Sound and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29        Indemnification.  To the knowledge of Puget Sound, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Puget Sound or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Puget Sound or any of its Subsidiaries.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF HERITAGE

Except (i) as disclosed in the disclosure schedule delivered by Heritage to Puget Sound concurrently herewith (the "Heritage Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Heritage Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Heritage that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Heritage, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Heritage Reports (as defined in Section 4.11) filed with the SEC by Heritage prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Heritage hereby represents and warrants to Puget Sound as follows:

4.1            Corporate Organization.
(a)        Heritage is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  Heritage has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Heritage.  True and complete copies of the articles of incorporation of Heritage (the "Heritage Articles") and the bylaws of Heritage (the "Heritage Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Heritage to Puget Sound.

(b)        Each Subsidiary of Heritage (a "Heritage Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Heritage, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Heritage to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Heritage Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Heritage Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Heritage as of the date hereof.  Heritage Bank is not in material violation of any of its organizational documents.

4.2            Capitalization.

    (a)        The authorized capital stock of Heritage consists of 50,000,000 shares of Heritage Common Stock, and 2,500,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of June 30, 2017, there were (i) 29,928,232 shares of Heritage Common Stock issued and outstanding, including 147,620 shares of Heritage Common Stock granted in respect of outstanding awards of restricted Heritage Common Stock under the Heritage Stock Plans (as defined below) (a "Heritage Restricted Stock Award"), (ii) 27,815 shares of Heritage Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Heritage Common Stock granted under the Heritage Stock Plans ("Heritage Stock Options"), (iii) 91,110 shares of Heritage Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Heritage Common Stock granted under the Heritage Stock Plans (a "Heritage Restricted

Stock Unit Award") which includes the assumed target level of performance, (iv) 12,177 shares of Heritage Common Stock reserved for issuance pursuant to future grants under the Heritage Stock Plans, and (v) no other shares of capital stock or other voting securities of Heritage issued, reserved for issuance or outstanding.  As used herein, the "Heritage Stock Plans" means all employee and director equity incentive plans of Heritage in effect as of the date of this Agreement.  All of the issued and outstanding shares of Heritage Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Heritage may vote.  Other than Heritage Stock Options and Heritage Restricted Stock Unit Awards issued prior to the date of this Agreement, as of the date hereof, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Heritage to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Heritage Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Heritage Common Stock.  Other than the Heritage Stock Options, the Heritage Restricted Stock Awards and the Heritage Restricted Stock Unit Awards outstanding on the date of this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Heritage or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)            Heritage owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Heritage Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Heritage Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Heritage Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3            Authority; No Violation.
(a)            Heritage has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Heritage and no other corporate action on the part of Heritage is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by Heritage and (assuming due authorization, execution and delivery by Puget Sound) constitutes a valid and binding obligation of Heritage, enforceable against Heritage in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The Heritage Common Stock to be issued in the Merger have been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Heritage will have any preemptive right or similar rights in respect thereof.

(b)            Neither the execution and delivery of this Agreement by Heritage or the Bank Plan of Merger by Heritage Bank, nor the consummation of the Merger by Heritage or the Bank Merger by Heritage Bank, nor compliance by Heritage or Heritage Bank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the Heritage Articles or Heritage Bylaws or the organization or governing documents of any Heritage Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Heritage, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Heritage or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Heritage or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

4.4            Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Heritage of this Agreement or (ii) the consummation by Heritage of the Merger and the consummation by Heritage Bank of the Bank Merger.  As of the date hereof, Heritage is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5            Reports.  To the knowledge of Heritage, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Heritage and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Heritage, investigation into the business or operations of Heritage or any of its Subsidiaries since January 1, 2014.  Except as set forth in Section 4.5 of the Heritage Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Heritage or any of its Subsidiaries.
4.6            Financial Statements and Internal Controls.
(a)         The financial statements of Heritage and its Subsidiaries included (or incorporated by reference) in the Heritage Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Heritage and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Heritage and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Heritage and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Crowe Horwath LLP has not resigned (or informed Heritage that it intends to resign) or been dismissed as independent public accountants of Heritage as a result of or in connection with any disagreements with Heritage on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            As of the date of this Agreement, neither Heritage nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of Heritage included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of Heritage and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Heritage or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Heritage.  Heritage (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Heritage, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Heritage by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Heritage's outside auditors and the audit committee of Heritage's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Heritage's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Heritage's internal controls over financial reporting.  These disclosures were made in writing by management to Heritage's auditors and audit committee and a copy has previously been made available to Puget Sound.  There is no reason to believe that Heritage's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January 1, 2014, (i) neither Heritage nor any of its Subsidiaries, nor, to the knowledge of Heritage, any director, officer, employee, auditor, accountant or representative of Heritage or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Heritage or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Heritage or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Heritage or any of its Subsidiaries, or other person, whether or not employed by Heritage or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by Heritage, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Heritage or any of its Subsidiaries or any committee thereof.

4.7            Absence of Certain Changes or Events.
(a)            Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Heritage.

(b)            Since December 31, 2016 to the date of this Agreement, other than entering into this Agreement, in connection with this Agreement or the transactions contemplated hereby, Heritage and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8            Legal Proceedings.

(a)            Neither Heritage nor any of its Subsidiaries is a party to any, and there are no pending or, to Heritage's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Heritage or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on Heritage, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Heritage, any of its Subsidiaries or the assets of Heritage or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.9            Taxes and Tax Returns.  Each of Heritage and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither Heritage nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of Heritage and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Heritage and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Heritage nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Heritage and its Subsidiaries for all years to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Heritage nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Heritage or its Subsidiaries or the assets of Heritage or its Subsidiaries.  Heritage has made available to Puget Sound true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither Heritage nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Heritage and its Subsidiaries).  Neither Heritage nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Heritage nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Heritage been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.10            Employees.

(a)            As used in this Agreement, the term "Heritage Benefit Plans" means all equity, incentive, deferred compensation, medical or life insurance, retirement, or other benefit plans, programs or arrangements with respect to which Heritage, any Heritage Subsidiary, or any trade or business of Heritage or any of its Subsidiaries, whether or not incorporated, all of which together with Heritage would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Heritage ERISA Affiliate"), that are currently available to employees joining Heritage or any of its Subsidiaries or any Heritage ERISA Affiliate.

(b)         Each Heritage Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)         No Heritage Benefit Plan is subject to Title IV or Section 302 of ERISA.

(d)            All contributions required to be made to any Heritage Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Heritage Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Heritage.

(e)            There are no pending or, to the knowledge of Heritage, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Heritage's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Heritage Benefit Plan, any fiduciaries thereof with respect to their duties to a Heritage Benefit Plan or the assets of any trust under any Heritage Benefit Plan which could reasonably be expected to result in any material liability of Heritage or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Heritage Benefit Plan, or any other party.

 (f)            There are no pending or, to Heritage's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Heritage or any of its Subsidiaries, or any strikes or other labor disputes against Heritage or any of its Subsidiaries.  Neither Heritage nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Heritage or any of its Subsidiaries and, to the knowledge of Heritage, there are no organizing efforts by any union or other group seeking to represent any employees of Heritage or any of its Subsidiaries.

4.11            SEC Reports.  Heritage has previously made available to Puget Sound an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2016 and prior to the date hereof by Heritage pursuant to the Securities Act or the Exchange Act (the "Heritage Reports") and (b) communication mailed by Heritage to its shareholders since January 1, 2016 and prior to the date hereof, and no such Heritage Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All Heritage Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Heritage has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Heritage Reports.

4.12            Compliance with Applicable Law.  Heritage and each of its Subsidiaries hold, and have at all times since January 1, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Heritage, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Heritage and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Heritage or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Heritage Bank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of Heritage, or its Subsidiaries, or to the knowledge of Heritage, any director, officer, employee, agent or other person acting on behalf of Heritage or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Heritage or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Heritage or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Heritage or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Heritage or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Heritage or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Heritage or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.13            Agreements with Regulatory Agencies.  Except as set forth in Section 4.13 of the Heritage Disclosure Schedule, neither Heritage nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Heritage Disclosure Schedule, a "Heritage Regulatory Agreement"), nor has Heritage or any of its Subsidiaries been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Heritage Regulatory Agreement.

4.14            Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Heritage, any of its Subsidiaries or for the account of a customer of Heritage or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the  date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Heritage or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  Heritage and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Heritage's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15            Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on Heritage, Heritage and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Heritage, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Heritage or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Heritage or any of its Subsidiaries.  To the knowledge of Heritage, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Heritage nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.
4.16            Investment Securities and Commodities.
(a)         Each of Heritage and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Heritage or its Subsidiaries.  Such securities and commodities are valued on the books of Heritage in accordance with GAAP.

(b)            Heritage and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Heritage believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Heritage has made available to Puget Sound the material terms of such policies, practices and procedures.

4.17            Title.  Heritage or a Heritage Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Heritage Reports as being owned by Heritage or a Heritage Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Heritage Owned Properties"), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Heritage Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Heritage Leased Properties" and, collectively with the Heritage Owned Properties, the "Heritage Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Heritage's knowledge, the lessor.  There are no pending or, to the knowledge of Heritage, threatened condemnation proceedings against any Heritage Real Property. Heritage or a Heritage Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Heritage Reports as being owned by Heritage or a Heritage Subsidiary or acquired after the date hereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18             Intellectual Property.

(a)            Heritage and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Heritage:

 (i) (A)  the use of any Intellectual Property by Heritage and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Heritage or any Heritage Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Heritage that Heritage or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of Heritage or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Heritage or its Subsidiaries, and (iii) neither Heritage nor any Heritage Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Heritage or any Heritage Subsidiary, and Heritage and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Heritage and its Subsidiaries.

(b)            To the knowledge of Heritage, the IT Assets operate and perform as required by Heritage and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Heritage, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of Heritage, no person has gained unauthorized access to the IT Assets.  To the knowledge of Heritage, Heritage and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  Heritage and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  Heritage and its Subsidiaries take reasonable measures, which are to the knowledge of Heritage, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19            Reorganization.  Neither Heritage nor any Heritage Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

4.20            Heritage Information.  The information relating to Heritage and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Heritage and its Subsidiaries that is provided by Heritage or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to Puget Sound or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21            Loan Portfolio.

(a)         As of the date hereof, except as set forth in Section 4.21(a) of the Heritage Disclosure Schedule, neither Heritage nor any of its Subsidiaries is a party to any Loan in which Heritage or any Subsidiary of Heritage is a creditor which, as of June 30, 2017, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the Heritage Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Heritage and its Subsidiaries that, as of June 30, 2017, were classified by Heritage as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Heritage or any of its

Subsidiaries that, as of June 30, 2017, was classified as "Other Real Estate Owned" and the book value thereof.

(b)            To Heritage's knowledge, each Loan of Heritage and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Heritage and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)            To the knowledge of Heritage, each outstanding Loan originated, administered and/or serviced by Heritage or any of its Subsidiaries was originated, administered and/or serviced, by Heritage or a Heritage Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Heritage and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

(d)            None of the agreements pursuant to which Heritage or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)            There are no outstanding Loans made by Heritage or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Heritage or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither Heritage nor any of its Subsidiaries is now nor has it been since January 1, 2014 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.22            Insurance.  Except as would not reasonably be expected to have a Material Adverse Effect on Heritage, (a) Heritage and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Heritage reasonably has determined to be prudent and consistent with industry practice, and Heritage and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Heritage and its Subsidiaries, Heritage or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

ARTICLE V

 COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1            Puget Sound Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Heritage, during the period from the date of this Agreement to the Effective Time, Puget Sound shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of

Puget Sound or Heritage or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2            Puget Sound Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Puget Sound shall not, and shall not permit any of its Subsidiaries to without the prior written consent of Heritage (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l) (m),(n) or (r)):
(a)            Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interest.
(b)            Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.
(c)            Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Puget Sound or to another wholly owned Subsidiary of Puget Sound; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing:
(d)            Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or service provider of Puget Sound or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, (C) incentive bonuses to employees as described and set forth in Section 5.2(d) of the Puget Sound Disclosure Schedule, and (D) severance in accordance with past practices; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than thirty thousand dollars ($30,000) in the aggregate for employees and directors to attend conventions, training programs, or similar meetings after the date hereof.
(e)            Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any Puget Sound Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.
(f)            Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g)            Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets.
(h)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(i)            Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice including the sale of the guaranteed portion of SBA 7A loans (but in the case of a sale, after giving Heritage or Heritage Bank a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.
(j)            Governing Documents. Amend its organizational documents (or similar governing documents).
(k)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l)            Contracts. Enter into or terminate any Puget Sound Contract or amend or modify in any material respect or renew any existing Puget Sound Contract.
(m)            Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Puget Sound or any of its Subsidiaries under any insurance policy maintained by Puget Sound or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Puget Sound and its Subsidiaries, taken as a whole.
(n)            Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Puget Sound nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)            Deposit Taking and Other Bank Activities. In the case of Puget Sound Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)            Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than investment securities with an "AA" rating or better with a projected average life of less than four (4) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)            Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate, except for emergency repairs or replacements.
(r)            Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2016; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Puget Sound Bank's existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of five hundred thousand dollars ($500,000), (b) any secured Loan or extension of credit in excess of four million dollars ($4,000,000) and (c) any Loan or extension of credit that would result in Puget Sound Bank's aggregate direct or indirect exposure to the borrowing relationship  exceeding six million dollars ($6,000,000) shall require the prior consent of the Chief Credit Officer of Heritage Bank or his or her designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.
(s)            Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Puget Sound's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)            Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)            Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)            Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in "federal funds").
(x)            Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed ten thousand dollars ($10,000) individually, and sixty thousand dollars ($60,000) in the aggregate.
(y)            New Lines of Business. Develop, market or implement any new line of business.
(z)            Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa)            Performance of Obligations. Take any action that is likely to materially impair Puget Sound's ability to perform any of its obligations under this Agreement or Puget Sound Bank to perform any of its obligations under the Bank Plan of Merger.
(bb)            Commitments. Agree or commit to do any of the foregoing.

    5.3            Heritage Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Puget Sound, during the period from the date of this Agreement to the Effective Time, Heritage shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Puget Sound or Heritage or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.
    5.4            Heritage Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Puget Sound during the period from the date of this Agreement to the Effective Time, Heritage shall not, and shall not permit any of its Subsidiaries to:
           (a)            Governing Documents.  Amend the Heritage Articles or Heritage Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Puget Sound Common Stock (upon their receipt of Heritage Common Stock in the Merger).
           (b)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Heritage's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
           (c)            Performance Obligations. Take any action that is likely to materially impair Heritage's ability to perform any of its obligations under this Agreement or Heritage Bank to perform any of its obligations under the Bank Plan of Merger.
           (d)            Commitments. Agree or commit to do any of the foregoing.
ARTICLE VI

 ADDITIONAL AGREEMENTS
6.1            Regulatory Matters.
(a)            As promptly as practicable following the date of this Agreement, Heritage shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Heritage and Puget Sound, will be included. Each of Heritage and Puget Sound shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Puget Sound and Heritage shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Puget Sound shall thereafter mail or deliver the Proxy Statement to its shareholders. Heritage shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Puget Sound shall furnish all information concerning Puget Sound and the holders of Puget Sound Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Puget Sound or Heritage, or any of their respective affiliates, directors or officers, should be discovered by Puget Sound or Heritage that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Puget Sound's shareholders.
(b)            In addition to their obligations pursuant to Section 6.1(a), Puget Sound and Heritage shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. Heritage and Puget Sound shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Heritage Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Puget Sound and Heritage, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)            Subject to the terms and conditions set forth in this Agreement, Heritage and Puget Sound shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Puget Sound (in the case of Heritage) or Heritage (in the case of Puget Sound) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Heritage shall, and shall cause Heritage Bank to, use commercially reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI, and FDIC within forty-five (45) days after the date hereof. Puget Sound and Heritage shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Puget Sound or Heritage, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)            Each of Heritage and Puget Sound shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Heritage, Puget Sound or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)            Each of Heritage and Puget Sound shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

6.2            Access to Information; Current Information.
(a)            Upon reasonable notice and subject to applicable laws, each of Heritage and Puget Sound, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Heritage and Puget Sound shall, and shall cause its respective Subsidiaries to, make available to the other party, all other information concerning its business, properties and personnel as such party may reasonably request.  Puget Sound shall also provide the officers of Heritage and/or Heritage Bank with access to the lending personnel of Puget Sound Bank relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time.  Neither Heritage nor Puget Sound nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Heritage's or Puget Sound's, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)            Puget Sound shall permit, and shall cause its Subsidiaries to permit, Heritage and/or an environmental consulting firm selected by Heritage, at the sole expense of Heritage, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Puget Sound or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Heritage's sole expense), Heritage shall indemnify Puget Sound and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)            Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Puget Sound shall, upon the request of Heritage, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of Heritage regarding the financial condition, operations and business of Puget Sound and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. Puget Sound Bank shall also provide the Chief Credit Officer of Heritage Bank or his or her designee with all materials provided to members of Puget Sound Bank's loan (or similar) committee promptly following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Puget Sound will deliver to Heritage all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all Puget Sound Bank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the DFI. Puget Sound will also deliver to Heritage as soon as practicable all quarterly and annual financial statements of Puget Sound and its Subsidiaries prepared with respect to periods ending on or after June 30, 2017. As soon as practicable after the end of each month, Puget Sound will deliver to Heritage in electronic form (i) the monthly deposit and loan trial balances of Puget Sound Bank, (ii) the monthly analysis of Puget Sound Bank's investment portfolio, (iii) monthly balance sheet and income statement of Puget Sound and its Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.25(a) of the Puget Sound Disclosure Schedule for the then current period.
(d)            During the period from the date hereof to the Effective Time, Puget Sound shall provide Heritage with board or committee packages and minutes of meetings of the boards of directors or committees thereof of Puget Sound and Puget Sound Bank promptly following any board or committee meeting; provided however, that the board and committee packages and minutes provided to Heritage may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to Heritage would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the Puget Sound Board of Directors to be confidential.
(e)            All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of February 24, 2017 (the "Confidentiality Agreement").
(f)            No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3            Shareholder Meeting. Puget Sound shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of Washington, the Puget Sound Articles and the Puget Sound Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "Puget Sound Shareholder Meeting") for the purpose of seeking the Puget Sound Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Puget Sound Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the Puget Sound Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Puget Sound Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the Puget Sound shareholders approve this Agreement and the Merger (the "Puget Sound Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, Puget Sound shall not be required to hold the Puget Sound Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Puget Sound Shareholder Meeting.
6.4            Reservation of Common Stock; Nasdaq Listing.
(a)            Heritage agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Heritage Common Stock to fulfill its obligations under this Agreement.
(b)              Heritage shall use its commercially reasonable best efforts to cause the shares of Heritage Common Stock to be issued to the holders of Puget Sound Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5            Employee Matters.
(a)            Following the Effective Time, Heritage shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees of Puget Sound and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation programs which are substantially comparable to the employee benefits and compensation programs that are made available to similarly situated employees of Heritage or its Subsidiaries (other than Puget Sound and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Heritage or its Subsidiaries; and (ii) until such time as Heritage shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Heritage or its Subsidiaries (other than Puget Sound and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation programs of Puget Sound and its Subsidiaries that are continued by Heritage or a Heritage

Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Heritage Benefit Plans may commence at different times with respect to each Heritage Benefit Plan).
(b)            To the extent that a Covered Employee becomes eligible to participate in a Heritage Benefit Plan, Heritage shall cause such Heritage Benefit Plan to (i) recognize years of prior service from the date of most recent hire of such Covered Employee with Puget Sound, its Subsidiaries or their predecessors for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Puget Sound Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any Heritage Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Heritage or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Heritage or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Puget Sound Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off ("PTO") benefits, service accrued with Puget Sound from the most recent hire date with Puget Sound, its Subsidiaries or their predecessors shall be credited for determining a Covered Employee's eligibility and length of vacation or PTO under the Heritage vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the Heritage plan from the Covered Employee's vacation or PTO entitlement for the calendar year in which the Closing Date occurs.
(c)            Prior to the Effective Time, Puget Sound shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by Heritage that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Puget Sound Benefit Plan for such period as may be requested by Heritage, (ii) facilitate the merger of any Puget Sound Benefit Plan into any employee benefit plan maintained by Heritage or a Heritage Subsidiary, and/or (iii) amend or terminate one or more Puget Sound Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to Heritage's prior review and approval, which shall not be unreasonably withheld.
(d)            Heritage agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any full time Covered Employee who is terminated without cause during such one-year period and who is not otherwise subject to an employment agreement, change in control agreement, or severance agreement benefits will be provided with severance benefits as described in Section 6.5(d) of the Heritage Disclosure Schedule.

(e)            Each employee of Puget Sound or its Subsidiaries who is a party to an employment, change in control or severance agreement who is expected to be retained following the Effective Time has, as of the date of this Agreement (or with respect to certain such employees, shall have prior to the Effective Time), entered into a new employment, change in control or severance agreement with Heritage or a Heritage Subsidiary which shall become effective at the Effective Time and supersede the existing employment, change in control or severance agreement.  All other employment, change in control and severance agreements listed in Section 3.11(a) of the Puget Sound Disclosure Schedule and the benefits vested under the other Puget Sound Benefit Plans, in each case with respect to employees, officers, directors and consultants of Puget Sound or any of its Subsidiaries or affiliates who are not retained immediately following the Effective Time, or who do not enter into new employment, change in control or severance agreements with Heritage as contemplated in the preceding sentence, shall be honored by the Surviving Company or a Heritage Subsidiary unless such Puget Sound Benefit Plan is terminated prior to the Effective Time.  Heritage reserves the right in its sole discretion, not to offer continued employment with any such employee that does not enter into a new agreement with Heritage prior to the Effective Time.

(f)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Heritage or Puget Sound or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Puget Sound, Heritage or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Puget Sound, Heritage or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Heritage or Puget Sound or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Puget Sound Benefit Plan, Heritage Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of Heritage or Puget Sound or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(g)            In the event that any disqualified individual of Puget Sound or its Subsidiaries receives any payments, benefits or acceleration of vesting (the "Total Payments") in connection with the Merger that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then Puget Sound will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

(h)  Puget Sound and each of its Subsidiaries shall take all such required corporate action during the 30 day period prior to the Effective Time to terminate all of the Salary Continuation Agreements set forth in Section 3.11(a) of the Puget Sound Disclosure Schedule, consistent with the requirements of Section 409A of the Code, with such terminations to be effective immediately prior to the Effective Time and with all such payments thereunder being calculated pursuant to Section 2.4 of the applicable Salary Continuation Agreements and determined as if such employees were terminated as of the Effective Time in connection with the Merger.  All such payments shall be distributed to the applicable parties to the Salary Continuation Agreements immediately prior to the Effective Time, and shall be subject to all applicable tax withholding requirements.

6.6            Officers' and Directors' Insurance; Indemnification.
(a)            For six (6) years from and after the Effective Time, Heritage shall maintain officers' and directors' liability insurance covering the persons who are covered by Puget Sound's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend, on an annual basis, during the coverage period more than an amount equal to 150% of the annual premium most recently paid by Puget Sound (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and further provided that if Heritage is unable to maintain or obtain the insurance called for by this Section 6.6(a), Heritage shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. At Puget Sound's option, Puget Sound may, in lieu of the foregoing, (or, if requested by Heritage, Puget Sound shall) purchase prior to the Effective Time, a six (6) year prepaid "tail" policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed 250% of the current annual premium for such insurance.  If such prepaid "tail" policy has been obtained by Puget Sound prior to the Effective Time, Heritage shall cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The officers and directors of Puget Sound or its Subsidiaries may be required to make application and provide customary representations and warranties to Heritage's insurance carrier for the purpose of obtaining such insurance.
(b)            For six (6) years from and after the Effective Time, Heritage shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Puget Sound or any of its Subsidiaries (each, an "Puget Sound Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Heritage, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Puget Sound Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Puget Sound or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Puget Sound and its Subsidiaries and to the fullest extent otherwise permitted by law.
(c)            In connection with the indemnification provided pursuant to Section 6.6(b), Heritage and/or a Heritage Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Puget Sound Indemnified Person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Puget Sound Indemnified Person or multiple Puget Sound Indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Heritage and (ii) will cooperate in the defense of any such matter.
(d)            This Section 6.6 shall survive the Effective Time, is intended to benefit each Puget Sound Indemnified Person (each of whom shall be entitled to enforce this Section against Heritage), and shall be binding on all successors and assigns of Heritage.
(e)            In the event Heritage or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Heritage assume the obligations set forth in this Section 6.6.
6.7            Exemption from Liability Under Section 16(b). Each of the Board of Directors of Heritage and Puget Sound or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Puget Sound Insiders of Heritage Common Stock pursuant to the Merger is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term "Puget Sound Insiders" means those officers and directors of Puget Sound who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Heritage in conjunction with the Merger.
6.8            No Solicitation.
(a)            Puget Sound agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of Puget Sound and its Subsidiaries (the "Puget Sound Individuals") not to, and will use its commercially reasonable best efforts to cause Puget Sound's and its Subsidiaries' agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "Puget Sound Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets ("Puget Sound Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Puget Sound will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Heritage with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)            Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Puget Sound Shareholder Approval, in the event Puget Sound receives an unsolicited Acquisition Proposal and the Board of Directors of Puget Sound determines in good faith that such Acquisition Proposal may constitute a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Puget Sound may, and may permit its Subsidiaries and the Puget Sound Individuals and the Puget Sound Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Puget Sound than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished Puget Sound Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Puget Sound determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.
(c)            The Board of Directors of Puget Sound shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Heritage, the Puget Sound Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Heritage the Puget Sound Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the Board of Directors of Puget Sound (including any committee thereof) may, at any time prior to obtaining the Puget Sound Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Puget Sound determines in good faith (after consultation with Puget Sound's outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Puget Sound may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Heritage at least four (4) business days, following Heritage's initial receipt of written notice that the Board of Directors of Puget Sound has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Heritage, the Board of Directors of Puget Sound determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)            Puget Sound will promptly (and in any event within two (2) business days) advise Heritage in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Heritage apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)            As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Puget Sound or Puget Sound Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Puget Sound or Puget Sound Bank, other than the transactions contemplated by this Agreement.
"Superior Proposal" means a written Acquisition Proposal that the Board of Directors of Puget Sound concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 20%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.9            Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Puget Sound and Heritage shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.10            Correction of Information. Each of Puget Sound and Heritage shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.11            Integration. From and after the date hereof, Puget Sound shall, and shall cause Puget Sound Bank and its and Puget Sound Bank's directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit Heritage Bank to train Puget Sound Bank employees who are expected to continue employment with Heritage Bank, including excusing such employees from their duties for the purpose of training and orientation by Heritage Bank and (ii) cause Puget Sound Bank's data processing consultants and software providers to, cooperate and assist Puget Sound Bank and Heritage Bank in connection with the planned electronic and systematic conversion of all applicable data of Puget Sound Bank to the Heritage Bank system to occur after the Effective Time, in each case without undue disruption to Puget Sound Bank's business, during normal business hours and at the expense of Heritage or Heritage Bank (not to include Puget Sound Bank's regular employee payroll).
6.12            Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Puget Sound shall cause the Chief Executive Officer and Chief Financial Officer of Puget Sound Bank to assist and confer with the officers of Heritage Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Heritage Bank, as the resulting bank in the Bank Merger.
6.13            Delivery of Agreements.  Puget Sound shall cause the Voting Agreements to be executed by its directors and executive officers and the Non-Compete Agreements to be executed by its directors and delivered to Heritage prior to or simultaneously with the execution of this Agreement.
ARTICLE VII

 CONDITIONS PRECEDENT
7.1            Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Puget Sound and Heritage, at or prior to the Closing Date of the following conditions:
(a)            Shareholder Approval. The Puget Sound Shareholder Approval shall have been obtained.
(b)            Nasdaq Listing. The shares of Heritage Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(c)            Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
(e)            Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of Heritage including any condition that would increase the minimum regulatory capital requirements of Heritage or Heritage Bank (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").
     7.2            Conditions to Obligations of Heritage. The obligation of Heritage to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Heritage, at or prior to the Closing Date, of the following conditions:

      (a)            Representations and Warranties. The representations and warranties of Puget Sound set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker's Fees), Section 3.8(a) (Absence of Changes), and Section 3.24 (Puget Sound Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on the Closing Date; and

(C)
no other representation or warranty of Puget Sound shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Puget Sound has had or would reasonably be expected to result in a Material Adverse Effect on Puget Sound;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Heritage shall have received a certificate signed on behalf of Puget Sound by the Chief Executive Officer or the Chief Financial Officer of Puget Sound to the foregoing effect.
(b)            Performance of Obligations of Puget Sound. Puget Sound shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Heritage shall have received a certificate signed on behalf of Puget Sound by the Chief Executive Officer or the Chief Financial Officer of Puget Sound to such effect.
(c)            Dissenting Shares.  Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Puget Sound Common Stock.

(d)            Third Party Consents.  Puget Sound shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit E, in form and substance reasonably satisfactory to Heritage, to enable Heritage or a Heritage Subsidiary to receive the full benefit under such contracts following the consummation of the transaction contemplated by this Agreement without the payment of any penalty or premium.

(e)            Opinion of Tax Counsel.  Heritage shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to Heritage, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of Heritage and Puget Sound.

   7.3            Conditions to Obligations of Puget Sound. The obligation of Puget Sound to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by Puget Sound, at or prior to the Closing Date, of the following conditions:
(a)            Representations and Warranties. The representations and warranties of Heritage set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 4.7(a) (Absence of Changes) and Section 4.20 (Heritage Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true or current as of such date;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of Heritage shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Heritage has had or would reasonably be expected to result in a Material Adverse Effect on Heritage;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Puget Sound shall have received a certificate signed on behalf of Heritage by the Chief Executive Officer or the Chief Financial Officer of Heritage to the foregoing effect.
(b)            Performance of Obligations of Heritage. Heritage shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Puget Sound shall have received a certificate signed on behalf of Heritage by the Chief Executive Officer or the Chief Financial Officer of Heritage to such effect.
(c)            Opinion of Tax Counsel.  Puget Sound shall have received an opinion from Keller Rohrback L.L.P. special counsel to Puget Sound, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Keller Rohrback L.L.P. may require and rely upon representations contained in letters from each of Heritage and Puget Sound.
ARTICLE VIII

 TERMINATION AND AMENDMENT

                   8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Puget Sound Shareholder Approval, by action of the Board of Directors of a party, as follows:
(a)            by the written mutual consent of Puget Sound and Heritage;
(b)            by either Puget Sound or Heritage, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)            by either Puget Sound or Heritage, if the Merger shall not have been consummated on or before March 31, 2018, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)            by either Puget Sound or Heritage (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Puget Sound, in the case of a termination by Heritage, or Heritage, in the case of a termination by Puget Sound, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)            by Heritage if (i) the Board of Directors of Puget Sound (or any committee thereof) shall have failed to make the Puget Sound Board Recommendation or made a Change in Recommendation or (ii) Puget Sound shall have materially breached any of the provisions set forth in Section 6.8 or (iii) Puget Sound shall have refused to call or hold the Puget Sound Shareholder Meeting (except as provided in the last sentence of Section 6.3);
(f)            by Puget Sound prior to obtaining the Puget Sound Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Puget Sound has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a);
(g)            by either Puget Sound or Heritage, if the provisions of Section 8.1(e) are not applicable and the shareholders of Puget Sound fail to provide the Puget Sound Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or
(h)            by either Heritage or Puget Sound immediately following the Determination Date, in the event the Heritage Average Closing Price for the Determination Period is less than $20.44 (with a proportionate adjustment in the event that outstanding shares of Heritage Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); provided, however, if Heritage elects to exercise its termination right pursuant to this Section 8.1(h), it shall give prompt written notice thereof to Puget Sound, and Puget Sound shall, for a period of two (2) business days after its receipt of such notice, have the option of reinstating the Merger and the transactions contemplated hereby by adjusting the Merger Consideration to a fixed Exchange Ratio of 1.3200. If within such two (2) business day period, Puget Sound delivers written notice to Heritage that it intends to reinstate the Merger and the transactions contemplated hereby, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 8.1(h) and this Agreement shall remain in full force and effect in accordance with its terms (except for the modification to the Exchange Ratio set forth in the preceding sentence).
8.2            Effect of Termination. In the event of termination of this Agreement by either Puget Sound or Heritage as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Puget Sound, Heritage, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3            Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Puget Sound, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by Heritage, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4            Termination Fee.
(a)            If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Puget Sound shall immediately following such termination pay Heritage an amount equal to $4,250,000 (the "Termination Fee"), and (ii) in the case of termination under Section 8.1(f), Puget Sound shall, simultaneously with such termination and as a condition thereof, pay Heritage the Termination Fee, in each case in same-day funds.
(b)            If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Puget Sound or Puget Sound Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Puget Sound shall immediately pay Heritage the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c)              The payment of the Termination Fee shall fully discharge Puget Sound from any and all liability under this Agreement and related to the transactions contemplated herein, and Heritage shall not be entitled to any other relief or remedy against Puget Sound. If the Termination Fee is not payable, Heritage may pursue any and all remedies available to it against Puget Sound on account of a willful and material breach by Puget Sound of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), Heritage shall have the right to pursue any and all remedies available to it against Puget Sound on account of the willful and material breach by Puget Sound of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a).  Puget Sound may pursue any and all remedies available to it against Heritage on account of a willful and material breach by Heritage of any of the provisions of this Agreement.
                 8.5            Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Puget Sound; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Puget Sound, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6            Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX

 GENERAL PROVISIONS
9.1            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").
9.2            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3            Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                 if to Heritage, to:
Heritage Financial Corporation
 P.O. Box 1578
Olympia, Washington 98501
Attention:  Brian L. Vance, President and Chief Executive Officer
 Facsimile: (360) 705-9163

with a copy to:
Breyer & Associates PC
8180 Greensboro Drive
Suite 785
McLean, Virginia 22102
Attention: John F. Breyer, Jr.
Facsimile:  (703) 883-2511

(b)            if to Puget Sound, to:
Puget Sound Bancorp, Inc.
10500 NE 8th Street
Suite 1500
Bellevue, Washington 98004
Attention:  James R. Mitchell, Jr., President and Chief Executive Officer
Facsimile: (425) 455-2400
with a copy to:
Keller Rohrback L.L.P.
1201 Third Avenue
Suite 3200
Seattle, Washington 98101-3052
Attention: Glen P. Garrison
Facsimile:  (206) 623-3384

9.4            Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5            Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

               9.6            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7            Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Washington and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.  The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Washington.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.
9.8            Publicity. Neither Puget Sound nor Heritage shall, and neither Puget Sound nor Heritage shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Heritage, in the case of a proposed announcement or statement by Puget Sound, or Puget Sound, in the case of a proposed announcement or statement by Heritage; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10            Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11            Disclosure Schedule. Before entry into this Agreement, each party delivered to the other a schedule (each a "Disclosure Schedule") that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of Puget Sound, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, "Previously Disclosed" means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).
9.12            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Heritage and Puget Sound have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HERITAGE FINANCIAL CORPORATION

By: /s/Brian L. Vance
Name: Brian L. Vance
Title: President and Chief Executive Officer

PUGET SOUND BANCORP, INC.

By: /s/James R. Mitchell, Jr.
Name: James R. Mitchell, Jr.
Title: President and Chief Executive Officer

EXHIBIT A

Voting Agreement

_______ ___, 2017

Heritage Financial Corporation
201 Fifth Avenue SW
Olympia, Washington 98501

Attention:  Brian L. Vance, President

Dear Ladies and Gentlemen:

The undersigned (the "Shareholder") owns shares, either of record or beneficially, of the common stock of Puget Sound Bancorp, Inc. ("Puget Sound").  The Shareholder understands that Heritage Financial Corporation ("you" or "Heritage") and Puget Sound are simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of Puget Sound with and into Heritage (the "Merger"), in which the outstanding shares of common stock of Puget Sound  will be exchanged for Heritage common stock.

The Shareholder is entering into this Voting Agreement to induce Heritage to simultaneously enter into the Merger Agreement and to consummate the Merger.

The Shareholder confirms his or her agreement with Heritage as follows:

       1.   The Shareholder represents and warrants that the Shareholder is the sole or joint record or beneficial owner of that number of shares of common stock of Puget Sound which is set forth opposite the Shareholder's signature on this Voting Agreement (the "Shares"). The Shares include shares of Puget Sound common stock held jointly by the Shareholder with one or more family members, held in a grantor trust in which the Shareholder is the grantor and current income beneficiary or held by the Shareholder as a  fiduciary for one or more family members, but specifically excludes shares of Puget Sound common stock held by the Shareholder in a fiduciary capacity for a non-family member.

       2.    The Shareholder agrees that he or she will not sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to Heritage, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Heritage.

       3.    Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) all of the Shares;

(a)
in favor of the approval of the Merger Agreement and Merger and any action required in furtherance thereof at any meeting of shareholders of Puget Sound called to consider and vote on the Merger Agreement; and

(b)
against any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal (as defined in the Merger Agreement) at any meeting of shareholders called to consider and vote on the Meger Agreement.

       4.    The Shareholder represents and warrants to Heritage that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       5.    This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the transactions contemplated by the Merger Agreement by Puget Sound's shareholders; or (c) mutual agreement in writing of the parties hereto providing for the termination hereof.

       6.    The Shareholder agrees that he or she will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, at law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement.

       7.    Wherever in this Agreement there is a reference to a number of shares of stock, then, upon the occurrence of any recapitalization, subdivision, combination or stock dividend of such class of stock, the number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class of stock by such recapitalization, subdivision, combination or stock dividend.

    8. This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.

       9.    This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

       10.    The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

Appendix A, Exhibit A Page 2

       11.    This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       12.    The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Washington.

       13.    This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the death or incapacity of the Shareholder.

       14.    Nothing in this Voting Agreement shall be construed to give Heritage any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in Heritage any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and Heritage shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Puget Sound  or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

       15.    The Shareholder agrees that, in the event of his or her breach of any of the terms of this Voting Agreement, Heritage shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate Heritage for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

       16.    No provision of this Agreement shall preclude or in any way limit the Shareholder from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of Puget Sound .

       17.    The Shareholder hereby authorizes Puget Sound and Heritage to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement (as defined in the Merger Agreement) for the meeting of shareholders of Puget Sound called to consider and vote on the Merger Agreement the Shareholder's identity and ownership of the Shares and the nature of the Shareholder's obligations under this Voting Agreement.

Please confirm that the foregoing correctly states the understanding between the Shareholder and Heritage by signing and returning to the Shareholder a counterpart hereof.

Appendix A, Exhibit A Page 3

[Signature Page Follows.]
Appendix A, Exhibit A Page 4

Signature of Shareholder:

Number of Shares:
___________________________________
Very truly yours,
___________________________________
(Signature)

___________________________________
(Print Name of Shareholder)

___________________________________
(Print Name of Trust, if applicable)

Accepted and Agreed to as of this _____ day of [•], 2017:

HERITAGE FINANCIAL CORPORATION
By: ______________________________
Authorized Officer

Appendix A, Exhibit A Page 5

Addendum to Voting Agreement
(for execution where Shareholder
signs in fiduciary capacity)
This Addendum to Voting Agreement is attached to and made a part of that certain Voting Agreement dated [•], 2017 (the "Voting Agreement") between ____________________, as Trustee of the ____________________ Trust dated ____________________ (the "Trust"), and Heritage Financial Corporation.   The undersigned grantor (the "Grantor") of the Trust hereby represents and warrants to, and agrees with, Heritage Financial Corporation and the Shareholder as follows:
(1) Capitalized terms used, but not otherwise defined, in this Addendum shall have the respective meanings specified in the Voting Agreement.
(2) The Shareholder, as Trustee of the Trust, is the record owner of the Shares.
(3) The Grantor is the grantor and sole current income beneficiary of the Trust, with full power and authority to revoke the Trust.
(4) The Grantor ratifies, confirms and approves in all respects the execution and delivery of the Voting Agreement by the Shareholder, as Trustee of the Trust, irrespective of any conflict of interest that the Shareholder may have concerning the Voting Agreement, any such conflict of interest being hereby waived by the Grantor.
Signature of Grantor:
______________________________
(Signature)
______________________________
(Print Name)
Date Signed:_____________________

Appendix A, Exhibit A Page 6

EXHIBIT B

RESIGNATION, NON-COMPETE AND CONFIDENTIALITY AGREEMENT

This Resignation, Non-Compete and Confidentiality Agreement (this "Agreement") is entered into this ___ day of July, 2017 (but shall be effective at the Effective Time (as hereinafter defined)) by and between Heritage Financial Corporation ("Heritage") and __________ (the "Director").

WHEREAS, the Director is a member of the boards of directors of Puget Sound Bancorp, Inc. ("Puget Sound") and Puget Sound Bank (collectively the "Puget Sound Entities");

WHEREAS, the Director is the owner of shares of the common stock of Puget Sound;

WHEREAS, Puget Sound is simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") with Heritage, providing for, among other things, the merger of Puget Sound with and into Heritage (the "Merger");

WHEREAS, the Director is entering into this Agreement to induce Heritage to simultaneously enter into the Merger Agreement and to consummate the Merger; and

WHEREAS, the Director will derive significant pecuniary benefit from the consummation of the Merger by virtue of the Director being the owner of shares of common stock of Puget Sound.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Heritage and the Director hereby agree as follows:

1.           The Director does hereby resign as a member of the board of directors of Puget Sound at the effective time of the consummation of the Merger (the "Effective Time") and as a member of the board of directors of Puget Sound Bank at the time of the consummation of the merger of Puget Sound Bank with and into Heritage Bank.

2.          (a)               Heritage and the Director acknowledge and agree that: (i) various business connections, clientele and customers of the Puget Sound Entities have been established by the Puget Sound Entities and will be maintained at a great expense to Heritage; (ii) by virtue of the Director=s service as a member of the boards of directors of the Puget Sound Entities, the Director has become familiar with the identity and the business needs of the customers and clientele of the Puget Sound Entities; and (iii) Heritage will sustain great loss and damage if the Director violates the covenants and agreements hereinafter set forth, for which loss and damage Heritage does not have an adequate remedy at law.

       (b) Based on the foregoing, the Director hereby expressly covenants and agrees, which covenants and agreements are the essence of this Agreement, that for a period of eighteen (18) months from the Effective Time (the "Restricted Period"), the Director shall not, unless acting with the prior written consent of Heritage, whether for the Director's own benefit or for the benefit of any other person, firm, corporation or other business organization (i) refer any customers, including but not limited to loan, deposit and asset management customers, of the Puget Sound Entities to any financial institution other than the financial institution subsidiaries of Heritage; (ii) solicit the business or patronage of any customer of any of the Puget Sound Entities for any other person or entity for the purpose of providing services on behalf of any person or entity other than Heritage or any of its financial institution subsidiaries; (iii) solicit or induce any customer to terminate or reduce any aspects of its relationship with Heritage or any of its financial institution subsidiaries; (iv) participate as an officer, director, employee or consultant, or invest in any financial institution (other than the purchase of shares of a financial institution which shares do not represent more than 5% of the financial institution's outstanding capital stock), or financial institution in formation, in King, Pierce or Snohomish counties, or (v) directly or indirectly, solicit or offer employment to any officer or employee of Heritage or any of its subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, Heritage or any of its subsidiaries to terminate his, her or its employment or business relationship with Heritage or any of its subsidiaries.  For purposes of this section "financial institution" includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof).

(c)           The Director acknowledges and agrees that during the Restricted Period, he or she will not make any remarks or statements, whether orally or in writing, about Heritage or any of its subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory.  The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.

3.           The Director hereby further covenants and agrees that at all times after the Effective Time, he or she shall not use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity other than Heritage and its subsidiaries, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Puget Sound Entities or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of the Puget Sound Entities (including that which gives Puget Sound Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of the Puget Sound Entities; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is or comes into the public domain other than through the fault or negligence of the Director, (b) to any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Director under the Merger Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Director for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Director and his family.

Appendix A, Exhibit B Page 2

4.           If the Restricted Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

5.           The Director acknowledges that the restraints imposed under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if the Director should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement Heritage's remedies at law would be inadequate to compensate it for its damages.  The parties agree that in the event of any breach by the Director of any of the provisions of paragraph 2 or 3 of this Agreement, Heritage shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity.  In the event of any legal action between the Director and Heritage under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party.  Moreover, if the Director has violated any of the provisions of paragraph 2, Heritage's right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of paragraph 2.  If Heritage is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

6.           This Agreement shall be governed by the laws of the State of Washington.

7.           This Agreement represents the entire agreement between Heritage and the Director concerning its subject matter and may not be modified except by a written agreement signed by the parties.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.           This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

Appendix A, Exhibit B Page 3

10.           This Agreement shall be binding upon and inure to the benefit of the parties and Heritage's successors in interest.

Heritage Financial Corporation

___________________________________
By: Brian L. Vance
Its: President

Director

___________________________________
[Name]

Appendix A, Exhibit B Page 4

Appendix B

July 26, 2017

Board of Directors
Puget Sound Bancorp, Inc.
10500 Northeast Eighth Street, Suite 1500
Bellevue, WA 98004

Ladies and Gentlemen:

Puget Sound Bancorp, Inc. ("Puget Sound") and Heritage Financial Corporation ("Heritage") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Puget Sound will merge with and into Heritage with Heritage being the surviving corporation (the "Merger").  Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of common stock, no par value, of Puget Sound ("Puget Sound Common Stock") issued and outstanding immediately prior to the Effective Time, except for certain shares of Puget Sound Common Stock as specified in the Agreement, will be converted into the right to receive, a certain number of shares of Heritage common stock, no par value ("Heritage Common Stock")  equal to the Exchange Ratio.  As defined in the Agreement, the term "Exchange Ratio" means (i) if the Heritage Average Closing Price for the Determination Period is greater than or equal to $20.44 and less than or equal to $27.66, then the Exchange Ratio shall be 1.3200; (ii) if the Heritage Average Closing Price for the Determination Period is greater than $27.66, and (a) the quotient obtained by dividing the Heritage Average Closing Price for the Determination Period by $24.05 (such quotient the "Heritage Stock Price Ratio") is greater than (b) the quotient obtained by dividing the Final Index Price by the Initial Index Price (the "Index Ratio") after adding 0.15 to the Index Ratio, then the Exchange Ratio shall be the quotient, rounded to the nearest ten thousandth, obtained by dividing (I) $36.51 by (II) the Heritage Average Closing Price for the Determination Period; (iii) if the Heritage Average Closing Price for the Determination Period is greater than $27.66, and (a) the Heritage Stock Price Ratio is not greater than (b) the Index Ratio after adding 0.15 to the Index Ratio, then the Exchange Ratio shall be 1.3200; (iv) if the Heritage Average Closing Price for the Determination Period is less than $20.44, and (a) the Heritage Stock Price Ratio is less than (b) the Index Ratio after subtracting 0.15 from the Index Ratio, then the Exchange Ratio shall be (I) the quotient, rounded to the nearest ten-thousandth, obtained by dividing $26.98 by the Heritage Average Closing Price for the Determination Period if Heritage does not choose to adjust the Merger Consideration in accordance with the terms of the Agreement, or (II) 1.3200 if Heritage does choose to adjust the Merger

Consideration as set forth therein; or (v) if the Heritage Average Closing Price for the Determination Period is less than $20.44, and (a) the Heritage Stock Price Ratio is not less than (b) the Index Ratio after subtracting 0.15 from the Index Ratio, then the Exchange Ratio shall be 1.3200.  Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.  The terms and conditions of the Merger are more fully set forth in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Puget Sound Common Stock.

Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated July 24, 2017; (ii) certain publicly available financial statements and other historical financial information of Puget Sound that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Heritage that we deemed relevant; (iv) certain internal financial projections for Puget Sound for the years ending December 31, 2017 through December 31, 2019, as provided by the management of Puget Sound, as well as an estimated long-term earnings per share growth rate for the years thereafter, as directed by the management of Puget Sound; (v) publicly available consensus mean analyst earnings per share estimates for Heritage for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the management of Heritage and their representatives; (vi) the pro forma financial impact of the Merger on Heritage based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the management of Heritage and their representatives; (vii) the publicly reported historical price and trading activity for Puget Sound Common Stock and Heritage Common Stock, including a comparison of certain stock market information for Puget Sound Common Stock and Heritage Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Puget Sound and Heritage with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We also discussed with certain members of the management of Puget Sound the business, financial condition, results of operations and prospects of Puget Sound and held similar discussions with certain members of the management of Heritage regarding the business, financial condition, results of operations and prospects of Heritage.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Puget Sound or Heritage or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation.  We have relied on the assurances of the respective management of Puget Sound and Heritage that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Puget Sound or Heritage or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals.  We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Puget Sound or Heritage.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of Puget Sound or Heritage, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Puget Sound or Heritage.  We have assumed, with your consent, that the respective allowances for loan losses for both Puget Sound and Heritage are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O'Neill used certain internal financial projections for Puget Sound for the years ending December 31, 2017 through December 31, 2019, as provided by the management of Puget Sound, as well as an estimated long-term earnings per share growth rate for the years thereafter, as directed by the management of Puget Sound.  In addition, Sandler O'Neill used publicly available consensus mean analyst earnings per share estimates for Heritage for the years ending December 31, 2017 and December 31, 2018, as well as an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the management of Heritage and their representatives.  Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the management of Heritage and their representatives.  With respect to the foregoing information, the respective management of Puget Sound and Heritage confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective management as to the future financial performance of Puget Sound and Heritage, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved.  We express no opinion as to such information, or the assumptions on which such information is based.  We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Puget Sound or Heritage since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analysis that Puget Sound and Heritage will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Puget Sound, Heritage or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes.  Finally, with your consent, we have relied upon the advice that Puget Sound has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.  We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  We express no opinion as to the trading value of Heritage Common Stock at any time or what the value of Heritage Common Stock will be once it is actually received by the holders of Puget Sound Common Stock.
We have acted as Puget Sound's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger.  We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger.  Puget Sound has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-

pocket expenses incurred in connection with our engagement.  We have not received any compensation for any other investment banking services provided to Puget Sound in the two years preceding the date of this opinion.  We have not provided any investment banking services to Heritage in the two years preceding the date hereof.  In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Heritage and its affiliates.  We may also actively trade the equity and debt securities of Heritage and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Puget Sound in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Puget Sound as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger.  Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Puget Sound Common Stock and does not address the underlying business decision of Puget Sound to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Puget Sound or the effect of any other transaction in which Puget Sound might engage.  We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Puget Sound or Heritage, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder.  This opinion has been approved by Sandler O'Neill's fairness opinion committee.  This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Puget Sound Common Stock from a financial point of view.

Very truly yours,

Appendix C
DISSENTERS' RIGHTS UNDER THE WASHINGTON BUSINESS CORPORATION ACT
Chapter 13 of the Washington Business Corporation Act
RCW 23B.13.010 Definitions. As used in this chapter:
(1)	"Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(2)	"Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.
(3)
"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)
"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)
"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	"Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(7)	"Shareholder" means the record shareholder or the beneficial shareholder.
RCW 23B.13.020 Right to dissent.
(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:
a.
Consummation of a Plan of Merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

b.	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
c.
Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

d.
An amendment of the articles of incorporation , whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder's shares in exchange for cash or other consideration other than shares of the corporation; or

e.
Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)
A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)	The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:
a.	The proposed corporate action is abandoned or rescinded;
b.	A court having jurisdiction permanently enjoins or sets aside the corporate action; or
c.	The shareholder's demand for payment is withdrawn with the written consent of the corporation.
RCW 23B.13.030 Dissent by nominees and beneficial owners.
(1)
A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:
a.
The beneficial shareholder submits to the corporation the record shareholder's consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

b.	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
RCW 23B.13.200 Notice of dissenters' rights.
(1)
If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(2)
If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters' rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210 Notice of intent to demand payment.
(1)
If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220 Dissenters' rights-Notice.
(1)
If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)	The notice must be sent within ten days after the effective date of the corporate action, and must:
a.	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
b.	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
c.
Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

d.
Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

e.	Be accompanied by a copy of this chapter.
RCW 23B.13.230 Duty to demand payment.
(1)
A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates, all in accordance with the terms of the notice.

(2)
The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)
A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240 Share restrictions.
(1)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)	The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.
RCW 23B.13.250 Payment.
(1)
Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

(2)            The payment must be accompanied by:
a.
The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

b.	An explanation of how the corporation estimated the fair value of the shares;
c.	An explanation of how the interest was calculated;
d.	A statement of the dissenter's right to demand payment under RCW 23B.13.280; and
e.	A copy of this chapter.
RCW 23B.13.260 Failure to take action.
(1)
If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)
If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.
(1)
A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)
To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.
(1)
A dissenter may deliver a notice to the corporation informing the corporation of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

a.
The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

b.	The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or
c.
The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)
A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 23B.13.300 Court action.
(1)
If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)
The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)
The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)
The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)
Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.
(1)
The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
a.	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

b.
Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.